SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

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☐	Soliciting Material Pursuant to Section 240.14a-12

CHATEAU COMMUNITIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Chateau Communities, Inc.

6160 South Syracuse Way

Greenwood Village, Colorado 80111

August 26, 2003

Dear Stockholders:

We cordially invite you to attend a special meeting of the stockholders of Chateau Communities, Inc. to be held at The University Club, located at 1 West 54th Street, New York, New York, on Tuesday, September 30, 2003, at 9:30 a.m. local time.

At the special meeting, we will ask you to consider and approve the Agreement and Plan of Merger, dated as of May 29, 2003, by and among Chateau Communities, Inc., ROC Communities, Inc., CP Limited Partnership, Hometown America, L.L.C. and Hometown America Holdings, L.L.C., including the merger of Chateau Communities, Inc. with and into a wholly owned subsidiary of Hometown America, L.L.C. and the other transactions contemplated by the merger agreement. In the merger, each holder of our shares of common stock will be entitled to receive $29.25 per share in cash without interest. In addition, the merger agreement authorizes the payment of regular, quarterly dividends to holders of our common stock, pro-rated up to the closing date of the merger.

The Board of Directors of Chateau Communities, Inc. evaluated the merger agreement and the transactions contemplated by the merger agreement, including the merger, and unanimously determined that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of Chateau Communities, Inc. and our stockholders and unanimously recommends that our stockholders vote FOR approval of the merger agreement, including the merger of Chateau Communities, Inc. with and into a wholly owned subsidiary of Hometown America, L.L.C. and the other transactions contemplated by the merger agreement.

The merger must be approved by holders of at least two-thirds of our outstanding common stock. If the merger is so approved, the closing of the merger is to occur no later than the third business day after the closing conditions to the merger agreement are satisfied or waived by us and Hometown America, L.L.C. (or such other time as mutually agreed by us and Hometown America, L.L.C.).

The accompanying notice of special meeting of stockholders and proxy statement explain the merger transaction and provide specific information concerning the special meeting. Please give all of this information your careful attention. Your vote on these matters is very important. Whether or not you plan to attend the special meeting, please sign, date and return as soon as possible the enclosed proxy card in the postage-paid envelope provided. Properly returning a signed proxy card, or giving proxy authorization by the Internet or telephone, will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting. If you fail to vote by proxy or in person, or fail to instruct your broker on how to vote, it will have the same effect as a vote against the merger.

Some of our officers and directors have interests and arrangements that may be different from, or in addition to, your interests as Chateau Communities, Inc. stockholders. These interests are summarized under the heading “Interests of Directors and Officers in the Merger” on page 41 of the enclosed proxy statement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE TRANSACTIONS, PASSED UPON THE FAIRNESS OR MERITS OF THESE TRANSACTIONS, OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Sincerely,

/s/ Steven J. Sherwood

Steven J. Sherwood

Chairman of the Board

Chateau Communities, Inc.

6160 South Syracuse Way

Greenwood Village, Colorado 80111

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on Tuesday, September 30, 2003

To our Stockholders:

NOTICE IS HEREBY GIVEN that a special meeting of our stockholders will be held at The University Club, located at 1 West 54th Street, New York, New York, on Tuesday, September 30, 2003, at 9:30 a.m. local time. At the special meeting, stockholders will act on the following matters:

(1)	To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of May 29, 2003, by and among Chateau Communities, Inc., ROC Communities, Inc., CP Limited Partnership, Hometown America, L.L.C. and Hometown America Holdings, L.L.C., including the merger of Chateau Communities, Inc. with and into a wholly owned subsidiary of Hometown America, L.L.C., and the other transactions contemplated by the agreement and plan of merger, all in the manner described in the enclosed proxy statement; and

(2)	To consider and vote upon any other matters that properly come before the special meeting and any adjournments or postponements of that special meeting.

All holders of record of shares of common stock at the close of business on August 22, 2003 are entitled to notice of, and to vote at, the special meeting or any postponements or adjournments of the special meeting. We hope all stockholders will attend the special meeting in person. To ensure your representation at the special meeting, whether or not you plan to attend the special meeting in person, we urge you to complete, date and sign the enclosed proxy and return it in the enclosed postage-prepaid envelope provided for that purpose by September 26, 2003. By returning your proxy promptly, you can help us avoid the expense of further proxy solicitations. To make it easier for you to vote, we also offer Internet and telephone proxy authorization, as indicated on the enclosed proxy. Prior to being voted, the proxy may be withdrawn in the manner specified in the enclosed proxy statement. If you attend the special meeting, you may vote in person even if you have already properly returned a proxy or given a proxy via telephone or the Internet.

Our Board of Directors has unanimously approved the terms of the merger agreement and the transactions contemplated by it, including the merger, and unanimously determined that such terms and transactions, including the merger, are advisable and in the best interests of Chateau Communities, Inc. and our stockholders and unanimously recommends that you vote FOR approval of the merger agreement, including the merger and the other transactions contemplated by the merger agreement.

We encourage you to read this proxy statement carefully. If you have any questions or need assistance, please call our proxy solicitor, D.F. King & Co., Inc., at (888) 887-1266. In addition, you may obtain information about us from the documents that we have filed with the Securities and Exchange Commission. You may also retrieve financial information from our website at www.chateaucomm.com.

This notice and proxy statement was first mailed to stockholders on or about August 26, 2003.

By order of the Board of Directors,

/s/ Tamara D. Fischer

Tamara D. Fischer

Secretary

August 26, 2003

Greenwood Village, Colorado

YOUR VOTE IS IMPORTANT. PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN YOUR
PROXY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE, WHETHER OR NOT YOU PLAN
TO ATTEND THE SPECIAL MEETING. PLEASE DO NOT SEND YOUR STOCK CERTIFICATES
AT THIS TIME.

i

CHATEAU COMMUNITIES, INC.

6160 South Syracuse Way

Greenwood Village, Colorado 80111

PROXY STATEMENT

Special Meeting of Stockholders

To Be Held On Tuesday, September 30, 2003

This proxy statement contains information related to the special meeting of stockholders of Chateau Communities, Inc., a Maryland corporation, to be held at The University Club, located at 1 West 54th Street, New York, New York, on Tuesday, September 30, 2003, at 9:30 a.m. local time, and any postponements or adjournments thereof.

We hope all stockholders will attend the special meeting in person. To ensure your representation at the special meeting, whether or not you plan to attend the special meeting in person, we urge you to complete, date and sign the enclosed proxy and return it in the enclosed postage-prepaid envelope provided for that purpose by September 26, 2003. By returning your proxy promptly, you can help us avoid the expense of further proxy solicitations. To make it easier for you to vote, we also offer Internet and telephone proxy authorization, as indicated on the enclosed proxy. Prior to being voted, the proxy may be withdrawn in the manner specified in this proxy statement. If you attend the special meeting, you may vote in person even if you have already returned a proxy or given a proxy via telephone or the Internet.

SUMMARY TERM SHEET

This summary term sheet highlights selected information in this proxy statement and may not contain all of the information that is important to you. To understand the transactions fully and for a more complete description of the legal terms of the transactions contemplated by the merger agreement, you should carefully read this entire document as well as the additional documents to which it refers, including the merger agreement, which is attached to this proxy as Exhibit A and incorporated herein by reference. For instructions on obtaining more information, see “Where You Can Find More Information” on page 65. We have included page references to direct you to a more complete description of the topics presented in this summary. This proxy statement is first being mailed on or about August 26, 2003 to our stockholders of record as of the close of business on August 22, 2003.

•	The Special Meeting – See page 14

•	General – This proxy statement is being furnished to the holders of shares of our common stock for use at the special meeting, and at any adjournments or postponements thereof, in connection with the approval of the Agreement and Plan of Merger, dated as of May 29, 2003, by and among our company, ROC Communities, Inc., CP Limited Partnership, Hometown America, L.L.C. and Hometown America Holdings, L.L.C., including the merger of Chateau Communities, Inc. with and into a wholly owned subsidiary of Hometown America, L.L.C., and the other transactions contemplated by the merger agreement, all in the manner described in this proxy statement. The special meeting will be held at The University Club, located at 1 West 54th Street, New York, New York, on Tuesday, September 30, 2003 at 9:30 a.m. local time.

•	Vote Required – The proposal for the approval of the merger substantially on the terms set forth in the merger agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of our common stock. If you fail to vote by proxy or in person, or fail to instruct your broker on how to vote, it will have the same effect as a vote against the merger.

•	Record Date and Quorum Requirement

•	We have set the close of business on August 22, 2003 as the record date for determining those stockholders who are entitled to notice of, and to vote at, the special meeting.

•	The presence at the special meeting, in person or by proxy, of the holders of a majority of the aggregate number of shares of our common stock outstanding on the record date will constitute a quorum, allowing us to conduct the business of the special meeting.

•	Revocation of Proxies

•	Even after you have properly submitted your proxy card, or given your proxy by phone or the Internet, you may change your vote at any time before the proxy is exercised by delivering to our Secretary either a notice of revocation or a duly executed proxy bearing a later date. In addition, the powers of the proxy holders will be suspended with respect to your proxy if you attend the special meeting in person and so request. Attendance at the special meeting will not by itself revoke a previously granted proxy.

•	Payment Procedures

•	Promptly after the completion of the transactions, you will receive a letter of transmittal describing how you may exchange your stock certificates for the merger consideration. At that time, you must send in your stock certificates with your completed letter of transmittal to the paying agent. You should not send your stock certificates to us or anyone else until you receive these instructions. Promptly after surrendering your stock certificates and such other documents identified in the instructions, you will receive payment of your portion of the transaction consideration in exchange for your shares.

•	The Parties to the Transactions – See page 19

•	Chateau Communities, Inc. – Chateau Communities, Inc. (sometimes referred to in this proxy statement as “we,” “us,” “our” or our “company”) is a Maryland corporation and a real estate investment trust (REIT). Together with our subsidiary, ROC Communities, Inc., a Maryland corporation, we conduct substantially all of our business operations through, and hold the general partner interest in, our operating partnership, CP Limited Partnership, a Maryland limited partnership. We were formed in Maryland on August 25, 1993 as Chateau Properties, Inc. Our main office is located at 6160 South Syracuse Way, Greenwood Village, Colorado and our telephone number is (303) 741-3707. Our common stock is listed on the New York Stock Exchange under the symbol “CPJ.”

•	ROC Communities, Inc. – ROC Communities, Inc. is a Maryland corporation and a REIT. ROC Communities, Inc. holds a general partner interest in CP Limited Partnership. ROC Communities, Inc. was acquired by our company on February 12, 1997. ROC Communities, Inc.’s main office is located at 6160 South Syracuse Way, Greenwood Village, Colorado and its telephone number is (303) 741-3707.

•	CP Limited Partnership – CP Limited Partnership is a Maryland limited partnership, of which we and ROC Communities, Inc. are the general partners. CP Limited Partnership’s properties consist of 229 manufactured housing communities containing approximately 73,700 homesites and 1,359 park model/RV sites. CP Limited Partnership also fee manages two manufactured housing communities containing 377 homesites. CP Limited Partnership was formed in September 1993.

•	Hometown America Holdings, L.L.C. – Hometown America Holdings, L.L.C. (sometimes referred to in this proxy statement as “Holdings”) is a Delaware limited liability company that owns substantially all of the membership interests in Hometown America, L.L.C. The membership interests in Hometown America Holdings, L.L.C. are owned by its managing member, Hometown Residential Manager, L.L.C. (an entity controlled by Richard G. Cline, Jr.) and by the Washington State Investment Board (an agency of the State of Washington). The unfunded portion of a capital commitment to Holdings approved by the Washington State Investment Board, together with cash and cash equivalents available to Hometown and Holdings, exceeds $800 million. This unfunded portion of the capital commitment to Holdings is available to be applied toward payment of the merger consideration.

•

Hometown America, L.L.C. – Hometown America, L.L.C. (sometimes referred to in this proxy statement as “Hometown”), a Delaware limited liability company, is one of the largest privately held owners and operators of manufactured housing communities. Hometown owns and operates 45 manufactured housing communities, containing 15,000 homesites in 15 states, making it one of the top ten operators in the United States. Hometown is managed by its managing member, Hometown Residential Manager, L.L.C., a Delaware limited liability company. Hometown’s main office is located at 150 North Wacker Drive, Chicago, Illinois and its telephone number is (312) 499-3600.

•	The Transactions – See page 21

•	Merger – At the special meeting, our stockholders will be asked to approve the Agreement and Plan of Merger, dated as of May 29, 2003 (which is sometimes referred to in this proxy statement as the “merger agreement”), by and among our company, ROC Communities, Inc., CP Limited Partnership, Hometown and Holdings, including the merger of our company with and into a subsidiary of Hometown (which is sometimes referred to in this proxy statement as the “Merger Sub”), with the Merger Sub remaining as the surviving entity (which is sometimes referred to in this proxy statement as the “merger”), and the other transactions contemplated by the merger agreement.

•	Partnership Merger – Pursuant to the merger agreement, a subsidiary of Merger Sub will merge with and into CP Limited Partnership (which is sometimes referred to in this proxy statement as the “partnership merger”). CP Limited Partnership will survive this merger. The term “Surviving Partnership” is sometimes used in this proxy statement to describe CP Limited Partnership as the surviving entity following the partnership merger. Merger Sub, alone or together with one or more other Hometown affiliates, will be the sole general partner(s) of the Surviving Partnership.

•	ROC Merger – Prior to the merger, ROC Communities, Inc. will merge with and into our company (which is sometimes referred to in this proxy statement as the “ROC merger”). We will survive the ROC merger. The sole merger consideration in the ROC merger received by the stockholders of ROC Communities, Inc. will be shares of our common stock. The maximum aggregate amount of shares of our common stock to be issued in the ROC merger (other than shares issued to us in our capacity as a stockholder of ROC Communities, Inc., which will be cancelled in this merger for no consideration) will be 1,000 shares.

•	Sequence of Transactions

•	It is anticipated that the sequence for consummation of the transactions will be the ROC merger occurring first, the partnership merger occurring second and the merger occurring third.

•	Merger Consideration

•

In the merger, each outstanding share of our common stock will be converted into the right to receive $29.25 in cash without interest. The merger consideration is fixed and will not be adjusted for changes in the price of our common stock prior to the closing date of the merger. In addition, the merger agreement authorizes the payment of regular, quarterly dividends to the holders of our common stock, pro-rated up to the closing date of the merger. Our Board authorized and we declared a quarterly dividend in the amount of $0.55 per share on May 15, 2003, which was paid on July 15, 2003 to our stockholders of record on June 30, 2003. Based on an anticipated special meeting and anticipated closing date of Tuesday, September 30, 2003, we expect to declare an additional dividend of $0.55 per share on our common stock prior to the closing of the merger, which will cover the period from July 1, 2003 through September 30, 2003.

•	The holders of common limited partnership units in CP Limited Partnership will also be entitled to receive either cash in the amount of $29.25 per common limited partnership unit or, in accordance with the terms and subject to the conditions specified in the merger agreement, if the holder of such common limited partnership unit so elects and is eligible, 8% Rate Resetting Cumulative Redeemable Preferred Partnership Units (sometimes referred to in this proxy statement as the “Series M Preferred Units”) of the Surviving Partnership.

•	Vote Required

•	The proposal for approval of the merger requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of our common stock. A properly executed proxy marked “ABSTAIN” will be counted for purposes of determining whether there is a quorum present but will not be voted. An abstention, therefore, will have the effect of a vote against the merger.

•	If you hold your shares of our common stock in “street name” (that is through a broker or other nominee), your broker or nominee will not vote your shares of common stock unless you provide instructions on how to vote. You should instruct your broker how to vote your shares of common stock by following the directions your broker provides. If you do not provide instructions to your broker, your shares of common stock will not be voted and this will have the same effect as a vote against the proposal to approve the merger agreement, including the merger and the other transactions contemplated by the merger agreement.

•	Voting Agreements – See page 58

•	Pursuant to separate voting agreements between Hometown and certain of our directors and officers, including Steven J. Sherwood, John A. Boll, C.G. Kellogg, James A. Williams, Rees F. Davis, Jr., Tamara D. Fischer, Edward R. Allen, James M. Hankins, Robert K. Jordan, Rhonda Hogan, James T. Mestdagh and Keith Cobb, such directors and officers agreed to vote all shares of our common stock which he or she owns as of the record date in favor of the merger agreement, including the merger and the other transactions contemplated by the merger agreement, and granted Hometown a proxy to vote all such shares with respect thereto.

•	As of May 29, 2003, the date of the voting agreements, such directors and officers beneficially owned in the aggregate 3,644,138 shares of our common stock, representing approximately 12.1% of the combined issued and outstanding shares.

•	The voting agreements terminate on the earlier to occur of the termination of the merger agreement in accordance with its terms or the consummation of the merger. In addition to holding proxies for these 3,644,138 shares of our common stock, as of the record date Hometown beneficially owns 1,414,000 shares of our common stock.

•	Conditions to the Merger – See page 52

•	The merger is subject to the approval of our stockholders, as well as other customary conditions. However, the merger is not conditional on Hometown obtaining financing for the merger consideration.

•	If our stockholders do not approve the merger agreement, including the merger and the other transactions contemplated by the merger agreement, or the merger agreement is otherwise abandoned, then the proposed merger will not occur. If our stockholders approve the merger agreement, including the merger and the other transactions contemplated by the merger agreement, and the conditions to the merger agreement are satisfied or waived, then we intend to consummate the merger as soon as practicable following the special meeting.

•	Unanimous Recommendation of our Board of Directors – See page 33

•	Our Board unanimously recommends that you vote FOR approval of the merger agreement, including the merger and the other transactions contemplated by the merger agreement. After an evaluation of a variety of business, financial and other factors and consultation with our legal and financial advisors at a special meeting on May 28, 2003, our Board determined that the merger was advisable, fair to, and in the best interests of our company and our stockholders and the holders of common limited partnership units of CP Limited Partnership. At this special meeting, our Board unanimously approved the merger and the merger agreement and the other transactions contemplated thereby, and unanimously voted to recommend that our stockholders vote FOR approval of the merger agreement, including the merger and the other transactions contemplated by the merger agreement.

•	Reasons for the Merger

•	In deciding to approve the merger and the merger agreement, our Board considered a number of factors, both potentially positive and potentially negative, with respect to the merger.

Some of the potentially positive factors considered include:

•	Premium – The merger consideration represents a significant premium over the historical and recent market price of our common stock, representing:

•	a $4.00, or 15.8%, premium over the closing price of our common stock on the trading day prior to the public announcement of the merger;

•	an $8.94, or 44.0%, premium over the closing price of our common stock one month prior to the public announcement of the merger; and

•	a $7.85, or 36.7%, premium over the closing price of our common stock six months prior to the public announcement of the merger.

•

Best Alternative – Our Board believes that the merger represents a more desirable alternative for our stockholders than continuing to operate as an independent public company. In addition, our Board determined that the transactions described in the merger agreement represent the alternative that is in the best interests of our stockholders and the holders of common limited partnership units of CP Limited Partnership, as described further under the heading “Recommendation of our Board of Directors and Reasons for the Merger” on page 33

•	No Refinancing Required – Consummating the merger obviates the need of our company to refinance approximately $322 million of indebtedness that matures during 2004.

•	Favorable Market Conditions – Our Board determined that the merger allows our company to take advantage of an unusually favorable interest rate environment which, despite declining property performance in many of our markets, has pushed the values of our properties to historically high levels as measured by traditional real estate valuation metrics.

•	Probability of Completion – There is a high probability of completion of the transactions contemplated by the merger agreement.

•	Low Execution Risk – The merger agreement permits our Board to receive unsolicited inquiries and proposals regarding other potential business combinations and, subject to the satisfaction of certain conditions and the payment of a $40 million break-up fee to Hometown and reimbursement for Hometown’s out-of-pocket expenses (in an amount not to exceed $15 million), to enter into an agreement with respect to a superior competing transaction with a third party.

Some of the potentially negative factors considered include:

•	No Further Interest – Upon completion of the merger, our stockholders will no longer share in the future performance of our company or receive quarterly dividends; our stockholders received quarterly dividends of $0.55 per share for each of the quarters ended September 30, 2002, December 31, 2002, March 31, 2003 and June 30, 2003.

•	Tax Consequences – The merger will be a taxable transaction for our stockholders and the holders of common limited partnership units of CP Limited Partnership who do not qualify or do not elect to receive the Series M Preferred Units of the Surviving Partnership.

•	Costs – There are significant costs to our company involved in connection with completing the merger, which our company may be required to bear in the event that the merger is not consummated, including costs related to refinancing approximately $322 million of indebtedness that matures during 2004.

•	Alternative Proposals – We are prohibited from soliciting alternative proposals from other potential purchasers of our company.

•	Directors’ and Officers’ Other Interests – Certain of our directors and executive officers have interests in the merger that differ from or are in addition to (and therefore may conflict with) your interests as a stockholder, as discussed under the heading “Interests of Directors and Officers in the Merger” on page 41.

In view of the wide variety of factors considered by our Board, our Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered. Our Board viewed its position and recommendation as being based on the totality of the information presented to, and considered by, it. After taking into consideration all the factors set forth above, our Board determined that the potential benefits of the merger substantially outweighed the potential detriments associated with the merger.

•	Fairness Opinion of Goldman, Sachs & Co. – See page 36

•	Goldman, Sachs & Co. rendered its oral opinion to our Board, which was subsequently confirmed in writing, that, as of the date of the written fairness opinion and based upon and subject to the factors and assumptions set forth therein, the $29.25 in cash to be received for each outstanding share of our common stock pursuant to the merger agreement is fair from a financial point of view to the holders of such shares. In rendering its opinion, Goldman, Sachs & Co. did not opine on the consideration to be received by the holders of common limited partnership units of CP Limited Partnership or the consideration to be received by the holders of 8.125% Series A Cumulative Redeemable Preferred Units of CP Limited Partnership (which are sometimes referred to in this proxy statement as the “8.125% Series A Units”).

•	The full text of the written opinion of Goldman, Sachs & Co., dated May 29, 2003, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Exhibit B. You should read the opinion in its entirety. Goldman, Sachs & Co. provided its opinion for the information and assistance of our Board in connection with its consideration of the merger contemplated by the merger agreement. The Goldman, Sachs & Co. opinion is not a recommendation as to how you should vote with respect to the merger.

•	Appraisal Rights

•	Under Maryland law, because our common stock is listed on the New York Stock Exchange, appraisal rights are not available to holders of our common stock in connection with the merger.

•	Interests of our Directors and Officers – See page 41. Some of our officers and directors have interests and arrangements that may be different from, or in addition to (and therefore may conflict with), your interests as our stockholders, including:

•

In connection with the merger and pursuant to the merger agreement, all outstanding, unvested stock options under our option plans, including those options held by our officers, will become fully vested and exercisable. Options held by our directors vest upon issuance. In accordance with the terms of the merger agreement, any unexercised options held by our directors and officers as of the closing of the merger will be exchanged for cash in an amount equal to (i) the excess of the merger consideration payable with respect to a share of our common stock over the stock option exercise price multiplied by (ii) the number of shares subject to the stock option. If the exercise price of any such unexercised option exceeds the merger consideration, such option will be cancelled for no consideration immediately following the merger. As a result, our directors and officers will be entitled to receive an aggregate amount of $3,432,502 with respect to all of their existing stock options. In addition, restrictions and forfeiture provisions on all shares of our common stock held by executive officers shall lapse. The total value (based on the merger consideration) of such shares held by all executive officers as a group is $1,023,750.

•	Our employment agreements with Rees F. Davis, Jr., C.G. Kellogg and Tamara D. Fischer (who are, respectively, our Chief Executive Officer, Executive Vice President and Chief Financial Officer), which were last amended on May 27, 2003, provide that, upon any termination of employment (other than due to death, disability or retirement), during the six-month period before, the one-year period after, or otherwise in anticipation of, a change of control, each of these officers will receive (i) a cash payment equal to three times the sum of (A) such officer’s annual salary and (B) a termination bonus; (ii) for a period of three years after termination of employment, continuing health benefits under our health plans and programs as such officers would have received under their employment agreements; (iii) an amount reasonably equivalent economically to the pension benefits such officers would have received if they had remained employed for such three-year period; and (iv) a payment in lieu of continued car allowance payments. Execution of the merger agreement constitutes a change of control under these three agreements, and Hometown has agreed that the merger will constitute a change of control under these three agreements.

•	Under our Change-of-Control Severance Plan, fourteen officers will be entitled to severance pay and health benefits (described under the heading “Interests of Directors and Officers in the Merger” on page 41) in the event of certain qualifying terminations of employment. The maximum amount of severance payments and supplemental severance pay that our executive officers and these fourteen officers as a group (including Rees F. Davis, Jr., Tamara D. Fischer, C.G. Kellogg, Michael Casinelli, John Fernie, Wayne Loper, Walter Moreland, Ronald Morris, Lori Palazzolo, Janice Thompson, James Anderson, Glenn Davis, Meghan Depsky, Brian Fennelly, Gary McClanahan, Steve Schaub and Christine Stopps) may be entitled to receive pursuant to the severance arrangements is $6,443,796. In addition, if any amounts payable to any of these officers under these arrangements or otherwise are subject to the excise tax under section 4999 of the U.S. tax code, an additional payment will be made to such officer so that after the payment of all income and excise taxes, the officer will be in the same after-tax position as if no excise tax under section 4999 had been imposed.

•	Certain of our directors and officers (including Steven J. Sherwood (who, together with his affiliates, beneficially owns 659,789 of common limited partnership units of CP Limited Partnership), John A. Boll (who recently retired as the Chairman of our Board and who, together with his affiliates, beneficially owns 685,482 of common limited partnership units of CP Limited Partnership) and James A. Williams (who, together with his affiliates, beneficially owns 337,809 of common limited partnership units of CP Limited Partnership)) will, subject to the satisfaction of certain conditions described herein, have the option of deferring their tax liabilities with respect to their units that would otherwise arise as a result of the transactions contemplated by the merger agreement.

•	Material Federal Income Tax Considerations – See page 60

•	The merger will have tax consequences for you. The receipt of cash in exchange for your shares of our common stock will be taxable for federal income tax purposes. Your tax consequences will depend on your personal situation. You are urged to consult your own tax advisor for a full understanding of the tax consequences of the merger to you. For a more detailed description of the material federal income tax consequences of the merger, see “Material Federal Income Tax Considerations” on page 60.

•	Solicitation and Termination of the Merger Agreement – See page 51

•	The merger agreement permits our Board to receive unsolicited inquiries and proposals regarding other potential business combinations and, to the extent required by its legal duties to our stockholders, to negotiate and provide information to third parties with respect to any such proposals that a majority of our entire Board determines after consultation with its financial advisor, in good faith, taking into account financial considerations and other relevant factors, including relevant legal, financial, tax, regulatory and other aspects of such proposal, and the conditions, prospects and time required for completion of such proposal, to be more favorable than the merger and the partnership merger to our stockholders and the holders of common limited partnership units of CP Limited Partnership and, subject to the satisfaction of certain conditions, to enter into an agreement with respect to a superior competing transaction with a third party, subject to the payment of a $40 million break-up fee to Hometown and reimbursement for Hometown’s out-of-pocket expenses (in an amount not to exceed $15 million). For more information see “The Merger Agreement—Termination of the Merger Agreement” on page 54 and “The Merger Agreement—Break-Up Fees and Expenses” on page 55.

•	Partnership Merger – See page 21

•	Immediately prior to the consummation of the merger, a wholly owned subsidiary of Merger Sub will merge with and into CP Limited Partnership. CP Limited Partnership will survive the partnership merger. Merger Sub, alone or together with one or more other Hometown affiliates, will be the sole general partner(s) of CP Limited Partnership following the Merger.

•	In connection with the partnership merger, the holders of common limited partnership units of CP Limited Partnership will exchange their units for either $29.25 in cash without interest per unit or, in certain circumstances, for the Series M Preferred Units as described below. Because many holders of common limited partnership units will face substantial tax recapture in the event that their units are converted into cash, the merger agreement offers to the holders of common limited partnership units who are “accredited investors” under the Securities Act of 1933, as amended, and meet certain other criteria, with an option to defer their substantial tax liabilities by exchanging their common limited partnership units, in lieu of $29.25 in cash, for the Series M Preferred Units. In order to participate in this exchange, a holder must qualify as an “Eligible OP Unit Holder,” and satisfy certain other conditions, as described in this proxy statement. As of the date of this proxy statement, there were 5,252,614 common limited partnership units outstanding. We believe that in excess of 99.5% of common limited partnership units are or will be held by accredited investors who will qualify as Eligible OP Unit Holders.

•	Under the terms of the merger agreement, we will offer to redeem the 8.125% Series A Units in accordance with the Agreement of Limited Partnership of CP Limited Partnership. This redemption will be effective at or immediately prior to the effective date of the merger or such other date as agreed to by the holders of the 8.125% Series A Units and us. The partnership merger will be effected concurrently with the effectiveness of this redemption. In certain circumstances, if agreed by such holders and us, the transaction involving the 8.125% Series A Units may be structured as a purchase, including by Hometown or one of its affiliates, rather than a redemption. As of the date of this proxy statement, there were 1,500,000 8.125% Series A Units outstanding.

•	The Series M Preferred Units – See page 22

The Series M Preferred Units of the Surviving Partnership have the following key terms:

•	each Series M Preferred Unit is entitled to a quarterly preferred return in an amount equal to $29.25, multiplied by the applicable coupon rate for each such period; the initial coupon rate for the period through December 31, 2005 is 8% per annum and, commencing December 31, 2005, and on each December 31 thereafter until December 31, 2018, the coupon rate for the next succeeding calendar year will be reset to (i) a rate ranging from 7.75% for the year 2006 to 9.08% for year 2019, if the aggregate amount of consolidated indebtedness of the Surviving Partnership and its subsidiaries as of such date, does not exceed 60% of the aggregate value of the assets of the Surviving Partnership and its subsidiaries as of such date, or (ii) a rate ranging from 8.25% for the year 2006 to 9.67% for the year 2019, if the aggregate amount of consolidated indebtedness of the Surviving Partnership and its subsidiaries as of such date exceeds 60% of the aggregate value of the assets of the Surviving Partnership and its subsidiaries as of such date;

•	each Series M Preferred Unit carries a liquidation preference of $29.25 per unit plus any accrued and unpaid preferred return as of the date of determination, which amount is sometimes referred to in this proxy statement as the “Series M liquidation preference;”

•	each Series M Preferred Unit will be convertible, during the period commencing on the thirteenth anniversary and ending on the calendar day immediately preceding the fifteenth anniversary of the closing of the partnership merger, into the number of common limited partnership units of the Surviving Partnership determined by dividing the Series M liquidation preference by the value (as determined in accordance with the applicable provisions of the limited partnership agreement of the Surviving Partnership) of each common limited partnership unit of the Surviving Partnership as of the date of such conversion;

•	all Series M Preferred Units, if any, outstanding as of the sixteenth anniversary of the closing of the partnership merger, will automatically be converted into the number of common limited partnership units of the Surviving Partnership determined by dividing the Series M liquidation preference per each Series M Preferred Unit by the value (as determined in accordance with the applicable provisions of the limited partnership agreement of the Surviving Partnership) of common limited partnership units of the Surviving Partnership as of the date of such conversion;

•	at any time from and after the second anniversary of the closing of the partnership merger, any holder of Series M Preferred Units may require the Surviving Partnership to redeem such units, subject to certain volume requirements, at a per-unit redemption price, payable in cash, equal to the Series M liquidation preference;

•	on or after the earlier to occur of (i) the fifteenth anniversary of the closing of the partnership merger and (ii) the voluntary sale, conveyance, lease, exchange or transfer of all or substantially all of the property or assets of the Surviving Partnership, the consolidation or merger or other business combination of the Surviving Partnership with any entity or the voluntary or involuntary liquidation, dissolution or winding-up of the Surviving Partnership, each Series M Preferred Unit will be redeemable, at the Surviving Partnership’s option, at a redemption price, payable in cash, equal to the Series M liquidation preference per each Series M Preferred Unit;

•	unless otherwise provided by applicable law, the holders of Series M Preferred Units will not have any voting rights or rights to consent to any matter requiring the consent or approval of the partners of the Surviving Partnership, except for certain matters described in the limited partnership agreement of the Surviving Partnership;

•	at all times while any Series M Preferred Units remain outstanding, the amount by which the value of the assets of the Surviving Partnership and its subsidiaries exceeds the aggregate amount of consolidated indebtedness of the Surviving Partnership and its subsidiaries may not be less than 150% of the aggregate Series M liquidation preference of the outstanding Series M Preferred Units; and

•	for as long as any Series M Preferred Units remain outstanding and either or both of Hometown and Holdings continue to be affiliates of the Surviving Partnership or its general partner, all or substantially all new acquisitions by Holdings or any of its subsidiaries of any real estate asset related to a business that is material to Holdings and its subsidiaries, taken as a whole, will be made by the Surviving Partnership or one or more of its subsidiaries, and any such real estate asset acquired by the Surviving Partnership or one or more of its subsidiaries may not thereafter be transferred to Holdings or any of its subsidiaries other than the Surviving Partnership or one or more of its subsidiaries.

•	Partnership Merger Vote Requirement – See page 24

•	The consent of our company and ROC Communities, Inc., as the general partners of CP Limited Partnership and the holders of a majority in interest of the outstanding common limited partnership units of CP Limited Partnership is required to approve the partnership merger. As of the date of this proxy statement, certain of our officers and directors own in the aggregate 1,683,856 common limited partnership units of CP Limited Partnership, which represent approximately 31.8% of the issued and outstanding common limited partnership units that may be voted in regard to the partnership merger. Pursuant to separate voting agreements between Hometown and certain of our officers and directors, such officers and directors have agreed to vote their common limited partnership units in favor of the partnership merger and granted to Hometown a proxy covering all such common limited partnership units.

•	Determination of Merger Consideration and Partnership Merger Consideration

•	The merger consideration offered to our stockholders and partnership merger consideration offered to the holders of common limited partnership units of CP Limited

Partnership were determined based on arms’ length negotiations between our company and Hometown, and no other particular method of determining the merger consideration was used.

•	Plans for the Company Following the Merger and Related Transactions

•	Following the closing of the merger and the partnership merger, our company and CP Limited Partnership will be controlled by Hometown. At such time, Hometown may sell certain of our assets and properties.

•	In addition, as part of Hometown’s planning in connection with the merger, the financing of such proposed merger, the combination of the existing businesses and operations of Hometown and the company, and the management of the assets and liabilities of the combined enterprise on an ongoing basis, Hometown may, before or after the closing of the transactions contemplated by the merger agreement, consider, discuss or enter into agreements (between Hometown and third parties) with respect to sales or other extraordinary transactions involving certain of our assets and properties, and has engaged in preliminary discussions with a variety of third parties with an interest in pursuing such transactions. No such transaction will be a condition to the consummation of the merger or the other transactions contemplated by the merger agreement nor will any such transaction change the consideration to be received by holders of our common stock in the merger. Among such third parties are certain of the entities identified under the heading “Background of the Merger” on page 24 as having participated in the process which resulted in our company entering into the merger agreement. There can be no assurance as to whether or not any such transactions will be agreed upon or effected, or on what terms they might be agreed upon or effected. No such transaction would be consummated prior to the merger.

•	Conduct of the Company in the Event the Merger is Not Consummated

•	If the merger is not consummated, our company will continue to operate as an independent entity substantially in accordance with our present policies and procedures and will seek to implement our longer-term strategic plan discussed under the heading “Background of the Merger” on page 24.

•	Fees and Expenses – See page 59

•	We estimate that our company will incur, and will be responsible for paying, transaction-related fees and expenses, consisting primarily of filing fees, fees and expenses of investment bankers, attorneys and accountants and other related charges, totaling approximately $18,000,000, assuming the merger and the related transactions are completed.

•	Certain Transactions with Hometown

•

On June 26, 2003, our company, CP Limited Partnership and ROC Communities, Inc. entered into a loan agreement with Hometown and Holdings. Pursuant to this loan agreement, Hometown provided CP Limited Partnership, directly or through an affiliate, with a loan of $85 million. CP Limited Partnership used the funds from this loan primarily to refinance all of the indebtedness represented by its outstanding $50,000,000 8.30% Series B Senior Notes, due October 1, 2021, held by the Pacific Life Insurance Company, including the required prepayment premium and any associated fees and expenses. CP Limited Partnership used the balance of this loan to repay a portion of the amount borrowed under its line of credit with BankOne, N.A., which was used on July 7, 2003, to repay the indebtedness represented by its outstanding $20,000,000 7.52% Series A Senior Notes, due November 4, 2003, which are also held by the Pacific Life Insurance Company, including the required prepayment premium and any associated fees and expenses.

•	Who Can Help Answer Other Questions

If you have any questions about the merger or would like additional copies of this proxy statement, you should contact our proxy solicitor:

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

(888) 887-1266

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:	What am I being asked to vote on?

A:	You are being asked to vote to approve the Agreement and Plan of Merger, dated as of May 29, 2003, by and among our company, ROC Communities, Inc., CP Limited Partnership, Hometown America, L.L.C. and Hometown America Holdings, L.L.C., including the merger of Chateau Communities, Inc. with and into a wholly owned subsidiary of Hometown America, L.L.C., and the other transactions contemplated by the merger agreement.

Q:	What will I receive in the merger?

A:	You will be entitled to receive $29.25 in cash, without interest, for each outstanding share of our common stock that you own. You will also receive regular, quarterly dividends that are subsequently declared, pro-rated up to the closing date of the merger.

Q:	Does the Board of Directors recommend approval of the merger agreement, including the merger and the other transactions contemplated by the merger agreement?

A:	Yes. Our Board has unanimously approved the merger agreement, including the merger and the other transactions contemplated by the merger agreement, and has unanimously voted to recommend that our stockholders vote FOR the approval of the merger agreement, including the merger and the other transactions contemplated by the merger agreement. For a description of the factors considered by our Board, please see “Recommendation of our Board of Directors and Reasons for the Merger” on page 33.

Q:	When do you expect to complete the merger?

A:	A special meeting of our stockholders is scheduled to be held on Tuesday, September 30, 2003 for the purpose of considering and voting on approval of the merger agreement, including the merger and the other transactions contemplated by the merger agreement. Because a vote of our stockholders is only one of the conditions to the merger, we cannot assure you as to when or if the merger will occur, but we expect to close the merger as soon as practicable on or after the date of the special meeting of our stockholders. For more information, see “Conditions to the Completion of the Merger” on page 52.

Q:	If the merger is completed, when can I expect to receive the consideration for my shares?

A:	Promptly after the completion of the merger, you will receive a letter of transmittal describing how you may exchange your certificates for the merger consideration. At that time, you must send in your stock certificates with your completed letter of transmittal to the paying agent. You should not send your stock certificates to us or anyone else until you receive these instructions. Promptly after surrendering your stock certificates and such other documents identified in the instructions, you will receive payment of your portion of the transaction consideration for your shares.

Q:	Does Chateau Communities, Inc. expect to continue to pay quarterly dividends on my shares?

A:	Yes, but only through the closing of the merger. You will continue to receive regular quarterly dividends, normally paid for each complete quarter prior to the closing of the merger. In addition, you will also receive a pro-rated portion of such normal quarterly dividends with respect to the quarterly period in which the merger is completed.

Q:	If I am a U.S. stockholder, what are the tax consequences of the merger to me?

A:	Your receipt of the merger consideration for your shares will be taxable for federal income tax purposes. For further information on the material tax consequences of the merger, see “Material Federal Income Tax Considerations” on page 60. Your tax consequences will depend on your personal situation. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Q:	If I am a non-U.S. stockholder, what are the tax consequences of the merger to me?

A:	The tax consequences to non-U.S. stockholders are complex and unclear. Non-U.S. stockholders are urged to read “Material Federal Income Tax Considerations – Consequences to You of the Merger – Non-U.S. Stockholders” on page 61 and to consult with their own tax advisors, especially concerning the Foreign Investment in Real Property Tax Act of 1980, U.S. federal income tax withholding rules and the possible application of benefits under an applicable income tax treaty.

Q:	What vote of Chateau Communities, Inc. stockholders is required to approve the merger?

A:	Approval of the merger requires the affirmative vote by holders of at least two-thirds of the outstanding shares of our common stock. We urge you to complete, execute and return the enclosed proxy card to assure the representation of your shares at the special meeting.

Q:	Who is entitled to vote at the special meeting?

A:	Only stockholders of record at the close of business on the record date, August 22, 2003, are entitled to receive notice of the special meeting and to vote the shares of common stock that they held on that date at the special meeting, or any postponements or adjournments of the special meeting. Each stockholder has one vote for each share of our common stock owned on the record date.

Q:	What is the location, date and time of the special meeting?

A:	The special meeting will be held at The University Club, located at 1 West 54th Street, New York, New York, on Tuesday, September 30, 2003, at 9:30 a.m. local time.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date for the special meeting, August 22, 2003, is earlier than the expected completion of the transactions. If you held your shares on the record date but subsequently transfer them, you will retain your right to vote at the special meeting but not the right to receive the consideration for the shares. The right to receive such consideration will pass to the person who owns your shares when the merger becomes effective.

Q:	How do I vote?

A:	If you complete and properly sign the accompanying proxy card and return it to us prior to the special meeting or if you properly give a proxy authorization by phone or the Internet, such proxy card or authorization will be voted as you direct. If you are a registered stockholder and attend the special meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the special meeting will need to obtain a proxy form from the institution that holds their shares.

If you fail either to return your proxy card, to give a proxy authorization by telephone or the Internet or to vote in person at the special meeting, or if you mark your proxy “abstain,” the effect will be a vote against the merger. If you sign and return your proxy card and fail to indicate your vote on your proxy, your shares will be counted as a vote in favor of the merger agreement, including the merger and the other transactions contemplated by the merger agreement.

Q:	If my shares are held for me by my broker, will my broker vote those shares for me?

A:	If you hold your shares in “street name” through a broker or other nominee, your broker or nominee will not vote your shares unless you provide instructions on how to vote. You should instruct your broker how to vote your shares of common stock by following the directions your broker will provide to you. If you do not provide instructions to your broker, your shares of common stock will not be voted and this will have the same effect as a vote against the proposal to approve the merger agreement, including the merger and the other transactions contemplated by the merger agreement.

Q:	May I change my vote after I have mailed my signed proxy card or given my proxy authorization by telephone or the Internet?

A:	Yes. You may change your vote by (1) delivering to our Secretary, before the special meeting, a later dated, signed proxy card or a written revocation of your proxy or proxy authorization or (2) attending the special meeting and voting in person. The powers of the proxy holders will be suspended with respect to your proxy if you attend the special meeting in person and so request; however, your attendance at the special meeting will not, by itself, revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those instructions. Also, if you elect to vote in person at the special meeting and your shares are held by a broker, you must bring to the special meeting a legal proxy from the broker authorizing you to vote the shares.

Q:	What will happen to my shares after completion of the merger?

A:	Following the completion of the merger, your shares will be cancelled and represent only the right to receive your portion of the merger consideration. Trading in our common stock on the New York Stock Exchange will cease. Price quotations for our common stock will no longer be available, and we will cease filing periodic reports with the SEC.

Q:	Should I send my stock certificates now?

A:	No. After the merger is completed, a paying agent will send you a letter of transmittal describing how you may exchange your certificates for the merger consideration. At that time, you must send in your stock certificates or execute an appropriate instrument of transfer of your shares of common stock, as applicable, with your completed letter of transmittal to the paying agent to receive the merger consideration.

Q:	Where can I find more information about the parties to the merger?

A:	We file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the SEC’s public reference facilities. You may call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at www.sec.gov and at the offices of the New York Stock Exchange. You can also request copies of these documents from us. See “Where You Can Find More Information” on page 65.

Q:	What is the Board’s recommendation?

A:	Our Board’s unanimous recommendation is set forth together with the description of the proposal in this proxy statement. Our Board unanimously recommends a vote FOR the approval of the merger agreement, including the merger and the other transactions contemplated by the merger agreement. See page 33.

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board. With respect to any other matter that properly comes before the special meeting, the proxy holders will vote thereon in accordance with their discretion.

Q:	Whom can I call with questions?

A:	We have selected D.F. King & Co., Inc. as our proxy solicitor, which may be contacted as follows:

D.F. King & Co., Inc.
48 Wall Street
New York, New York 10005
(888) 887-1266

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	We will bear the cost of soliciting proxies. In addition to solicitation by mail, and without additional compensation for such services, proxies may be solicited personally, or by telephone or telecopy, by our officers or employees. In addition, we will pay approximately $15,000 (plus reimbursement of out-of-pocket expenses) to D.F. King & Co., Inc., our proxy solicitor. We will also request that banking institutions, brokerage firms, custodians, trustees, nominees, fiduciaries and other like parties forward the solicitation materials to the beneficial owners of common stock held of record by such persons, and we will, upon request of such record holders, reimburse forwarding charges and out-of-pocket expenses.

If you have further questions, you may contact our proxy solicitor at the address and telephone number indicated above.

CAUTIONARY STATEMENT CONCERNING

FORWARD-LOOKING INFORMATION

This proxy statement (including information incorporated by reference) contains certain forward-looking statements, including relating to the financial condition, results of operations, plans, objectives, future performance and businesses of our company, as well as information relating to the merger, the merger agreement and the other transactions contemplated by the merger agreement, including, statements concerning the expected closing of the merger, the conduct of the business of our company if the merger is not completed and tax consequences of the merger. These statements include statements regarding the intent, belief or current expectations of us and members of our respective management teams, as well as the assumptions on which those statements are based. Words such as “believes,” “expects,” “anticipate,” “intends,” “plans,” “estimates” and variations of such words and similar words also identify forward-looking statements. These forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties; actual events and results may differ materially from those contemplated by the forward-looking statements.

We caution you not to place undue reliance on any such forward-looking statements. We and Hometown undertake no obligation to update or revise forward-looking statements in this proxy statement to reflect changes in assumptions, the occurrence of unanticipated events, or changes in future operating results over time. Such statements speak only as of the date that they are made.

THE PARTIES

Chateau Communities, Inc.

Chateau Communities, Inc. (sometimes referred to in this proxy statement as “we,” “us,” “our” or our “company”) is a Maryland corporation and a fully integrated, self-administered, and self-managed REIT. Together with our subsidiary, ROC Communities, Inc., a Maryland corporation, we conduct substantially all of our business operations through and hold the general partner interest in CP Limited Partnership, our operating partnership. Our common stock is listed on the New York Stock Exchange under the symbol “CPJ.”

We were formed in Maryland on August 25, 1993, as Chateau Properties, Inc., to continue and expand the manufactured home community operations and business objectives of Chateau Estates, a Michigan co-partnership, which had developed, owned and operated manufactured home communities and properties since 1966.

ROC Communities, Inc.

ROC Communities, Inc. is a Maryland corporation and a REIT. ROC Communities, Inc. holds a general partner interest in CP Limited Partnership. ROC Communities, Inc. was acquired by our company on February 12, 1997.

CP Limited Partnership

CP Limited Partnership is a Maryland limited partnership, of which we and ROC Communities, Inc. are the general partners. CP Limited Partnership’s properties consist of 229 manufactured housing communities containing approximately 73,700 homesites and 1,359 park model/RV sites. CP Limited Partnership also fee manages two manufactured housing communities containing 377 homesites. In addition, CP Limited Partnership is involved in the development and expansion of manufactured housing communities, and through its subsidiary, Community Sales, Inc., in the sale of new and pre-owned homes, brokerage of used homes and assisting residents in arranging financing and insurance services. CP Limited Partnership was formed in September 1993.

Hometown America Holdings, L.L.C.

Hometown America Holdings, L.L.C. is a Delaware limited liability company that owns substantially all of the membership interests in Hometown America, L.L.C. The membership interests in Hometown America Holdings, L.L.C. are owned by its managing member, Hometown Residential Manager, L.L.C. (an entity controlled by Richard G. Cline, Jr.), and by the Washington State Investment Board (an agency of the State of Washington). The unfunded portion of a capital commitment to Hometown America Holdings, L.L.C. approved by the Washington State Investment Board, together with cash and cash equivalents available to Hometown America, L.L.C. and Hometown America Holdings, L.L.C., exceeds $800 million. This unfunded portion of the capital commitment to Hometown America Holdings, L.L.C. is available to be applied toward the payment of the merger consideration. Hometown America Holdings, L.L.C. is sometimes referred to in this proxy statement as “Holdings.”

Hometown America, L.L.C.

Hometown America, L.L.C., a Delaware limited liability company, is one of the largest privately held owners and operators of manufactured housing communities and is one of the top ten operators in the United States. Hometown America, L.L.C. owns and operates 45 manufactured housing communities, containing 15,000 homesites in 15 states. Hometown America, L.L.C. is managed by its managing member, Hometown Residential Manager, L.L.C., a Delaware limited liability company. The headquarters of Hometown America, L.L.C. is located at 150 North Wacker Drive, Chicago, Illinois and its telephone number is (312) 499-3600. Hometown America, L.L.C. is sometimes referred to in this proxy statement as “Hometown.”

PROPOSAL TO APPROVE THE MERGER AGREEMENT, INCLUDING THE MERGER

Merger

The merger agreement provides for our merger with and into a wholly owned subsidiary of Hometown. This wholly owned subsidiary, which is sometimes referred to herein as “Merger Sub,” will be the surviving company in the merger. This merger is sometimes referred to in this proxy statement as the “merger” and Merger Sub is sometimes referred to in this proxy statement as the “Surviving Company.” This merger will be completed when the articles of merger have been accepted for record by the State Department of Assessments and Taxation of Maryland in accordance with Maryland law, which is expected to occur as soon as practicable after stockholder approval of the merger agreement, including the merger and the other transactions contemplated by the merger agreement and the satisfaction or waiver of all other conditions to closing under the merger agreement.

As of the effective time of the merger, holders of shares of our common stock will have no further ownership interest in the Surviving Company. Instead, each holder of our common stock outstanding (including holders of shares of our common stock subject to restriction) immediately prior to the effective time of the merger will be entitled to receive $29.25 in cash without interest per share. In addition, the merger agreement authorizes the payment of regular, quarterly dividends to our common stockholders, pro-rated up to the closing date of the merger. Upon completion of the merger, all of our outstanding stock options will be cancelled and, in full settlement of these options, Hometown will pay each option holder an amount of cash equal to $29.25 less the exercise price per share multiplied by the number of shares of common stock underlying those options that remain subject to exercise. All payments will be made net of any taxes required to be withheld by us or Hometown. If an option’s exercise price exceeds $29.25, the option will be cancelled and each option holder will receive no consideration for such option.

Partnership Merger

Immediately prior to the consummation of the merger a wholly owned subsidiary of Merger Sub will merge with CP Limited Partnership. This subsidiary is sometimes referred to herein as “Partnership Merger Sub.” CP Limited Partnership will survive this merger. The merger of CP Limited Partnership is sometimes referred to in this proxy statement as the “partnership merger.” The term “Surviving Partnership” is sometimes used in this proxy statement to describe CP Limited Partnership as the surviving entity following the partnership merger. Merger Sub, alone or together with one or more other Hometown affiliates, will be the sole general partner(s) of the Surviving Partnership.

In connection with the partnership merger, the holders of each common limited partnership unit in CP Limited Partnership (other than units held by us, which will remain outstanding, and other than any units of dissenting holders, which shall not be converted into or exchangeable for the right to receive the partnership merger consideration), will exchange their common limited partnership units for $29.25 in cash without interest per unit. Alternatively, because many holders of common limited partnership units will face substantial tax recapture in the event that their units are converted into cash, the merger agreement provides those holders who are “accredited investors” under the Securities Act of 1933, as amended, and meet certain other criteria with an option to defer their tax liabilities by exchanging their units, in lieu of $29.25 in cash, for 8% Rate Resetting Cumulative Redeemable Preferred Partnership Units of the Surviving Partnership. These preferred units are sometimes referred to in this proxy statement as the “Series M Preferred Units.” The Series M Preferred Units will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933, as amended. As described below under the heading “Interests of Directors and Officers in the Merger – Tax Deferral Option for Unit Holders” on page 43, only holders of common limited partnership units who qualify as “Eligible OP Unit Holders” and meet certain other conditions can participate in this exchange. In addition, any such holder of common limited partnership units will have no right to exchange their units for the Series M Preferred Units if the effect of issuing the Series M Preferred Units to such holder would result in the issuance of the Series M Preferred Units to more than 98 partners for purposes of Treasury Regulation 1.7704-1(h). For purposes of this limitation, the holders of common limited partnership units electing to exchange their units for the Series M Preferred Units of the Surviving Partnership will be evaluated and disallowed from making such an election based upon the number of common limited partnership units held by such holders, with the holder of the smallest number of such units being excluded first. As of the date of this proxy statement, there were 5,252,614 common limited partnership units outstanding. We believe that in excess of 99.5% of common limited partnership units are or will be held by accredited investors who will be able to qualify as Eligible OP Unit Holders. The Series M Preferred Units will be issued in a private placement and have not and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exception from registration requirements. This proxy statement does not constitute an offer to sell and is not an offering or a solicitation of an offering in respect of such Series M Preferred Units and should not be construed as an offering of any kind or the solicitation of an offer to buy, including in any state or jurisdiction to any person to whom it is unlawful to make such offer or solicitation.

Under the terms of the merger agreement, we will offer to redeem the 8.125% Series A Cumulative Redeemable Preferred Units of CP Limited Partnership (which are sometimes referred to in this proxy statement as the “8.125% Series A Units”) in accordance with the Agreement of Limited Partnership of CP Limited Partnership. This redemption will be effective at or immediately prior to the effective date of the merger or such other date as agreed to by us and the holders of the 8.125% Series A Units. The partnership merger will be effected concurrently with the effectiveness of this redemption. In certain circumstances, if agreed by such holders and us, the transaction involving the 8.125% Series A Units may be structured as a purchase, including by Hometown or one of its affiliates, rather than a redemption. As of the date of this proxy statement, there were 1,500,000 8.125% Series A Units outstanding.

ROC Merger

Prior to the partnership merger and the merger, ROC Communities, Inc. will merge with and into our company. This merger is sometimes referred to in this proxy statement as the “ROC merger.” We will survive the ROC merger. The sole merger consideration in such merger received by the stockholders of ROC Communities, Inc. will be shares of our common stock. The maximum aggregate amount of shares of our common stock to be issued in the ROC merger (other than shares issued to us in our capacity as a stockholder of ROC Communities, Inc., which will be cancelled in this merger for no consideration) will be 1,000 shares.

The Series M Preferred Units

The Series M Preferred Units have the following key terms:

•

each Series M Preferred Unit is entitled to a quarterly preferred return in an amount equal to $29.25, multiplied by the applicable coupon rate for each such period; the initial coupon rate for the period through December 31, 2005 is 8% per annum and, commencing December 31, 2005, and on each December 31 thereafter until December 31, 2018, the coupon rate for the next succeeding calendar year will be reset to (i) a rate ranging from 7.75% for the year 2006 to 9.08% for year 2019, if the aggregate amount of consolidated indebtedness of the Surviving Partnership and its subsidiaries as of such date does not exceed 60% of the aggregate value of the assets of the Surviving Partnership and its subsidiaries as of such date, or (ii) a rate ranging from 8.25% for the year 2006 to 9.67% for the year 2019, if the aggregate amount of consolidated indebtedness of the Surviving Partnership and its subsidiaries as of such date exceeds 60% of the aggregate value of the assets of the Surviving Partnership and its subsidiaries as of such date;

•	each Series M Preferred Unit carries a liquidation preference of $29.25 per unit plus any accrued and unpaid preferred return as of the date of determination, which amount is sometimes referred to herein as the “Series M liquidation preference;”

•	each Series M Preferred Unit will be convertible, during the period commencing on the thirteenth anniversary and ending on the calendar day immediately preceding the fifteenth anniversary of the closing of the partnership merger, into the number of common limited partnership units of the Surviving Partnership determined by dividing the Series M liquidation preference by the value (as determined in accordance with the applicable provisions of the limited partnership agreement of the Surviving Partnership) of each common limited partnership units of the Surviving Partnership as of the date of such conversion;

•	all Series M Preferred Units, if any, outstanding as of the sixteenth anniversary of the closing of the partnership merger, will automatically be converted into the number of common limited partnership units of the Surviving Partnership determined by dividing the Series M liquidation preference per each Series M Preferred Unit by the value (as determined in accordance with the applicable provisions of the limited partnership agreement of the Surviving Partnership) of common limited partnership units of the Surviving Partnership as of the date of such conversion;

•	at any time from and after the second anniversary of the closing of the partnership merger, any holder of Series M Preferred Units may require the Surviving Partnership to redeem such units, subject to certain volume requirements, at a per-unit redemption price, payable in cash, equal to the Series M liquidation preference;

•	on or after the earlier to occur of (i) the fifteenth anniversary of the closing of the partnership merger and (ii) the voluntary sale, conveyance, lease, exchange or transfer of all or substantially all of the property or assets of the Surviving Partnership, the consolidation or merger or other business combination of the Surviving Partnership with any entity or the voluntary or involuntary liquidation, dissolution or winding-up of the Surviving Partnership, each Series M Preferred Unit will be redeemable, at the Surviving Partnership’s option, at a redemption price, payable in cash, equal to the Series M liquidation preference per each Series M Preferred Unit;

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unless otherwise provided by applicable law, holders of Series M Preferred Units will not have any voting rights or rights to consent to any matter requiring the consent or approval of the partners of the Surviving Partnership, except that the affirmative vote of the holders of at least two-thirds of the Series M Preferred Units outstanding at the time will be required to (i) authorize, create, or increase the authorized or issued amount of the Series M Preferred Units or any units that rank senior to or on a parity with the Series M Preferred Units or reclassify any equity security of the Surviving Partnership into a unit that ranks senior to or on a parity with the Series M Preferred Units, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any units that rank senior to or on a parity with the Series M Preferred Units, (ii) issue any additional Series M Preferred Units, or (iii) either (A) exchange equity securities with, consolidate with, merge into or with, or convey, transfer or lease all or substantially all of the Surviving Partnership’s assets, to any entity or (B) amend, alter or repeal the provisions of the limited partnership agreement of the Surviving Partnership, whether by merger, consolidation or otherwise where such action would adversely affect the powers, special rights, preferences, privileges, contractual protections, or voting power of the Series M Preferred Units or the holders of the Series M Preferred Units;

•	at all times while any Series M Preferred Units remain outstanding, the amount by which the value of the assets of the Surviving Partnership and its subsidiaries exceeds the aggregate amount of consolidated indebtedness of the Surviving Partnership and its subsidiaries may not be less than 150% of the aggregate Series M liquidation preference of the outstanding Series M Preferred Units; and

•	for as long as any Series M Preferred Units remain outstanding and either or both of Hometown and Holdings continue to be affiliates of the Surviving Partnership or its general partner, all or substantially all new acquisitions by Holdings or any of its subsidiaries of any real estate asset related to a business that is material to Holdings and its subsidiaries, taken as a whole, will be made by the Surviving Partnership or one or more of its subsidiaries and any such real estate asset acquired by the Surviving Partnership or one or more of its subsidiaries may not thereafter be transferred to Holdings or any of its subsidiaries other than the Surviving Partnership or one or more of its subsidiaries.

Partnership Merger Vote Requirement

The consent of our company and ROC Communities, Inc., as the general partners of CP Limited Partnership and the holders of a majority in interest of the outstanding common limited partnership units in CP Limited Partnership is required to approve the partnership merger. As of the date of this proxy statement, certain of our officers and directors own in the aggregate 1,683,856 common limited partnership units, which represents approximately 31.8% of the issued and outstanding common limited partnership units that may be voted in regard to the partnership merger. Such officers and directors have agreed in their written voting agreements to vote their common limited partnership units in favor of the partnership merger and have granted to Hometown a proxy covering all such common limited partnership units. For a more complete description of the voting agreements see “The Merger Agreement—Voting Agreements” on page 58.

Determination of Merger Consideration and Partnership Merger Consideration

The consideration offered to our stockholders in the merger and the consideration offered to the holders of common limited partnership units in the partnership merger were determined based on arms’ length negotiations between our company and Hometown, and no other particular method of determining the merger consideration and partnership merger consideration was used.

Background of the Merger

Our company is the real estate investment trust (REIT) successor to Chateau Estates, a Michigan co-partnership, which had developed, owned and operated manufactured home communities and properties since 1966. We conducted our initial public offering nearly ten years ago in November 1993, at which time we owned 33 communities, containing 15,261 homesites, in two states. Our annual revenue from these properties at the time of our initial public offering was less than $45 million. We have grown substantially since our initial public offering. As of June 30, 2003, we owned 231 manufactured home communities (containing 74,396 homesites and 1,359 park model/RV sites). We estimate that more than 175,000 persons reside at our communities, which are now located in 32 states. In addition, we are involved in the development and expansion of manufactured home communities, and through our subsidiary, Community Sales, Inc., the sale of new and pre-owned homes, brokerage of pre-owned homes and in assisting our residents in arranging financing and insurance services for their homes.

During the first seven full fiscal years following our initial public offering, we achieved growth in funds from operations per share from $1.55 to $2.67 or an average of approximately 9.5% per year. We achieved this growth primarily by adding properties and homesites to our portfolio and by improving the operating performance of our properties. Our performance also benefited from generally sound economic conditions in many of our operating regions over this period.

For our last two full fiscal years, we have been unable to achieve year-over-year increases in our funds from operations per share. In 2001, our funds from operations per share declined to $2.63 and declined again to $2.28 in 2002. In addition, the trading price of our common stock on the New York Stock Exchange declined from $30.44 per share on December 31, 2000 to $23.00 per share on December 31, 2002.

Several factors influenced the decline in our financial performance over this two-year period, including (i) general weakening economic conditions, especially in certain of our key markets such as Atlanta, the southeast (other than Florida), Indiana and Michigan, (ii) a significantly more-constrained lending environment for manufactured homes which has made it more difficult for our residents to finance new or used homes that can be placed in our communities, (iii) readily available and lower rate mortgage financing for traditional site-fixed homes which has made these homes more affordable for our traditional customers and (iv) bankruptcy filings by two manufactured housing lenders which have left us with a large number of vacant homesites and has affected the pricing of manufactured homes by increasing the supply of repossessed homes and other pre-owned homes. These factors have made it significantly more difficult for us to attract new residents to and maintain occupancy rates at our communities. In addition, these factors have led to higher collection costs and rent delinquencies and recognition of additional losses in the value of our home inventory. We have also been taking possession of homes owned by delinquent tenants at much higher rates compared to prior periods.

In addition to our declining financial performance over the 2001 and 2002 fiscal years, we also experienced some deterioration in our balance sheet. From December 31, 2000 through December 31, 2002, our total debt as a percentage of our market capitalization increased from 33.6% to 53.6%. This increase was in large part attributable to our acquisition of CWS Communities Trust in August of 2001. During 2002, our credit ratings with the leading national rating agencies came under increasing pressure, resulting in several downgrades in our ratings. Our company has traditionally relied primarily on the unsecured debt markets for its borrowings. Credit downgrades have the effect of increasing our costs of borrowings and possibly making it more difficult for us to refinance our indebtedness upon maturity. In addition, during 2001 and 2002 we fell out of compliance with certain financial covenants under our unsecured revolving credit facilities and under a $70 million unsecured term loan (which we have since repaid) with one of our lenders. As a result, we requested and obtained at significant costs to our company waivers and modifications to these credit arrangements. As calendar year 2002 came to an end, our company was facing near-term debt maturities totaling approximately $70 million in 2003 and approximately $237 million in 2004.

On November 20, 2002, our Board held its regularly scheduled fourth quarter meeting. At this meeting, Gary P. McDaniel announced that he had decided to resign as our Chief Executive Officer. In addition, our Board named Steven J. Sherwood, who was a co-founder of CWS Communities Trust, a company we acquired in August 2001, as our interim Chief Executive Officer, and Rees F. Davis, Jr., who was then our Chief Operating Officer, as our President. Our Board also determined to move forward with a comprehensive analysis of our company, including its capital structure, management team, properties, operations and prospects, and the general conditions of our broader industry. Following this meeting, we issued a press release announcing the management changes and also announcing other organizational changes for our company (which had been under consideration by our management team for several months) designed to achieve annual cost savings of approximately $3 million.

Shortly following this announcement, representatives of two publicly-traded REITs, Manufactured Home Communities, Inc. (MHC) and a second company (Company B) contacted certain of our representatives requesting an opportunity to meet with us to discuss potential business combination transactions or other strategic opportunities that may be available to our companies.

On November 28, 2002, our Board met to discuss our dividend for the 2002 fourth quarter. At this meeting, our Board approved the payment of a dividend at a rate of $0.55 per share. Our Board also discussed the contacts made by representatives of MHC and Company B and decided to defer taking any action with respect to such contacts for the current time.

Later in December 2002, representatives of the two REITs again contacted our representatives requesting an opportunity to meet with us to discuss potential business combination transactions or other strategic opportunities that may be available to our companies.

On January 14, 2003, our Board met to consider and ultimately approve an agreement to purchase two subsidiaries of N’Tandem Trust, an unincorporated California business trust, which owned manufactured housing communities containing 7,457 homesites. The acquisition of these two subsidiaries closed on June 23, 2003.

Later in January 2003, representatives of the two REITs again contacted our representatives reiterating their prior requests for a meeting with our representatives to discuss potential business combination transactions or other strategic opportunities that may be available to our companies.

On February 19 and 20, 2003, our Board met to discuss and receive a report from our management team regarding its comprehensive analysis of our company and our industry. Our Board then discussed at length this analysis and our longer-term strategy. At this meeting, at the invitation of our Board, representatives from Goldman, Sachs & Co. discussed with our Board a preliminary assessment of potential capital structure alternatives which included replacement of our unsecured debt with secured debt over time. At this meeting, our Board then directed our management team to pursue moving forward with the longer-term strategic plan discussed at this meeting. The plan, which was intended to return our company to a pattern of sustainable growth in funds from operations per share, had a three-to-five-year time horizon and involved five critical elements: (i) continuing sales of non-core assets, (ii) lowering our total indebtedness as a percentage of our asset values to amounts more in line with historical levels, (iii) strengthening our management team, (iv) improving the operating performance of our properties by increasing occupancy through the sale of repossessed homes to prospective residents at attractive prices and by better controlling operational expenses, and (v) developing strategies to bring more affordable and readily available financing and homes to our traditional customers. In addition, our Board authorized our management team to continue an analysis of the potential recapitalization of our balance sheet along the lines discussed at the meeting. On the day prior to these meetings, our common stock closed at $20.10 per share on the New York Stock Exchange. In spite of the significant challenges and difficulties facing our company, our Board determined that with the successful implementation of this longer-term strategic plan, our company could recover the recent losses in our common stock valuation over a three-to-five-year period.

At these meetings, our Board also discussed the inquiries received from MHC and Company B. Our Board determined that, although the Board’s strategic plan for our company did not at the time contemplate the pursuit of any significant business combination transactions, in light of the continuing challenges facing our company and industry, it would be useful to begin the investigation of opportunities that may be available from these two companies. In this regard, our Board considered that the unusually favorable interest rate environment, which has led to increases in real property values in many sectors and markets, could possibly enable these REITs to present attractive opportunities for our consideration. Our Board had some concern that the favorable interest rate environment could change, which could make our company less attractive to these two REITs in the future. Our Board then authorized two directors, Steven J. Sherwood and John A. Boll, along with James A. Williams (who was scheduled to be added to our Board at the March 18, 2003 meeting), to act as our representatives in meetings with representatives of MHC and Company B. Our Board further determined that any meetings or discussions with MHC or Company B should be held on a confidential basis.

At a meeting on February 26, 2003, our Board authorized and we declared a dividend at a rate of $.55 per share. In addition, John A. Boll announced his retirement from his position as the Chairman of our Board. Mr. Boll also announced his intention to retire as a director of our company following our 2003 annual meeting of stockholders. At this meeting, Steven J. Sherwood resigned as our interim Chief Executive Officer and was appointed as the new Chairman of our Board and Rees F. Davis, Jr. was appointed as our new Chief Executive Officer.

On February 28, 2003, Messrs. Sherwood, Boll and Williams met with representatives of Company B, at which time representatives of Company B outlined their business philosophy and vision relating to a possible business combination involving our two companies. The representatives also discussed the challenges facing the two companies in light of difficult industry conditions. No specific proposal or transactional structure was provided by Company B, whose representatives at this meeting declined to articulate their strategy for addressing the challenges facing our industry. Our representatives left this meeting concluding that it was unlikely that any favorable transaction with Company B would be available.

On March 1, 2003, Messrs. Sherwood, Boll and Williams met with representatives of MHC. At this meeting, MHC proposed a possible transaction in which it would acquire a selected portion (but not all) of our assets. No pricing parameters or additional specifics were provided by MHC. Representatives of MHC requested as a condition to the commencement of any negotiations between our two companies relating to MHC’s proposal that our company agree to negotiate exclusively with MHC with respect to potential business combination transactions.

On March 18, 2003, our Board met again primarily to discuss the results of the meetings with representatives of MHC and Company B. At this meeting, James A Williams was elected as a director. Our Board was joined at this meeting by representatives of our counsel, Clifford Chance US LLP. At this meeting, Mr. Sherwood described the discussions that had occurred at the two meetings. Following this discussion, our Board determined that, as part of its assessment of our longer-term strategic plan and in recognition of the difficulties facing our company and our industry as it moves forward with that plan, it would be useful for our Board to gain a more comprehensive understanding of available strategic alternatives. At this meeting, our Board again discussed the unusually favorable interest rate environment and the risks associated with not attempting to take advantage of opportunities that may be presented as a result of such environment. At this meeting, our Board determined to formally engage a financial advisor with respect to possible balance sheet repositioning transactions and also to explore, in a more comprehensive manner, other potential strategic alternatives for our company. Our Board authorized Messrs. Sherwood and Davis to interview potential advisors for these two roles.

Over the next several days, this group of directors discussed this engagement with potential financial advisors. At a meeting of our Board held on March 24, 2003, our Board authorized our company to engage Goldman, Sachs & Co. as our financial advisor. We entered into an engagement letter with Goldman, Sachs & Co. on April 15, 2003. The engagement letter contemplated that Goldman, Sachs & Co. would assist our company with the exploration of potential strategic alternatives and also with a potential financial restructuring of our company. As part of its engagement, our Board authorized Goldman, Sachs & Co., on a confidential basis, to contact potential acquirors with a view to identifying possible strategic alternatives available to our company. Our Board also directed Goldman, Sachs & Co. to continue analyzing a restructuring plan.

On April 11, 2003, at the invitation of our Board, representatives from Goldman, Sachs & Co. briefly discussed with a group of our directors consisting of Messrs. Boll, Sherwood, Williams and Davis potential strategic alternatives available to our company. On April 14, 2003, Goldman, Sachs & Co. began contacting potential interested parties. Over the next two weeks, Goldman, Sachs & Co. approached a total of 12 parties, including Hometown, MHC and Company B. Of these parties, seven (including Hometown and Company B) eventually entered into confidentiality and standstill agreements with us and received informational materials regarding our company. These parties were also given access to our data room and afforded the opportunity to conduct management interviews as part of their due diligence investigations of our company. MHC declined to enter into a confidentiality and standstill agreement with us and was thus not given access to any of these materials or to our management team. Preliminary indications of interest from the seven parties were requested to be returned by the week of May 7, 2003, with this date later extended to May 14, 2003.

Based on the relationships that representatives of UBS Investment Bank had with Hometown, UBS Investment Bank was asked to meet with Hometown and the Washington State Investment Board on April 3, 2003 in Olympia, Washington. At this meeting, UBS Investment Bank presented its credentials and its analysis of a potential merger involving our company and Hometown. Following this meeting, Hometown and the Washington State Investment Board agreed to engage UBS Investment Bank as Hometown’s financial advisor with respect to the potential merger opportunity with our company. On April 15, 2003, UBS Investment Bank presented a proposed engagement letter to Hometown. UBS Investment Bank was formally engaged by Hometown during the week of April 21, 2003.

On May 1, 2003, our company received a non-public letter from MHC expressing MHC’s preliminary interest in acquiring a substantial portion of our assets. The preliminary proposal contemplated a transaction in which our stockholders would expect to receive $19.50 in cash and would also retain an interest in our company which would hold the assets excluded from the transaction outlined in MHC’s letter, including our development assets, the assets we planned to acquire from N’Tandem Trust and any assets held for sale. This letter proposed that our company bear the costs of any prepayment penalties under our existing debt obligations that may arise as a result of the transaction. The letter also provided MHC’s assessment of the value of our company (after the asset sale to MHC) at $6.50 per share. This letter also demanded a 60-day exclusive negotiation period, as well as access to a wide range of our company’s confidential and proprietary information. The transaction outlined in the letter was also subject to financing contingencies.

On May 2, 2003, our Board met to discuss the status of discussions with various parties and also to begin consideration of the MHC letter. On May 5, 2003, we replied to MHC by again requesting that MHC execute a confidentiality and standstill agreement in the form previously proposed by us as a condition to providing MHC access to the requested information.

On May 8, 2003, MHC responded by filing a current report on Form 8-K with the Securities and Exchange Commission making public the contents of its letter and our response.

By the close of business on May 14, 2003, Goldman, Sachs & Co. had received indications of interest from three of the seven contacted parties who had entered into confidentiality and standstill agreements. The three parties were Hometown, Company B and a third, private owner of manufactured housing communities (Company C). The proposals from Hometown and Company C involved cash offers at $27.00 per share. Hometown’s proposal included an option for certain eligible holders of CP Limited Partnership’s common limited partnership units to defer federal income taxes arising out of the proposed transaction by exchanging their units for preferred units with a liquidation preference of $27 per unit and a 7% annual dividend. These preferred units were subject to the holder’s put right after two years and the Surviving Partnership’s call right after ten years. Hometown’s proposal was not subject to any financing contingencies but required the approval of the advisory board of Holdings, Hometown’s parent company. Company C’s proposal was contingent upon obtaining a financing commitment and was subject to completion of certain additional due diligence of our company and approval by Company C’s board. Company C’s proposal included an option for the holders of CP Limited Partnership’s common limited partnership units to defer federal income taxes arising out of the proposed transaction by exchanging their units for preferred units with a liquidation preference of $27 per units and a 10% annual dividend. These preferred units included a volume-limited put right after one year. The proposal from Company B involved stock consideration offered on an exchange ratio purporting to represent a value of $28.15 per share based on recent closing prices of Company B’s shares, $27.54 per share based on the closing price of Company B’s shares 30 days prior to the proposal date and $26.29 per share based on the closing price of Company B’s shares 60 days prior to the proposal date. The stock consideration to be issued under the exchange ratio offered by Company B in this proposal would have resulted in the ownership of 55.06% of the surviving entity by the existing holders of our common stock and holders of common limited partnership units of CP Limited Partnership. Company B’s proposal was subject to approval by Company B’s stockholders. In addition, Company B’s proposal included an option for the holders of CP Limited Partnership’s common limited partnership units to defer federal income taxes arising out of the proposed transaction by exchanging their units for common units in Company B’s operating partnership.

On May 15, 2003, following our annual stockholders meeting, our Board met to review these three proposals. As to each proposal, our Board considered, among other things, the amount offered, the nature of the consideration, transaction timing, the terms offered to the holders of common partnership units, the certainty of financing and the certainty of closing. At this meeting, our Board determined that the proposals received were attractive enough to warrant further discussions. Our Board then authorized Goldman, Sachs & Co. to contact these three parties and to request revised bids in an effort to improve the financial terms of the proposals. Also at this meeting, our Board approved amendments to the employment agreements of Rees F. Davis, Jr., C.G. Kellogg and Tamara D. Fischer (who are respectively our Chief Executive Officer, Executive Vice President and Chief Financial Officer). These amendments were executed on May 27, 2003. On May 20, 2003, at the direction of our Board, Goldman, Sachs & Co. also circulated a proposed draft of a merger agreement prepared by our legal counsel and requested that the three parties submit comments to the agreement along with any revised proposals by May 22, 2003.

From May 19, 2003 to May 23, 2003, Goldman, Sachs & Co. received revised proposals from Hometown, Company B and Company C. Hometown’s revised proposal offered $29.10 per share in cash. Hometown also revised the terms of the preferred units offered to holders of common limited partnership units. These revised terms offered an immediate put right, a liquidation preference of $29.10 per unit and an annual dividend of 7.5% with a 2% annual increase for ten years following the closing. Hometown’s revised proposal contained the same conditions and contingencies as its original proposal. Company C’s revised proposal offered $28.25 per share in cash. Company C also revised the terms of the preferred units offered to holders of common limited partnership units by increasing the liquidation preference to $28.25 and offering an annual dividend of 7.5%. Company C’s revised proposal contained the same conditions and contingencies as its original proposal, including a need to conduct further due diligence of our company. Company C also requested a three week exclusive negotiation period. Company B’s revised proposal offered stock consideration which represented a nominal value of $28.56 per share based on recent closing prices of Company B’s shares, $27.47 per share based on the closing price of Company B’s shares 30 days prior to the proposal date and $25.57 per share based on the closing price of Company B’s shares 60 days prior to the proposal date. The stock consideration to be issued under the exchange ratio offered by Company B in this revised proposal would have resulted in the ownership of 55.51% of the surviving entity by the existing holders of our common stock and holders of common limited partnership units of CP Limited Partnership. Company B’s revised proposal also included a commitment by Company B to increase its annual dividend upon completion of a business combination transaction with our company. Company B’s revised proposal did not revise the terms applicable to holders of common limited partnership units and was subject to the same conditions and contingencies as its original proposal.

On May 23, 2003, our Board, together with representatives of Goldman, Sachs & Co. and Clifford Chance US LLP met to discuss the revised proposals. Based on all of the factors our Board considered, including, but not limited to, the relative attractiveness of Hometown’s proposal, the fact that it was not subject to any financing contingency and that Hometown had indicated that it had completed its due diligence investigation of our company, the Board determined that the proposal submitted by Hometown was superior to the proposals submitted by Company B or Company C.

With regard to the proposal made by Company B, our Board viewed as favorable the possible benefits of a business combination between our company and Company B. Upon completion of this transaction, the combined companies would together have constituted by far the largest owner and operator of manufactured home communities in the United States. Our Board considered that this very large platform might have positioned the combined company to bring more affordable financing and homes to its customers, a critical challenge currently facing manufactured housing community owners throughout the United States. At the same time, our Board noted that any business combination transaction with Company B was subject to potential risks and difficulties, including that the combined company would still face many of the challenges that our company faces as a stand alone player in our industry and that the combined company may not be able to improve the operating performance of our properties. In addition, our Board was concerned about the formidable integration process facing our two companies and the market’s reaction to a transaction with Company B, which could cause the value of Company B’s shares, the currency offered in the transaction, to trade down following an announcement of a transaction with Company B. Our Board also noted that the Company B proposal, which was subject to approval by Company B’s stockholders, lacked the relatively higher level of certainty of transaction completion that was presented by the Hometown proposal. For these and other factors, our Board determined that the Hometown proposal, as then constructed, was more attractive than the Company B proposal at this time.

With respect to the Company C proposal, our Board noted that, in addition to its being financially inferior for our common stockholders as compared to the Hometown proposal, the Company C proposal presented, in the view of our Board, significant completion risks, including the fact that it was still subject to financing contingencies and required additional due diligence by Company C. As of this date, Company C indicated to our Board that it still needed three additional weeks to complete its due diligence investigation and to obtain financing commitments for the transaction. After further deliberations concerning the risks and benefits associated with the revised proposals, our Board authorized our management team and legal and financial advisors to pursue more comprehensive negotiations with Hometown to determine whether a definitive agreement could be completed with Hometown that would be acceptable to our Board and would also represent a transaction that our Board considered more favorable than the alternative of continuing to operate our company on a stand alone basis with the implementation of our long term strategic plan.

Over the next four consecutive days, our management team, together with our legal and financial advisors, met with Hometown’s management team and its legal and financial advisors to continue negotiation of a definitive merger agreement. While these negotiations were progressing, our Board authorized representatives of Goldman, Sachs & Co. to inform representatives of Company B and Company C of certain deficiencies in their proposals. In response, over the course of the next several days, Company B submitted revised proposals, the last of which provided for a higher exchange ratio to be offered to our stockholders, which represented a nominal value of $30.20 per share based on recent closing prices of Company B’s shares, $28.15 per share based on the closing price of Company B’s shares 30 days prior to the date of this proposal and $26.45 per share based on the closing price of Company B’s shares 60 days prior to the date of this proposal. The stock consideration to be issued under the exchange ratio offered by Company B in this revised proposal would have resulted in the ownership of 56.34% of the surviving entity by the existing holders of our common stock and holders of common limited partnership units of CP Limited Partnership. Company C declined to revise its proposal of May 19, 2003.

On May 27, 2003, our Board met to consider and discuss the terms of the Hometown offer and the definitive agreements that had been negotiated with Hometown. Our Board also discussed the revised proposal from Company B and determined that, in spite of the increased exchange ratio, the risks and uncertainties discussed by our Board at its meeting held on May 23, 2003 were still present. For these and other reasons, our Board again determined that the Hometown proposal, as then constructed, was more attractive than the Company B proposal. At this meeting, Messrs. Sherwood and Davis addressed our Board regarding the reasons that management believed the transaction with Hometown was in the best interests of our stockholders and holders of CP Limited Partnership’s common limited partnership units. During this presentation Messrs. Sherwood and Davis reiterated the significant challenges faced by our company in returning to a pattern of achieving sustainable growth in funds from operation per share, including the difficulties our company faces in many of the markets in which we own our communities. They also pointed out that the Hometown proposal allows our equity holders to receive, immediately upon closing of the merger, consideration having a value that approximates our Board’s longer-term (three-to-five year) target price range of our common stock. Representatives of our legal counsel, Clifford Chance US LLP, then made a presentation to our Board in which they explained the material terms of the proposed merger agreement, including representations and warranties, covenants, closing conditions, termination rights and related break-up fees and expense reimbursement provisions. Our counsel also discussed with our Board the remaining issues that had not yet been resolved with Hometown, including principally the scope of our pre-closing covenants, the circumstances under which break-up fees and expenses would be payable to Hometown, and certain terms of the transaction offered to holders of CP Limited Partnership’s common limited partnership units. Our counsel also briefed our Board on certain legal issues raised by the proposed merger, described for our Board the legal due diligence performed on Hometown that had been conducted in connection with the proposed merger, and discussed with our Board its duties in connection with the proposed transaction. At this meeting, Goldman, Sachs & Co. presented to our Board an analysis of the financial aspects of the merger and rendered its oral opinion that, as of that date, the $29.10 in cash then proposed to be received for each outstanding share of our common stock pursuant to the merger agreement was fair from a financial point of view to the holders of such shares. Based on all of the factors our Board considered, including, but not limited to, the relative attractiveness of Hometown’s proposal, the fact that it was not subject to any financing contingency and that Hometown had indicated that it had completed its diligence investigation of our company, our Board determined that the proposal submitted by Hometown was superior to the proposals submitted by Company B and Company C and was also superior to the alternative of remaining as an independent company. Our Board then held a lengthy discussion relating to the terms of the proposed transaction.

Following this discussion, a committee of our directors who do not own any common limited partnership units met separately to review the terms of the transaction relating to the partnership merger. Our legal counsel and Goldman, Sachs & Co. were present during this meeting. At this meeting, these directors discussed the terms of the partnership merger, including the consideration offered to the holders of CP Limited Partnership’s common limited partnership units. These directors also reviewed the history of the negotiations relating to the partnership merger and discussed the fact that the transaction proposed by Hometown requires, under Maryland law, the separate approval of the holders of CP Limited Partnership’s common limited partnership units. The committee also considered the terms of the tax protection agreement described below under “Tax Related Undertakings” on page 56. Based on these discussions, these directors determined to recommend that our company, as a general partner of our operating partnership, approve the partnership merger and the other terms of the partnership merger transaction.

At the conclusion of this meeting, our Board conditionally approved entering into a definitive agreement with Hometown, subject to the resolution of open issues.

On May 28, 2003, our negotiating team continued its discussions with Hometown and resolved the open issues relating to the merger agreement. While these negotiations were progressing, representatives of Company B and Company C submitted further revised proposals. Company B’s revised proposal provided for two higher exchange ratios to be offered to our stockholders. The first exchange ratio, which represented a nominal value of $30.82 per share based on recent closing prices of Company B’s shares, $29.74 per share based on the closing price of Company B’s shares 30 days prior to this date and $26.94 per share based on the closing price of Company B’s shares 60 days prior to this date, included some downside protection and a break-up fee to be paid to us by Company B if the transaction was not approved by Company B’s stockholders. The stock consideration to be issued under this exchange ratio would have resulted in the ownership of 57.14% of the surviving entity by the existing holders of our common stock and holders of common limited partnership units of CP Limited Partnership. The second exchange ratio, which represented a nominal value of $33.13 per share based on recent closing prices of Company B’s shares, $31.96 per share based on the closing price of Company B’s shares 30 days prior to this date and $28.95 per share based on the closing price of Company B’s shares 60 days prior to this date, did not include any downside protection or break-up fee. The stock consideration to be issued under this exchange ratio would have resulted in the ownership of 58.90% of the surviving entity by the existing holders of our common stock and holders of common limited partnership units of CP Limited Partnership. Company C increased its proposal first to $29.50 and then to $29.60 per share in cash. Company C’s revised proposal did not revise the terms applicable to holders of CP Limited Partnership’s common limited partnership units set forth in its May 19, 2003 proposal. In its revised proposal, Company C also requested additional time to secure its financing and complete due diligence.

Our Board authorized our legal and financial advisors to inform Hometown of the revised proposals received from Company B and Company C. In response, Hometown indicated its willingness to increase its proposal to $29.25 in cash and, at the same time, indicated it would discontinue further negotiations with our company if our company did not promptly enter into a definitive merger agreement with Hometown. In the evening of May 28, 2003, our Board met again to reconsider its conditional approval of the prior day in light of these developments. At this meeting, Goldman, Sachs & Co. rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion dated May 29, 2003, that, as of that date, the $29.25 in cash to be received for each outstanding share of our common stock pursuant to the merger agreement was fair from a financial point of view to the holders of such shares. At this meeting, our legal counsel also informed the Board of the status of the open issues under the merger agreement that had been resolved during the day. At this meeting our Board considered that although the revised proposal from Company B increased the exchange ratio offered in the transaction, our Board remained concerned about, among other things, the combined company’s performance following completion of a transaction, the market’s reaction to a transaction with Company B and the risk that Company B shares, the currency offered in the transaction, would trade down following a transaction announcement. In addition, our Board considered that, although the revised proposal from Company C represented the potential for our stockholders to receive nominally higher cash consideration for our common stockholders compared to the Hometown proposal, Company C had not yet secured its financing for the transaction and still required additional time for due diligence. As a result, our Board determined that, in view of the remaining uncertainties surrounding Company C’s proposal, our company should not risk losing the transaction represented by the merger agreement with Hometown that Hometown indicated it was then prepared to sign. Following these discussions, and after extensive discussion of the advantages and potential risks of the proposed merger as described under the heading “Recommendation of Our Board of Directors and Reasons for the Merger” on page 33, our Board unanimously approved the merger, the partnership merger, the merger agreement and the transactions contemplated thereby and recommended that our stockholders and holders of common limited partnership units of CP Limited Partnership approve the merger agreement, including the merger, the partnership merger and the other transactions contemplated by the merger agreement.

Recommendation of Our Board of Directors and Reasons for the Merger

As described above under the heading “Background of the Merger” on page 24, our Board determined that the merger agreement and the transactions contemplated thereby, including the merger and the partnership merger, were advisable and unanimously voted to approve the merger agreement and the transactions contemplated thereby, including the merger and partnership merger, at a meeting held on May 28, 2003. Our Board believes that the terms of the merger, the partnership merger, the merger agreement and the other transactions contemplated by that agreement are advisable, fair to, and in the best interests of, our company and our stockholders and the holders of common limited partnership units. Accordingly, our Board recommends approval by our stockholders of the merger agreement, including the merger and the other transactions contemplated by the merger agreement. In reaching its conclusions, our Board consulted with our management team, our legal counsel, and our financial advisor in this transaction, Goldman, Sachs & Co. The Board considered both our short-term and long-term interests, as well as those of our stockholders and the holders of common limited partnership units. In particular, our Board considered the following factors, which in the aggregate it deemed favorable, in reaching its decision to approve the merger and the merger agreement:

Value of Merger Consideration.    The consideration to be received by holders of our common stock in the merger, which was determined based on arm’s length negotiations without using any other particular method of determination, represents a premium over our common stock of approximately:

•	15.8% over the closing price of our common stock of $25.25 per share on May 28, 2003, which was the last trading day prior to the public announcement of the merger;

•	44.0% over the closing price of our common stock of $20.31 per share on April 28, 2003, which was one month before the public announcement of the merger; and

•	36.7% over the closing price of our common stock of $21.40 per share on November 28, 2002, which was six months before the public announcement of the merger.

Our Prospects.    Our Board believes that the merger represents a more desirable alternative for our stockholders than continuing to operate as an independent public company, even if we had been able to implement our longer-term strategic plan. As described under the heading “Background of the Merger” on page 24, we face significant challenges in returning to achieving sustainable growth in funds from operation per share. Most of the issues that have resulted in year-over-year declines in funds from operations per share will continue to afflict the manufactured housing community industry and have adversely affected many of the markets in which we own our communities.

Other Available Strategic Alternatives.    For the reasons described above, our Board determined that the transaction with Hometown set forth in the merger agreement represents the best alternative available to us. In addition, our Board believes that the merger represents a more desirable alternative for our stockholders than continuing to operate as an independent public company, even if we had been able to implement our longer-term strategic plan.

No Refinancing.    Consummating the merger transactions obviates the need for our company to refinance approximately $322 million of indebtedness that matures during 2004.

Opportunity to Leverage Market Conditions.    Our Board determined that the merger allows our company to take advantage of an unusually favorable interest rate environment which, in spite of declining property performance in many of our markets, has pushed the values of our properties to historically high levels as measured by traditional real estate valuation metrics.

Goldman, Sachs & Co. Analysis and Fairness Opinion.    Our Board considered as favorable to its determination the opinion, analyses and presentations of Goldman, Sachs & Co. described under the heading “Opinion of Goldman, Sachs & Co.” on page 36, including the oral opinion of Goldman, Sachs & Co., which was subsequently confirmed in writing, that, as of the date of the written fairness opinion and based upon and subject to the factors and assumptions set forth therein, the $29.25 in cash to be received for each outstanding share of our common stock pursuant to the merger agreement is fair from a financial point of view to the holders of such shares. In rendering its opinion, Goldman, Sachs & Co. did not opine on the consideration to be received by the holders of common limited partnership units of CP Limited Partnership or the consideration to be received by the holders of the 8.125% Series A Units.

The High Probability of Transaction Completion.    Our Board considered as favorable that, in its judgment, there is a high probability of completing the proposed transaction with Hometown. Based on our discussions with and analysis of Hometown and after consulting with our financial advisor, our Board determined that Hometown has the financial capacity to complete the proposed transaction. In addition, the merger agreement does not contain any financing contingency and Hometown and Holdings would be liable to us for damages in the event that Hometown fails or refuses to proceed with the closing of the transaction in circumstances in which they are otherwise obligated to do so. Under the merger agreement, Hometown and Holdings have represented to us that the unfunded portion of the capital commitment to Holdings approved by the Washington State Investment Board, together with cash and cash equivalents available to Hometown and Holdings, exceeds $800 million. This unfunded portion of the capital commitment to Holdings is available to be applied toward payment of the merger consideration. All of such unfunded capital commitment is subject to call by Holdings without the consent or any other action of the Washington State Investment Board or any other third party.

Our Termination Rights in the Event of a Superior Competing Transaction and Break-Up Fee.    The merger agreement permits our Board to receive unsolicited inquiries and proposals regarding other potential business combinations and, to the extent required by its legal duties, to negotiate and provide information to third parties with respect to any such proposals that a majority of our entire Board determines after consultation with its financial advisor, in good faith, taking into account financial considerations and other relevant factors, including relevant legal, financial, tax, regulatory and other aspects of such proposal, and the conditions, prospects and time required for completion of such proposal, to be more favorable than the merger and the partnership merger to our stockholders and the holders of common limited partnership units of CP Limited Partnership and, subject to the satisfaction of certain conditions, to enter into an agreement with respect to a superior competing transaction with a third party, subject to the payment of a $40 million break-up fee to Hometown and reimbursement for Hometown’s out-of-pocket expenses (in an amount not to exceed $15 million).

Our Board also considered the following potentially negative factors in its deliberations concerning the merger and the merger agreement:

Holders of Our Common Stock Unable to Receive Future Dividend Payments and Unable to Share in Our Future Performance and Stock Price Appreciation.    Our Board acknowledged that the merger would preclude the holders of our common stock from having the opportunity to participate in the future performance of our assets and any future appreciation in the value of our common stock. The holders of our common stock will no longer share in the future growth of our company or receive quarterly dividends. Our stockholders received quarterly dividends of $.55 per share for each of the quarters ended September 30, 2002, December 31, 2002, March 31, 2003 and June 30, 2003, respectively.

The Tax Consequences to Our Stockholders.    Our Board acknowledged that the merger is a taxable transaction and, as a result, holders of our common stock will be required to pay taxes on gains that result from their receipt of the cash consideration in the merger. In contrast, the holders of common limited partnership units in CP Limited Partnership, many of whom, unlike our stockholders, will face substantial tax recapture if they participate in a taxable transaction involving their investments in CP Limited Partnership, will be provided with an option to defer their taxable gains by electing to receive the Series M Preferred Units of the Surviving Partnership, if they are accredited investors and certain other conditions are satisfied.

Significant Costs Involved.    Our Board considered the significant costs involved in connection with completing the merger, the substantial management time and effort required to effectuate the merger and the related disruption to our operations. If the merger is not approved, or is not consummated, then our company may be required to bear these expenses and the costs of these disruptions, as well as costs required to refinance our indebtedness that is scheduled to mature in 2003 and 2004.

Prohibition against Soliciting Other Offers.    Even though the merger agreement permits our Board to receive unsolicited inquiries and proposals regarding other potential business combinations, it also prohibits our company from soliciting alternative proposals from other potential purchasers of our company.

Potential Benefits to Certain Directors and Officers.    Our Board also considered the potential benefits to certain directors and officers discussed under the heading “Interests of Directors and Officers in the Merger” on page 41 including the acceleration of the vesting of stock options and the lapsing of restrictions on certain shares of common stock, the additional severance payments to be received by our executive officers under certain circumstances, and the tax protection agreement provided to certain holders of common limited partnership units of CP Limited Partnership who elect to exchange their common limited partnership units for the Series M Preferred Units of the Surviving Partnership.

In the opinion of our Board, the above factors represent the material potential adverse consequences which could occur as a result of our pursuing or completing the merger. In considering the merger, our Board considered the impact of these factors on our stockholders.

In view of the wide variety of factors considered by our Board, our Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered. Our Board viewed its position and recommendation as being based on the totality of the information presented to, and considered by, it. After taking into consideration all the factors set forth above, our Board determined that the potential benefits of the merger substantially outweighed the potential detriments associated with the merger.

In the event the merger is not completed for any reason, we will continue to pursue our strategic business plan intended to deliver further sustainable growth in funds from operations and enhanced value for our stockholders over time. In addition, in such event, we may seek to enter into other acquisition or business combination opportunities or to issue additional debt or equity.

Opinion of Goldman, Sachs & Co.

Goldman, Sachs & Co. rendered its oral opinion to our Board, which was subsequently confirmed in writing, that, as of the date of the written fairness opinion and based upon and subject to the factors and assumptions set forth therein, the $29.25 in cash to be received for each outstanding share of our common stock pursuant to the merger agreement is fair from a financial point of view to the holders of such shares. In rendering its opinion, Goldman, Sachs & Co. did not opine on the consideration to be received by the holders of common limited partnership units in CP Limited Partnership or the consideration to be received by the holders of the 8.125% Series A Units.

The full text of the written opinion of Goldman, Sachs & Co., dated May 29, 2003, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Exhibit B. You should read this opinion in its entirety. Goldman, Sachs & Co. provided its opinion for the information and assistance of our Board in connection with its consideration of the merger contemplated by the merger agreement. The Goldman, Sachs & Co. opinion is not a recommendation as to how you should vote with respect to the merger.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman, Sachs & Co. reviewed, among other things:

•	the merger agreement;

•	Annual Reports to our stockholders and our Annual Reports on Form 10-K for the five years ended December 31, 2002;

•	certain interim reports to our stockholders and our Quarterly Reports on Form 10-Q;

•	certain other communications from our company to the stockholders; and

•	certain internal financial analyses and forecasts for our company prepared by our management.

Goldman, Sachs & Co. also held discussions with members of our senior management regarding their assessment of our past and current business operations, financial condition, and future prospects. In addition, Goldman, Sachs & Co. reviewed the reported price and trading activity of our common stock, compared certain financial and stock market information for our company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the real estate industry specifically and in other industries generally and performed such other studies and analyses as it considered appropriate.

Goldman, Sachs & Co. relied upon the accuracy and completeness of all of the financial, accounting, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In addition, Goldman, Sachs & Co. did not make an independent evaluation or appraisal of the assets and liabilities (including any derivative or off-balance-sheet assets and liabilities) of our company or Holdings or any of their respective affiliates. No evaluation or appraisal of the assets or liabilities of our company or Holdings or any of their respective subsidiaries was furnished to Goldman, Sachs & Co. The opinion of Goldman, Sachs & Co. did not address the relative merits of the transactions contemplated by the merger agreement as compared to any alternative business transaction that might have been available to us.

The following is a summary of the material financial analyses used by Goldman, Sachs & Co. in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman, Sachs & Co. The order of analyses described does not represent relative importance or weight given to those analyses by Goldman, Sachs & Co. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman, Sachs & Co.’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 23, 2003, and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis.    Goldman, Sachs & Co. reviewed the historical trading prices for our common stock for the three-year period ended May 23, 2003. In addition, Goldman, Sachs & Co. analyzed the relationship between merger consideration in the amount of $29.10 per share of our common stock and the prices of our common stock during certain periods within the one-year period ending May 23, 2003. This analysis was prepared by Goldman, Sachs & Co. prior to the execution of the merger agreement and at a time at which the merger consideration offered by Hometown was $29.10 per share of our common stock. Since the agreed upon merger consideration to be paid by Hometown is $29.25 per share of our common stock, the actual premium percentages are higher than those stated below.

Goldman, Sachs & Co.’s analysis indicated that merger consideration in the amount of $29.10 per share of our common stock represented:

•	a premium of 15.25% based on the closing price of $25.25 per share on May 23, 2003;

•	a premium of 17.10% based on the 10-day average closing price of $24.85 per share;

•	a premium of 28.65% based on the 30-day average closing price of $22.62 per share;

•	a premium of 37.26% based on the 60-day average closing price of $21.20 per share;

•	a premium of 38.44% based on the 90-day average closing price of $21.02 per share;

•	a premium of 30.32% based on the 180-day average closing price of $22.33 per share; and

•	a premium of 19.85% based on the one-year average closing price of $24.28 per share.

Goldman, Sachs & Co. also reviewed, for the one-year and three-year periods ending May 23, 2003, the price return of (a) our common stock; (b) the common stock of Manufactured Home Communities, Inc.; (c) the common stock of Sun Communities, Inc.; and (d) the Wilshire REIT Index. Goldman, Sachs & Co. observed that over the one-year and three-year periods ended May 23, 2003, the closing market prices for the specified companies and the index appreciated or depreciated as set forth below:

Company/Index	One Year Price Return	Three Years Price Return
Chateau Communities, Inc.	(17.2)%	(4.9)%
Manufactured Home Communities, Inc.	(2.2)%	34.9%
Sun Communities, Inc.	(2.5)%	23.2%
Wilshire REIT Index	0.1%	24.0%

Goldman, Sachs & Co. also reviewed, for the period from April 10, 2003 to May 23, 2003, the comparative market price performance of (a) our common stock; (b) the common stock of Manufactured Home Communities, Inc.; (c) the common stock of Sun Communities, Inc.; and (d) the Morgan Stanley REIT Index. Goldman, Sachs & Co. observed that over the period from April 10, 2003 to May 23, 2003, the closing market prices for the specified companies and the index appreciated or depreciated as set forth below:

Company/Index	Appreciation from April 10, 2003 to May 23, 2003
Chateau Communities, Inc.	28.8%
Manufactured Home Communities, Inc.	5.2%
Sun Communities, Inc.	7.3%
Morgan Stanley REIT Index	9.2%

Selected Companies Analysis.    Goldman, Sachs & Co. reviewed and compared certain financial information for our company to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the manufactured housing industry:

•	Manufactured Home Communities, Inc.

•	Sun Communities, Inc.

Although neither of the selected companies is directly comparable to our company, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of our company.

The multiples and ratios for our company and the selected companies were calculated using the respective closing prices on May 23, 2003, information Goldman, Sachs & Co. obtained from SEC filings and IBES estimates. With respect to our company and the selected companies, Goldman, Sachs & Co. calculated (a) the price per share as a percentage of the high market price for the preceding 52 weeks; (b) the dividend yield; (c) equity value (excluding market capitalization of preferred stock); (d) enterprise value (including market capitalization of preferred stock); and (e) the net debt to enterprise value ratio. The results of these analyses are summarized as follows:

Company	Share Price May 23, 2003	% of 52 Week High	Dividend Yield	Equity Value (millions)	Enterprise Value (millions)	Net Debt/ Enterprise Value
Manufactured Home Communities, Inc.	$32.80	92%	6.0%	$914	$1,780	42.0%

Sun Communities, Inc.	$39.97	95%	6.1%	$818	$1,595	41.9%
Chateau Communities, Inc.	$25.25	82%	8.7%	$883	$1,961	51.1%

Goldman, Sachs & Co. also calculated and compared (a) the ratio of the price per share to the estimated 2003 funds from operations; (b) the estimated growth rate of funds from operations from 2003 to 2004; and (c) the ratio of the price per share to the average forward estimated funds from operations for the years 2002 and 2003 for our company and the selected companies. The following table presents the results of this analysis:

Company	FFO Multiple 2003E*	FFO Growth 2003E-2004E*	Two-Year Average Forward FFO Multiple**
Manufactured Home Communities, Inc.	13.1 x	3.6%	12.2 x
Sun Communities, Inc.	11.4 x	2.1%	10.6 x
Chateau Communities, Inc.	11.1 x	2.8%	10.2 x

*	FFO multiples and FFO growth based on IBES estimates.
**	Average forward FFO multiple for 2002E – 2003E based on IBES median estimates.

Discounted Cash Flow Analysis.    Goldman, Sachs & Co. performed a discounted cash flow analysis on our company using our management’s (a) base case projections and (b) debt restructuring case projections. Goldman, Sachs & Co. calculated illustrative per share present value ranges of our common stock by using projected dividend payments for our company for the years 2003 through 2005 and illustrative residual value indications in the year 2005 based on multiples ranging from 9.0x to 12.0x estimated trailing FFO. The projected dividend payments and the illustrative residual value indications derived from this analysis were then discounted to an illustrative present value using discount rates ranging from 10.0% to 13.0%. The following table presents the results of this analysis:

Scenario	Illustrative Per Share Present Value
Management base case projections	$22.10 – $28.86
Management debt restructuring case projections*	$24.85 – $32.69

*	Assumes full and successful implementation of debt restructuring.

Selected Transactions Analysis.    Goldman, Sachs & Co. analyzed the premiums paid in selected announced transactions across all real estate sectors since May 14, 1998 based on the closing price one day prior to announcement. The following table presents the results of this analysis:

Measure	Premiums Paid	Premiums Paid in All Cash Transactions
Mean	13.7%	18.3%
Median	12.0%	13.8%
Number of Transactions Analyzed	37	19

Net Asset Value Analysis.    Our management performed a net asset value analysis on our company using our 2003 budget projections. Our management calculated an illustrative per share net asset value of our common stock equal to $29.68. Our management also calculated an illustrative nominal capitalization rate using estimated 2003 net operating income and the total asset value for our company. This analysis indicated an illustrative nominal capitalization rate of 7.88%.

Goldman, Sachs & Co. performed a sensitivity analysis to the net asset value analysis performed by our management by applying various levels of estimated 2003 net operating income ranging from $145.8 million to $165.8 million and economic capitalization rates ranging from 7.88% to 8.55%. The levels of estimated 2003 net operating income were based on our actual results in the first quarter of 2003 and our management’s budget projections for the remainder of 2003. The sensitivity analysis to the net asset value analysis indicated a range of illustrative net asset values of $18.57 to $29.68 per share of our common stock. Goldman, Sachs & Co. compared this range of illustrative net asset values to a consensus analyst estimate of net asset value equal to $23.84 per share of our common stock.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman, Sachs & Co.’s opinion. In arriving at its fairness determination, Goldman, Sachs & Co. considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman, Sachs & Co. made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to our company or the merger.

Goldman, Sachs & Co. prepared these analyses solely for purposes of Goldman, Sachs & Co.’s providing its opinion to our Board as to the fairness from a financial point of view of the merger contemplated by the merger agreement. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of our company, Holdings, Goldman, Sachs & Co. or any other person assumes responsibility if future results are materially different from those forecast.

As described above, Goldman, Sachs & Co.’s opinion to our Board was one of many factors taken into consideration by our Board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman, Sachs & Co. in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman, Sachs & Co. attached to this proxy statement as Exhibit B.

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements as well as for estate, corporate and other purposes. Goldman, Sachs & Co. is familiar with our company having provided certain investment banking services to us from time to time, including having acted as our financial advisor in connection with, and having participated in certain of the negotiations leading to, the merger agreement.

Goldman, Sachs & Co. also may provide investment banking or financial advisory services or financing to Holdings or its affiliates in the future for which Goldman, Sachs & Co. would receive customary compensation. Our Board selected Goldman, Sachs & Co. as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger.

Goldman, Sachs & Co. provides a full range of financial, advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold positions in securities, including derivative securities, of our company for its own account and for the account of customers.

Pursuant to a letter agreement dated April 15, 2003, our company engaged Goldman, Sachs & Co. to act as our financial advisor in connection with the merger. Pursuant to the terms of this engagement letter, we have agreed to pay Goldman, Sachs & Co. a transaction fee of 0.50% of the aggregate consideration paid in the merger, which is payable upon consummation of the merger. In addition, we have agreed to reimburse Goldman, Sachs & Co. for its reasonable expenses, including attorneys’ fees and disbursements, and to indemnify Goldman, Sachs & Co. and related persons against various liabilities, including certain liabilities under the federal securities laws.

Interests of Directors and Officers in the Merger

In considering the recommendation of our Board in connection with the merger, stockholders should be aware that, as described below, some of our directors and executive officers have interests in, and will receive benefits from the mergers that differ from, or are in addition to (and therefore may conflict with) the interests of our stockholders generally. The number of shares of our common stock owned by our directors and executive officers appears below under “Security Ownership of Certain Beneficial Owners and Management” on page 64. The Board was aware of these interests and considered them in approving the merger agreement and the merger. These additional interests, to the extent material, are defined below. In addition to the following, the information relating to compensation plans and executive compensation as described in our proxy statement for the 2003 Annual Meeting, filed on April 15, 2003, is incorporated by reference into this proxy statement, except as amended or superseded by the following.

Indemnification and Insurance.    The merger agreement provides that, in the event of any threatened or actual claim or proceeding, whether civil, criminal or administrative, in which any person who is or has been a director, officer, employee, fiduciary or agent of us or is or was serving at our request as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise is, or is threatened to be, made a party pertaining to the fact that the person was a director or officer of us, we and, after the effective time of the merger, Hometown, Holdings, the Surviving Company and the Surviving Partnership will indemnify and hold harmless that person to the full extent permitted by applicable law against any liability or expense incurred in connection with any of these claims or proceedings. The merger agreement further provides that, prior to the effective time of the merger, we will purchase an extended reporting period endorsement under our existing directors’ and officers’ liability insurance coverage for our directors and officers with coverage for six years following the closing. For a more complete discussion of these provisions of the merger agreement, see “The Merger Agreement—Indemnification” on page 57.

Restricted Stock and Stock Options.    In connection with the merger and pursuant to the merger agreement, all outstanding, unvested stock options under our option plans, including those options held by our officers, will become fully vested and exercisable. Options held by our directors vest upon issuance. In accordance with the terms of the merger agreement, any unexercised options held by our directors and officers as of the merger closing will be exchanged for cash and the directors and officers will receive a single-sum payment in an amount equal to (i) the excess of the merger consideration payable with respect to a share of our common stock ($29.25) over the stock option exercise price multiplied by (ii) the number of shares subject to the stock options owned by the director or officer which remain subject to exercise. If the exercise price of any such unexercised option exceeds the merger consideration, such option will be cancelled immediately following the merger for no consideration. The following executive officers will be entitled to receive the following amounts with respect to all of their existing stock options, including those whose vesting has accelerated as of the date of this proxy statement: Rees F. Davis, Jr.

(our Chief Executive Officer): $799,006; C.G. Kellogg (our Executive Vice President): $751,619; and Tamara D. Fischer (our Chief Financial Officer): $616,806. The aggregate amount for all executive officers (which includes Rees F. Davis, Jr., Tamara D. Fischer and C.G. Kellogg) and directors as a group is $3,432,502. In addition, restrictions on all shares of common stock held by executive officers which are subject to certain restrictions and forfeiture provisions shall lapse. The total value (based on the merger consideration) of such shares held by each of the following executive officers is as follows: Rees F. Davis, Jr.: $292,500; C.G. Kellogg: $438,750; Tamara D. Fischer: $292,500; and all executive officers as a group: $1,023,750.

Severance Arrangements.    Our employment agreements with Rees F. Davis, Jr., C.G. Kellogg and Tamara D. Fischer (who are, respectively, our Chief Executive Officer, Executive Vice President and Chief Financial Officer), last amended on May 27, 2003, provide that, upon any termination of employment (other than due to death, disability, or retirement) during the six-month period before, the one-year period after, or otherwise in anticipation of, a change of control, each of these officers will receive (i) a cash payment equal to three times the sum of (A) such officer’s annual salary and (B) the greater of (1) the average of the two previous annual bonuses received by such officer (or, in the event such officer has received only one annual bonus, the amount of such annual bonus, or, in the event such officer has not received any annual bonuses, the amount of such annual bonus the officer would have received if such officer would have remained employed through the term of employment specified in such officer’s employment agreement) and (2) $100,000; (ii) for a period of three years after termination of employment, such continuing health benefits (including any medical, vision or dental benefits) under our health plans and programs as such officer would have received under their respective employment agreements; (iii) an amount economically equivalent to the pension benefits that such officer would have received if they remained employed for a three-year period; and (iv) a payment of $36,000 in lieu of three years of continued car allowance payments. In addition, if any amounts payable to any of these three executive officers under the employment agreements or otherwise is subject to the excise tax under section 4999 of the U.S. tax code, an additional payment will be made to such officer so that after the payment of all income and excise taxes, the officer will be in the same after-tax position as if no excise tax under section 4999 had been imposed.

Execution of the merger agreement constituted a change of control under the severance agreements described in the preceding paragraph, and pursuant to the merger agreement, Hometown agreed that the merger will constitute a change of control under those agreements. Following the closing, Hometown will honor, and will cause all of its subsidiaries to honor, such severance agreements in accordance with their terms. In addition, Hometown has agreed that, in the event that any person who is party to any of such severance agreements is offered continued employment with Hometown or any of its affiliates after the closing, and such person accepts such continued employment, Hometown will pay to such person, in equal monthly installments over a four-month period following the closing, the aggregate benefits to which such person would be entitled to receive under his or her respective severance agreement with us following a termination in connection with a change of control. If, however, Hometown terminates such person’s continued employment during the four-month period after the closing, Hometown will pay to such person on the date of such termination all of the remaining installment payments due to such person under such severance agreement with us. Fourteen of our executive employees participate in our Change-of-Control Severance Plan. Under this plan, if during the one-year period following a change of control, the employment of any of these employees is terminated without cause or by the employee for good reason (as defined below), Hometown will be obligated to pay such employee a severance payment equal to twelve months’ current base salary plus twelve months of continued health benefits (in the case of James Anderson, Glenn Davis, Meghan Depsky, Brian Fennelly, Gary McClanahan, Steve Schaub and Christine Stopps) or eighteen months’ current base salary plus eighteen months of continued health benefits (in the case of Michael Casinelli, John Fernie, Wayne Loper, Walter Moreland, Ronald Morris, Lori Palazzolo and Janice Thompson). In addition, if any amounts payable to any of these employees under the plan or otherwise is subject to the excise tax under section 4999 of the U.S. tax code, an additional payment will be made to such employee so that after the payment of all income and excise taxes, the employee will be in the same after-tax position as if no excise tax under section 4999 had been imposed. Execution of the merger agreement constitutes a change of control under the plan. An employee may terminate for good reason under the plan after the occurrence of any of the following: (i) the material reduction of the employee’s position and status, (ii) a reduction in the employee’s base pay, (iii) the failure of Hometown to agree to honor the plan, (iv) a relocation of the employee’s office by more than 50 miles, or (v) a material and willful breach of the plan by the employer.

The maximum amount of severance payments and supplemental severance pay that the following executive officers may be entitled to receive pursuant to the severance arrangements described above is, for Rees F. Davis, Jr., $1,389,235, for Tamara D. Fischer, $1,055,478, and for C.G. Kellogg, $1,324,366. The maximum amount of severance payments and supplemental severance pay that our executive officers and the fourteen other officers covered by our Change-of-Control Severance Plan as a group may, in certain circumstances, be entitled to receive pursuant to the severance arrangements described above is $6,443,796. This figure does not include any amounts payable in respect of any impositions of the excise tax under section 4999 of the U.S. tax code.

Tax Deferral Option for Unit Holders.    In connection with the partnership merger, the holders of common limited partnership units will exchange their units for $29.25 in cash without interest per unit. Alternatively, because many holders of common limited partnership units will face substantial tax recapture in the event that their units were converted into cash, the merger agreement provides that under certain conditions those holders who are “accredited investors” under the Securities Act of 1933, as amended, with an option to defer their tax liabilities by exchanging their units for the Series M Preferred Units. Only the holders of common limited partnership units who qualify as “Eligible OP Unit Holders” and meet certain other conditions can participate in this exchange. The merger agreement defines the term “Eligible OP Unit Holder” as (i) a holder of common limited partnership units beneficially owning and electing to convert at least 5,500 common limited partnership units, or (ii) any group of affiliated holders of common limited partnership units beneficially owning and electing to convert at least 5,500 common limited partnership units in the aggregate, and who arrange that all of such common limited partnership units and the Series M Preferred Units to be received in exchange for such common limited partnership units will be owned and held within one newly formed entity which will become a single equityholder of the Surviving Partnership, or (iii) any group of unaffiliated holders of common limited partnership units beneficially owning and electing to convert at least 3,500 common limited partnership units individually, and who arrange that all of such common limited partnership units and the Series M Preferred Units to be received in exchange for such common limited partnership units will be owned and held within one newly formed entity which will become a single limited partner of the Surviving Partnership. The merger agreement permits only one newly formed entity to participate in this exchange pursuant to item (iii) of the previous sentence.

In addition, any such holder of common limited partnership units will have no right to exchange their units for the Series M Preferred Units if the effect of issuing the Series M Preferred Units to such holder would result in the issuance of the Series M Preferred Units to more than 98 partners for purposes of Treasury Regulation 1.7704-1(h). For purposes of this limitation, holders of common limited partnership units electing to exchange their units for the Series M Preferred Units of the Surviving Partnership will be evaluated and disallowed from making such an election based upon the number of common limited partnership units held by such holders, with the holder of the smallest number of such units being excluded first.

This aspect of the transaction is expected to allow Steven J. Sherwood (who, together with his affiliates, beneficially owns 659,789 of common limited partnership units), John A. Boll (who recently retired as the Chairman of our Board and who, together with his affiliates, beneficially owns 685,482 of common limited partnership units) and James A. Williams (who, together with his affiliates, beneficially owns 337,809 of common limited partnership units) as well as other holders of common limited partnership units the opportunity to defer the otherwise substantial taxable gain they would face in an all cash transaction.

Tax Related Undertakings.    Pursuant to the tax protection agreement that will be entered into upon closing of the partnership merger, Partnership Merger Sub and the Surviving Partnership have agreed, for the benefit of certain holders of common limited partnership units who receive the Series M Preferred Units (some of whom may include certain of our directors and officers, including Steven J. Sherwood and James A. Williams) not to sell, transfer, exchange or otherwise dispose of, except in wholly tax-free transactions, certain specified properties. Such properties are sometimes referred to herein as the “protected properties.” These restrictions do not cover all properties held by the Surviving Partnership and generally will have a minimum duration of twelve years. These restrictions will not apply to annual dispositions of certain specified protected properties beginning with the year 2004. In addition, Partnership Merger Sub and Surviving Partnership have agreed for tax purposes to make available to certain holders of common limited partnership units who shall have opted to receive the Series M Preferred Units the opportunity to enter into certain arrangements with Surviving Partnership providing limited protection from the recognition of taxable income and gain as the result of the refinancing of certain indebtedness by the Surviving Partnership. See “The Merger Agreement—Tax Related Undertakings” on page 56.

The Merger Agreement

This is a description of the terms of the merger agreement that we believe are important. However, the description does not contain all of the terms of the merger agreement. This summary is qualified in its entirety by reference to the full text of the merger agreement, which is attached as Exhibit A to this proxy statement and is incorporated herein by reference. We encourage you to read the entire merger agreement.

The Merger.    Under the merger agreement, we will merge with and into Merger Sub, a newly formed Maryland limited liability company, the sole member of which is Hometown, with Merger Sub continuing as the surviving entity. The closing date of the merger will be no later than the third business day after the closing conditions to the merger are satisfied or waived by us and Hometown and no earlier than August 27, 2003. The merger will become effective at such date and time as is agreed between the parties and specified in the articles of merger.

The ROC Merger.    Prior to the merger, ROC Communities, Inc. will merge with and into our company. We will survive this merger. The sole merger consideration in such merger received by the stockholders of ROC Communities, Inc. will be shares of our common stock. The maximum aggregate amount of our common stock to be issued in this merger (other than shares issued to us in our capacity as a stockholder of ROC Communities, Inc., which will be cancelled in this merger for no consideration) will be 1,000 shares.

The Partnership Merger.    Immediately prior to the consummation of the merger CP Limited Partnership will merge with Partnership Merger Sub, a newly formed Maryland limited liability company, the sole member of which is Merger Sub. CP Limited Partnership will survive this merger and all of its subsidiaries will remain unchanged. Merger Sub, alone or together with one or more other Hometown affiliates, will be the sole general partner(s) of CP Limited Partnership following the merger. Under the terms of the merger agreement, we will offer to redeem the 8.125% Series A Units in accordance with the Agreement of Limited Partnership of CP Limited Partnership. This redemption will be effective at or immediately prior to the effective date of the merger, or such other date as agreed upon by the holders of the 8.125% Series A Units. The partnership merger will be effected concurrently with the effectiveness of this redemption. In certain circumstances, if agreed by such holders and us, the transaction involving the 8.125% Series A Units may be structured as a purchase, including by Hometown or one of its affiliates, rather than a redemption. As of June 30, 2003, there were 1,500,000 8.125% Series A Units outstanding.

Consideration to Be Received for Our Common Stock in the Merger.    At the effective time, each share of our common stock will be converted into the right to receive a cash payment of $29.25 without interest. The merger consideration is fixed and will not be adjusted based on changes in the price of our common stock prior to the closing date of the merger. Through the effective time of the merger, we may continue to declare and pay quarterly dividends on any quarterly anniversary of prior dividend record and payment date in accordance with past practice, at the same rate per share as the most recent quarterly dividend. Upon completion of the merger, the holders of shares of our common stock will be entitled to receive one final dividend pro-rated for the number of days elapsed in the final quarter since the last dividend payment date.

Treatment of Stock Options.    The merger agreement provides that each stock option under our 2002, 2001, 1999, 1997 and 1993 equity compensation plans, the CWS Communities Trust 1998 Long Term Incentive Plan or under any other applicable stock option plan which is outstanding immediately prior to the effective time of the merger, whether or not then exercisable, will become fully vested and exercisable. Further, the merger agreement provides that any restrictions or limitations on any shares of our common stock awarded under such plans will lapse so that such shares will become freely transferable. At the effective time of the merger, in full settlement of all remaining outstanding options, Hometown will pay to us sufficient cash to enable us to pay to each holder of an option $29.25 in cash less the exercise price per share of common stock provided for in that stock option multiplied by the number of shares of our common stock underlying that option which remains subject to exercise. The cash payment will be net of any applicable withholding tax. If, however, the exercise price of any stock option equals or exceeds $29.25, no cash will be paid to the holder and the option will be cancelled. Following the effective time of the merger, all outstanding options to purchase our common stock will automatically be redeemed and cancelled.

Procedures for Exchange of Our Common Stock.    Hometown will deposit with the paying agent cash in the amount of the aggregate merger consideration. Each letter of transmittal which will be sent to our stockholders following the closing of the merger will include detailed instructions on how our stockholders may exchange their common stock for the cash consideration they will receive in the merger. The paying agent will send to our former stockholders who submit their duly completed letters of transmittal and their share certificates a check for payment of the merger consideration they are entitled to receive, net of any applicable withholding tax. No interest will be paid on any cash paid pursuant to the merger.

Representations and Warranties.    We, CP Limited Partnership and ROC Communities, Inc. have made certain customary representations and warranties to Hometown and Holdings, subject to exceptions disclosed to Hometown and Holdings, and to customary qualifications for materiality. These representations and warranties, made to Hometown and Holdings by each of our company, ROC Communities, Inc. and CP Limited Partnership, include, but are not limited to:

•	we and ROC Communities, Inc. are each a validly existing corporation and CP Limited Partnership is a validly existing limited partnership and each of us have the requisite power to carry on our business;

•	we have the requisite corporate or partnership authority to enter into the contemplated transactions;

•	the consummation of these transactions will not place us in material violation of any laws or material contracts which, individually or in the aggregate, would have a material adverse effect on our business;

•	our capitalization is as disclosed to Hometown;

•	our corporate structure, the corporate structure of ROC Communities, Inc. and the partnership structure of CP Limited Partnership are as disclosed to Hometown;

•	we have made available to Hometown all reports filed with the SEC since January 1, 2000 and such reports complied, as of their respective dates, in all material respects with the applicable requirements of the securities laws;

•	there is no litigation or legal proceeding pending that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on our business;

•	we have conducted our business only in the ordinary course, and there are no undisclosed changes in material liabilities;

•	subject to the execution of a closing agreement with the Internal Revenue Service, we qualify for tax treatment as a REIT and have paid all taxes which are due and payable and filed all necessary tax returns;

•	our real properties are not subject to undisclosed liens and none of our real properties are in material violation of the law;

•	we have complied with environmental matters, except to the extent that any failures to comply, individually or in the aggregate, would not have a material adverse effect;

•	our employee benefit plans are in material compliance with the law;

•	we have received a fairness opinion from our financial advisor;

•	we have disclosed certain contracts and arrangements and such contracts are valid, binding and enforceable;

•	we are neither in default nor violation of any term, condition or provision of our charter or Bylaws, any material contract, or any order, writ, injunction, decree, statute, rule or regulation applicable to us, except those that would not reasonably be expected to have a material adverse effect;

•	we hold all certificates, permits, licenses, variances, exemptions, orders, franchises and approvals of all governmental entities necessary for the lawful conduct of our business and occupancy, and are in compliance therein, except when, in the aggregate, failure to do so would not reasonably be expected to have a material adverse effect;

•	we are neither party to any collective bargaining agreement or other current labor agreement with any labor union or organization, nor aware of either any questions regarding current union representation of our employees or any such activity or of any strike, slowdown, work stoppage or pending lockout;

•	we are not party to any unfair labor practice charges or grievances that would reasonably be expected to have a material adverse effect;

•	we possess or have adequate rights to use all trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs and copyrights necessary for the operation of our businesses, except where the failure to possess or have adequate rights would not reasonably be expected to have a material adverse effect;

•	we maintain insurance with financially responsible insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in the ownership and operation of manufactured housing communities, and have received no notice of cancellation or termination with respect to any existing material insurance policy;

•	we do not “beneficially own” any outstanding shares of our stock;

•	except for fees and expenses payable to Goldman, Sachs & Co., no broker, investment banker or other person is entitled to fees in connection with the transactions contemplated in the merger agreement;

•	we are not an investment company for purposes of the securities laws; and

•	we have taken all necessary actions to exempt the transactions contemplated by the merger agreement from state takeover statutes.

Hometown and Holdings have made certain customary representations and warranties to us, subject to exceptions disclosed to us, and to customary qualifications for materiality. These representations and warranties include, but are not limited to:

•	they are validly existing limited liability companies and have the requisite power to carry on their businesses;

•	they have the requisite authority to enter into the transactions contemplated by the merger agreement;

•	their capitalization is as disclosed to us;

•	the consummation of these transactions will not place them in material violation of any laws or material contracts which, individually or in the aggregate, would have a material adverse effect;

•	they have no undisclosed, material liabilities;

•	they are neither in default nor violation of any term, condition or provision of their operating agreement or organizational documents, loan or credit note, or any bond, mortgage or indenture, or any order, writ, injunction, decree, statute, rule or regulation applicable to them, except those that would not reasonably be expected to have a material adverse effect;

•	the Merger Sub and Partnership Merger Sub will have incurred no other material obligations or liabilities and have no assets, except for those obligations or liabilities incurred in connection with their organization and the transactions contemplated by the merger agreement;

•	there is no litigation or legal proceeding pending to which they are a party that would be reasonably likely to prevent the consummation of the mergers; and

•	they will have the necessary financing to consummate the contemplated transactions (the merger agreement does not impose any restrictions on Hometown’s methods for obtaining financing of the merger consideration).

The representations and warranties contained in the merger agreement will not survive beyond the effective time of the merger.

Covenants Regarding General Matters.    We and Hometown have agreed to perform various covenants regarding general matters. Some of these covenants are mutual while others have been made by only one of the parties.

•	The mutual covenants regarding general matters include, but are not limited to:

•	using reasonable best efforts to take all actions necessary to make the mergers effective;

•	using commercially reasonable efforts to file the preliminary proxy statement;

•	consulting with each other, and receiving each other’s approvals, on any publicity regarding the mergers;

•	agreeing not to take any action following the closing that is inconsistent with our status as a REIT for any period prior to the closing;

•	agreeing to the tax treatment of the mergers and to making certain tax filings; and

•	cooperating in the preparation of the partner solicitation materials to be used to offer the Series M Preferred Units of the Surviving Partnership to the qualifying holders of common limited partnership units of CP Limited Partnership.

•	The covenants regarding general matters that we have made include, but are not limited to:

•	preparing and filing with the SEC this proxy statement and holding a special meeting of our stockholders to vote on the merger agreement, including the merger and the other transactions contemplated by the merger agreement;

•	seeking, subject to our fiduciary duties under applicable law, the approval of the holders of common limited partnership units and holders of the 8.125% Series A Units to the partnership merger;

•	cooperating with Hometown in the event that it makes a tender offer or consent solicitation with respect to any of our outstanding indebtedness;

•	using commercially reasonable efforts, upon Hometown’s request, to cooperate with Hometown in its financing efforts;

•	causing ROC Communities, Inc. to merge with and into our company, with our company continuing as the surviving company in that merger;

•	causing any of our officers and directors to resign at the closing of the merger agreement upon Hometown’s request; and

•	delivering an affidavit prior to the closing of the merger, in satisfaction of Florida law, to the effect that neither we nor any of our subsidiaries has engaged in or solicited an offer for the assets that are the subject of the merger agreement and the transactions contemplated therein.

•	The covenants regarding general matters that Hometown has made include, but are not limited to:

•	causing the Surviving Partnership to enter into, with each holder of common limited partnership units validly electing and qualifying to receive the Series M Preferred Units of the Surviving Partnership, the limited partnership agreement of the Surviving Partnership;

•	providing to our employees, for a period of no less than two years, benefits that are no less favorable to them than those Hometown provides to its own similarly situated employees;

•	maintaining, for a period of no less than six years after the effective time of the merger, the provisions of our corporate governance documents that pertain to rights to indemnification of certain officers, directors, employees and agents after the merger;

•	maintaining a directors and officers liability insurance policy for six years from the effective time of the merger on terms no less favorable than those of the existing policy;

•	arranging for the financing required under the merger agreement and informing us as to its status; and

•	honoring all of our severance arrangements.

Covenants Regarding Conduct of Our Business Before the Merger.    We have agreed to use commercially reasonable efforts to conduct our business and that of our subsidiaries from May 29, 2003 to the earlier of the effective time of the merger or termination of the merger agreement, in the ordinary course and consistent with past practice and to preserve intact our current business organization. In particular, we have agreed, among other things, subject to enumerated exceptions:

•	not to acquire additional real property, encumber existing real property assets or enter into any agreement to develop or construct real estate projects;

•	not to amend our or any of our subsidiaries’ charter or bylaws or other similar organizational documents;

•	to notify Hometown of any document filed with the SEC after May 29, 2003, any litigation or pending litigation having potential liability to us or our subsidiaries in excess of $200,000 or any complaint by a governmental entity of which we have knowledge;

•	not to take any action that would prevent or delay the consummation of the transactions contemplated by the merger agreement;

•	not to declare, set aside or pay any dividends or distributions on any of our or our subsidiaries’ capital stock;

•	not to issue, deliver, sell or grant any material rights in respect of any shares of our or our subsidiaries’ capital stock;

•	not to increase compensation of our officers or employees except as required by law;

•	not to adopt any new or amend any existing employee benefit plan;

•	not to sell, lease, mortgage or otherwise encumber or dispose of any real property or other assets;

•	not to issue or sell any debt securities or warrants or other rights to acquire debt securities of ours, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing;

•	not to enter into or amend or otherwise modify any material agreement or arrangement with persons that are affiliates or, as of the date of the merger agreement, are employees or directors of us without prior written notice to Hometown and the approval of a majority of “independent” members of our Board;

•	except as otherwise permitted or contemplated by the merger, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of our company or our subsidiaries;

•	not fail to use commercially reasonable best efforts to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are a customary for companies engaged in their respective businesses;

•	not to prepay, refinance or amend any existing indebtedness or make any investments in any other person in excess of $250,000 in the aggregate;

•	not to merge, consolidate or enter into any other business combination transaction with any other person;

•	not to make or rescind any material tax elections;

•	not to materially change any of our methods, principles or practices of accounting or settle any claims relating to taxes; and

•	to preserve our status as a REIT.

Covenants Regarding Conduct of Hometown’s Business Before the Merger.    Hometown and Holdings have agreed, for the period from May 29, 2003 to the earlier of the effective time of the merger or termination of the merger agreement, to use commercially reasonable efforts to conduct business in the ordinary course and consistent with past practice and to preserve intact their current business organizations. In particular, they have agreed, among other things, subject to enumerated exceptions:

•	to notify us of any litigation having potential liability to Hometown, Holdings or any subsidiary of Hometown in excess of $500,000 or of any complaint by a governmental entity;

•	not to take any action that would prevent or materially delay the consummation of the transactions contemplated by the merger agreement;

•	not to take any action the result of which would require the consent of the Washington State Investment Board to the capital call required in connection with the financing;

•	not to merge, consolidate, or enter into any other business combination transaction with any person;

•	not to, except as otherwise permitted or contemplated by the merger agreement, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Hometown or Holdings;

•	not to agree in writing or otherwise to take any action inconsistent with any of the foregoing;

•	not to take any action that would be prohibited under the terms of the Series M Preferred Units of the Surviving Partnership were they outstanding from May 29, 2003 and thereafter; and

•	not to take any action that reduces the consolidated net worth of Hometown to less than $150,000,000.

Covenant Regarding No Solicitation; Covenant to Recommend.    The merger agreement prevents us from initiating, soliciting, encouraging, negotiating or otherwise engaging in discussions with, or facilitating (including by furnishing information to), a third party regarding (i) a merger, consolidation or other business combination transaction, (ii) a sale, lease or other disposition of 50% or more of the assets of our company and our subsidiaries, taken as a whole, (iii) a tender offer or exchange offer for 50% or more of the outstanding equity securities of our company, or (iv) any public announcement of a proposal or plan to do any of the foregoing, except that we may negotiate or engage in discussions with or furnish information to a third party if we receive an unsolicited bona fide proposal from that third party and:

•

our Board, after consultation with independent legal counsel and an investment bank of nationally recognized reputation, determines in good faith (after taking into account any proposal that may have been made by Hometown at such time) that (i) the proposal would, if consummated, constitute a superior competing transaction, which the merger agreement defines as a potential transaction that was not initiated or facilitated by us, which is more favorable to our stockholders and the holders of common limited partnership units of CP Limited Partnership than the transaction contemplated by the merger agreement, and is reasonably capable of being consummated and (ii) such action is necessary for our directors to comply with their legal duties to our stockholders and the holders of common limited partnership units of CP Limited Partnership under applicable law;

•	no later than 36 hours before taking any such action, we provide reasonable notice thereof to Hometown;

•	we receive from any such third party an executed confidentiality or standstill agreement in customary form, the terms of which are at least as stringent as those applicable to Hometown as set forth in the confidentiality agreement it has entered into with us; and

•	before taking any such action (and not later than 24 hours from receipt of any such proposal), we promptly inform Hometown of any such proposal and thereafter promptly inform Hometown of the status of any discussions with such third party and provide Hometown with certain information provided to and written communications with such third party.

Our Board has agreed to recommend to our stockholders the approval of the merger agreement, including the merger and the other transactions contemplated by the merger agreement. However, if, after consultation with independent legal counsel and an investment bank of nationally recognized reputation, our Board determines that an unsolicited bona fide written proposal is a superior competing transaction and determines in good faith that such action is necessary for our directors to comply with their legal duties to our stockholders and the holders of common limited partnership units of CP Limited Partnership under applicable law, our Board can, upon five business days’ prior notice to Hometown of its intention to do so, modify or withdraw its recommendation of the merger agreement, including the merger with Hometown and the other transactions contemplated by the merger agreement, and instead approve or recommend to our stockholders the superior competing transaction. In such event, the merger agreement provides for the payment by us of the break-up fee and expense reimbursement described below under the heading “Break-up Fees and Expenses” on page 55.

Conditions to the Completion of the Merger.    We will complete the merger with Hometown only if the conditions specified in the merger agreement are either satisfied or waived. Some of the conditions are mutual, meaning that if the condition is not satisfied, neither party would be obligated to close the merger. Most of the conditions are in favor of only one of the parties, meaning that if the condition is not satisfied that party could waive the condition and the other party would remain obligated to close.

•	The mutual conditions include:

•	approval of the merger by our stockholders and the approval of the partnership merger by the holders of common limited partnership units;

•	obtaining all consents and approvals required by the merger agreement to be obtained from any governmental entity in connection with the merger and the transactions related thereto; and

•	absence of a court order preventing consummation of the transactions contemplated by the merger agreement.

•	We will not be obligated to close the merger if the following conditions are not satisfied or waived:

•	Hometown’s performance, in all material respects, of its agreements in the merger agreement that are to be performed as of the closing;

•	Hometown’s representations and warranties being true and correct, in all material respects, as of the closing (we have agreed with Hometown that this condition will be satisfied in full as long as the aggregate of any and all breaches of their representations do not result in a material adverse effect on the ability of Hometown to consummate the transaction);

•	Hometown’s delivering executed certificates as to the satisfaction of the two conditions above;

•	the absence of a material adverse effect occurring with respect to Hometown after the date of the merger agreement and the delivery to us of an executed certificate to such effect by Hometown; and

•	Hometown’s delivering to the holders of common limited partnership units a favorable legal opinion from its legal counsel with respect to the classification of each of Hometown and Holdings as a disregarded entity or a partnership for tax purposes.

•	Hometown will not be obligated to close the merger if the following conditions are not satisfied or waived:

•	our performance, in all material respects, of our agreements in the merger agreement that are to be performed as of closing;

•	our representations and warranties being true and correct, in all material respects, as of the closing (we have agreed with Hometown that this condition will be satisfied in full as long as the aggregate of any and all breaches of our representations do not result in a material adverse effect on us);

•	our delivering executed certificates as to the satisfaction of the two conditions above;

•	the absence of a material adverse effect occurring, with respect to us, after the date of the merger agreement and our delivery to Hometown of an executed certificate to such effect;

•	all consents and waivers from third parties in connection with the consummation of the merger and related transactions being obtained;

•	our delivery of an executed certificate to Hometown with respect to our status as a non-foreign person; and

•	receipt of a favorable legal opinion from our legal counsel with respect to (i) our REIT status and (ii) CP Limited Partnership’s tax status as a partnership.

Certain of the above conditions, such as the requirement for stockholder and unit holder approvals and the absence of a court order preventing consummation of the transactions contemplated by the merger agreement, cannot be waived under applicable law. Both we and Hometown reserve the right to waive any of our or their respective other conditions to the merger agreement. However, if we intend to waive one or more conditions to the closing of the merger in a manner or under circumstances that would make the information set forth in this proxy statement materially misleading or inaccurate, we would distribute an updated proxy statement to our stockholders and re-solicit the approval of our stockholders.

Transaction Financing.    The merger is not subject to any financing contingency and is not conditional on Hometown obtaining financing of the merger. The merger agreement does not impose any restrictions on Hometown’s methods for obtaining financing of the merger consideration. Hometown and Holdings have represented to us that the unfunded portion of the capital commitment to Holdings approved by the Washington State Investment Board, together with cash and cash equivalents available to Hometown and Holdings, exceeds $800 million. This unfunded portion of the capital commitment to Holdings is available to be applied toward payment of the merger consideration. All of such capital commitment is subject to call by Holdings without the consent or any other action of the Washington State Investment Board or any other third party.

Hometown and Holdings represented that Hometown, Holdings, Merger Sub and Partnership Merger Sub will have at the closing all funds necessary to fund their obligations under the merger agreement and will include a minimum of $500 million of Washington State Investment Board’s capital commitment to Holdings.

Termination of the Merger Agreement.    The merger agreement may be terminated under the following circumstances:

•	by mutual written consent;

•	by either Hometown or us if (i) the merger has not been consummated by December 31, 2003 (or a later mutually agreed upon date) and the party seeking termination has not materially breached its obligations under the merger agreement or (ii) a governmental entity shall have issued a final and non-appealable order, decree or injunction or taken any other action preventing the consummation of the merger;

•	by Hometown if we, CP Limited Partnership or ROC Communities, Inc. breach any representations, warranties, covenants, or agreements on the part of us, CP Limited Partnership or ROC Communities, Inc. set forth in the merger agreement or our representations and warranties become untrue, in either case such that the breaches in the aggregate would or would reasonably be likely to have a material adverse effect, such that the conditions to Hometown’s obligation to close would be incapable of being satisfied by December 31, 2003 (or a later mutually agreed upon date);

•	by us if Hometown or Holdings breaches any representations, warranties, covenants, or agreements on the part of Hometown or Holdings set forth in the merger agreement or the representations and warranties of Hometown or Holdings become untrue, in either case such that the breaches in the aggregate would or would reasonably be likely to have a material adverse effect, such that the conditions to our obligation to close would be incapable of being satisfied by December 31, 2003 (or a later mutually agreed upon date);

•	by Hometown if, upon a vote at the special meeting of our stockholders, the approval of our stockholders shall not have been obtained or if the approval of the holders of common limited partnership units shall not have been obtained;

•	by us if our Board has otherwise fully complied with the terms of the merger agreement but has withdrawn, modified or qualified in any manner adverse to Hometown its approval or recommendation of the merger or the merger agreement in connection with, or approved or recommended, any superior competing transaction; or

•	by Hometown if (i) prior to the special meeting of our stockholders, our Board shall have withdrawn or modified in any manner adverse to Hometown its approval or recommendation of the merger or the merger agreement, or approved or recommended any competing transaction, (ii) we or CP Limited Partnership shall have entered into any agreement with respect to any competing transaction or (iii) our Board shall have resolved to do any of the foregoing.

Break-Up Fees and Expenses.    We have agreed to pay Hometown’s out-of-pocket expenses incurred in connection with the merger agreement and the other transactions contemplated thereby, in an amount not to exceed $15 million, if Hometown terminates the merger agreement (i) because we, CP Limited Partnership or ROC Communities, Inc. breach any representation, warranty, covenant, obligation, or agreement made by us, CP Limited Partnership or ROC Communities, Inc. set forth in the merger agreement, such that the conditions to Hometown’s obligation to close would be incapable of being satisfied by December 31, 2003 (or a later mutually agreed upon date) or (ii) because of our failure to obtain the necessary approval of our stockholders or the holders of common limited partnership units of CP Limited Partnership (and in the case of any such termination, Hometown has not materially breached its own representations and warranties or covenants or has cured any such breach prior to the date of the special meeting of our stockholders).

We also have agreed to pay to Hometown $40 million and, if not previously paid, Hometown’s out-of-pocket expenses (in an amount not to exceed $15 million) if:

•	Hometown terminates the merger agreement because of our failure to obtain the necessary stockholder or holder of common limited partnership unit approval (and in the case of any such termination, Hometown has not materially breached its own representations and warranties or covenants or has cured any such breach prior to the date of the special meeting of our stockholders) and within one year of any such termination we or CP Limited Partnership consummate a competing transaction or execute a definitive agreement providing for a competing transaction (but excluding for this purpose a competing transaction that is a financing or refinancing);

•	we terminate the merger agreement because our Board has withdrawn, modified or qualified in any manner adverse to Hometown its approval or recommendation of the merger or the merger agreement in connection with, or approved or recommended, any superior competing transaction or Hometown terminates the merger agreement because (i) prior to the special meeting of our stockholders, our Board has withdrawn or modified in any manner adverse to Hometown its approval or recommendation of the merger or the merger agreement, or approved or recommended any competing transaction, (ii) we have or CP Limited Partnership has entered into any agreement with respect to any competing transaction or (iii) our Board has resolved to do any of the foregoing; or

•	Hometown terminates the merger agreement because the merger has not been consummated by December 31, 2003 (or any later mutually agreed upon date) and Hometown has not materially breached its obligations under the merger agreement and, within one year of any such termination, we or CP Limited Partnership consummate a competing transaction or execute a definitive agreement providing for a competing transaction (but excluding for this purpose a competing transaction that is a financing or refinancing).

In addition, we will be liable to Hometown for damages if any of our company, CP Limited Partnership or ROC Communities, Inc. has willfully breached its representations, warranties, covenants or agreements, or if any of us, CP Limited Partnership or ROC Communities, Inc. is obligated to consummate the transactions contemplated by the merger agreement but fails or refuses to do so.

Hometown has agreed to pay our out-of-pocket expenses incurred in connection with the merger agreement and the transaction contemplated thereby in an amount not to exceed $5 million if we terminate the merger agreement because the representations and warranties made by Hometown or Holdings in the merger agreement become untrue, or Hometown and/or Holdings have breached their representations, warranties, covenants or agreements set forth in the merger agreement such that the conditions to our obligation to close are incapable of being satisfied by December 31, 2003 (or any later mutually agreed upon date).

In addition, Hometown or Holdings will be liable to us for damages if either Hometown or Holdings has willfully breached its representations, warranties, covenants or agreements, or either of them is obligated to consummate the transactions contemplated by the merger agreement but fails or refuses to do so.

Amendment or Waiver of the Merger Agreement.    The parties may amend the merger agreement or waive its terms and conditions before the effective time, but, after our stockholders have approved the merger agreement, including the merger and the other transactions contemplated by the merger agreement, no such amendment shall alter or change any terms or conditions of the merger agreement if such alteration or change would adversely affect our stockholders.

Tax Related Undertakings.    Pursuant to the tax protection agreement that will be entered into upon the closing of the partnership merger, a form of which is attached as an exhibit to the merger agreement and is incorporated herein by reference, Partnership Merger Sub and the Surviving Partnership have agreed, for the benefit of certain holders of common limited partnership units who shall have opted to receive the Series M Preferred Units of the Surviving Partnership (some of whom may include certain of our directors and officers, including Steven J. Sherwood, James A. Williams or Tamara D. Fischer), not to sell, transfer, exchange or otherwise dispose of, except in wholly tax-free transactions, certain specified properties. Such properties are sometimes referred to in this proxy statement as the “protected properties.” These restrictions do not cover all properties held by the Surviving Partnership and generally will have a minimum duration of twelve years. These restrictions will not apply to annual dispositions of certain specified protected properties beginning with the year 2004.

In addition, Partnership Merger Sub and the Surviving Partnership have agreed to make available to certain holders of common limited partnership units who shall have opted to receive the Series M Preferred Units of the Surviving Partnership the opportunity to enter into certain arrangements with the Surviving Partnership providing limited protection from the recognition of taxable income and gain as the result of the refinancing of certain indebtedness by the Surviving Partnership.

To the extent that Partnership Merger Sub or the Surviving Partnership breaches an obligation under the tax protection agreement, a protected holder will be entitled to an indemnification payment that is designed generally to equal the amount of additional taxes that will be owed by that protected holder as a result of such breach. However, after year five with respect to certain specified protected properties, and after year nine with respect to other specified protected properties, the protected holder will only be entitled to damages equal to 27% of the amount of the built-in gain set forth in the tax protection agreement. These monetary damages represent a protected holder’s sole remedy for breach of these provisions of the tax protection agreement.

Employee Severance Agreements.    Following the closing, Hometown will honor, and will cause its subsidiaries to honor, our individual severance agreements with Rees F. Davis, Jr., C.G. Kellogg, and Tamara D. Fischer. Hometown has also agreed that the merger will constitute a change of control under those three agreements. In addition, Hometown has agreed that in the event that any person who is party to any of those three agreements is offered continued employment with Hometown or any of its affiliates after the closing of the merger and such person accepts such continued employment, Hometown will pay to such person, in equal monthly installments over a four-month period following the closing of the merger, the aggregate benefits to which such person would be entitled to receive under his or her respective severance agreement with us following a termination in connection with a change of control. If, however, Hometown terminates such person’s continued employment during the four-month period after the closing of the merger, Hometown will pay to such person on the date of such termination all of the remaining installment payments due to such person under such severance agreements. In addition to the severance payments described above, certain of our executive employees will be offered severance pay under our Change-of-Control Severance Plan. Under this plan, Hometown will be obligated to offer a severance payment equal to twelve months current base salary plus twelve months of continued health benefits (in the case of James Anderson, Glenn Davis, Meghan Depsky, Brian Fennelly, Gary McClanahan, Steve Schaub and Christine Stopps) or eighteen months of current base salary plus eighteen months of continued health benefits (in the case of Michael Casinelli, John Fernie, Wayne Loper, Walter Moreland, Ronald Morris, Lori Palazzolo and Janice Thompson), after termination of employment of any of these employees.

Indemnification.    The merger agreement provides that, in the event of any threatened or actual claim or proceeding, whether civil, criminal or administrative, in which any person who is or has been a director, officer, employee, fiduciary or agent of us or is or was serving at our request as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise is, or is threatened to be, made a party pertaining to the fact that the person was a director or officer of us, we and, after the effective time of the merger, Hometown, Holdings, the Surviving Company and the Surviving Partnership will indemnify and hold harmless that person to the full extent permitted by applicable law against any liability or expense incurred in connection with any of these claims or proceedings. All rights to indemnification existing in favor of, and all limitations of the personal liability of, the directors, officers, employees and agents of us and our subsidiaries provided for in our charter or bylaws as in effect as of the date of the merger agreement will continue in full force and effect for a period of not less than six years from the effective time of the merger.

The merger agreement further provides that, prior to the effective time of the merger, we will purchase an extended reporting period endorsement under our existing directors’ and officers’ liability insurance coverage for our directors and officers with coverage for six years following the closing of the merger of not less than the existing coverage under, and having other terms not materially less favorable than, the directors’ and officers’ liability insurance coverage presently maintained by us.

Delisting and Deregistration of Our Common Stock.    Our common stock is currently listed on the New York Stock Exchange under the symbol “CPJ.” If the merger is completed, holders of shares of our common stock will not have an opportunity to continue their equity interest in the Surviving Company as an ongoing corporation and, therefore, will not have the opportunity to share in our future earnings, dividends or growth, if any. In addition, upon completion of the merger, our common stock will no longer be listed on the New York Stock Exchange and will cease to be registered with the Securities and Exchange Commission, and we will no longer be a reporting company under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

Regulatory and Other Approvals.    There are no federal or state regulatory requirements which remain to be complied with in order to consummate the merger, other than the filing and acceptance for record of the Articles of Merger and Articles of Partnership Merger with the State Department of Assessments and Taxation of Maryland.

State Takeover Statutes; Ownership Limits.    Our Board has taken all actions necessary to exempt the merger and the other transactions contemplated by the merger agreement from the operation of any anti-takeover statute enacted under the laws of the State of Maryland or the federal laws of the United States. Our Board has exempted Hometown and its affiliates from the applicable ownership limits in our charter so that it may consummate the merger.

Method of Accounting.    The merger agreement will constitute our plan of liquidation within the meaning the Internal Revenue Code of 1986, as amended, and our Board has adopted the merger agreement as such a plan of liquidation.

Appraisal Rights.    The merger agreement is governed by Maryland law. Under Maryland law, because our common stock is listed on the New York Stock Exchange, appraisal rights are not available to holders of our common stock in connection with the merger. Each holder of common limited partnership units of CP Limited Partnership objecting to the partnership merger will have the right to receive payment of the fair value of such holder’s units from the Surviving Partnership.

Voting Agreements.    Hometown has entered into agreements with certain of our directors and officers, including John A. Boll, Rees F. Davis, Jr., C.G. Kellogg, Tamara D. Fischer, Edward R. Allen, James M. Hankins, Steven J. Sherwood, Rhonda G. Hogan, James A. Williams, D. Keith Cobb, James T. Mestdagh and Robert K. Jordan. Pursuant to these voting agreements, each of these holders has agreed to vote all shares of our common stock (including shares of our common stock issued upon conversion of options) and any common limited partnership units beneficially owned by such officers and directors to (i) approve the merger agreement, including the merger and the partnership merger and the other transactions contemplated by the merger agreement and any related matters at any meeting, or by any other action or other approval, of the holders of our common stock or the holders of common limited partnership units of CP Limited Partnership; and (ii) help cause such meeting, consent or approval to be held.

In addition, each of these holders has agreed not to vote any of their shares of our common stock or common limited partnership units in favor of (i) the approval of any other merger, consolidation, sale of assets, reorganization, recapitalization, liquidation or winding up of our company, CP Limited Partnership or any affiliate of our company or CP Limited Partnership, (ii) any other extraordinary transaction involving us, CP Limited Partnership or any affiliate of us or CP Limited Partnership, or (iii) any corporate action that, upon consummation, would either frustrate the purposes of, or prevent or delay the consummation of, the transactions contemplated by the merger agreement. In furtherance of the voting agreements, each of these holders granted to Hometown a proxy to vote all of their shares of our common stock or common limited partnership units solely with respect to the matters specified in, and in accordance with the provisions of, the voting agreements. This proxy is irrevocable during the term of the voting agreement.

Each of these holders has agreed not to (i) sell, transfer, pledge, assign, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, assignment, encumbrance or other disposition of, or limitation on the voting rights of, any of their shares of our common stock or common limited partnership units during the term of the voting agreement, (ii) grant any proxies or powers of attorney, deposit any beneficially owned securities into a voting trust or enter into a voting agreement with respect to any shares of our common stock or common limited partnership units, (iii) take any action that would make any of their representations or warranties contained in the voting agreement untrue or incorrect or have the effect of preventing or delaying the performance of any of their obligations under the voting agreement, or (iv) commit or agree to take any of the foregoing actions, other than (A) pursuant to the voting agreement or the merger agreement and (B) transfers to Hometown.

As of the date of the voting agreements, John A. Boll, Rees F. Davis, Jr., C.G. Kellogg, Tamara D. Fischer, Edward R. Allen, James M. Hankins, Steven J. Sherwood, Rhonda G. Hogan, James A. Williams, D. Keith Cobb, James T. Mestdagh and Robert K. Jordan beneficially owned in the aggregate 3,644,138 shares of our common stock, representing approximately 12.1% of our combined issued and outstanding shares. In addition to holding proxies for these 3,644,138 shares of our common stock, Hometown and its affiliates own an additional 1,414,000 shares of our common stock.

As of the date of the voting agreements, John A. Boll, Tamara D. Fischer, Steven J. Sherwood and James A. Williams beneficially owned in the aggregate 1,683,856 common limited partnership units, representing approximately 31.8% of the issued and outstanding common limited partnership units that may be voted in regard to the partnership merger.

The voting agreements terminate on the earlier to occur of (i) the termination of the merger agreement in accordance with its terms and (ii) consummation of the merger and the partnership merger.

Plans for the Company Following the Merger and Related Transactions

Following the closing of the merger and the partnership merger, our company and CP Limited Partnership will be controlled by Hometown. At such time, Hometown may sell certain of our assets and properties.

In addition, as part of Hometown’s planning in connection with the merger, the financing of such proposed merger, the combination of the existing businesses and operations of Hometown and the company, and the management of the assets and liabilities of the combined enterprise on an ongoing basis, Hometown may, before or after the closing of the transactions contemplated by the merger agreement, consider, discuss or enter into agreements (between Hometown and third parties) with respect to sales or other extraordinary transactions involving certain of our assets and properties, and has engaged in preliminary discussions with a variety of third parties with an interest in pursuing such transactions. No such transaction will be a condition to the consummation of the merger or the other transactions contemplated by the merger agreement nor will any such transaction change the consideration to be received by the holders of our common stock in the merger. Among such third parties are certain of the entities identified under the heading “Background of the Merger” on page 24 as having participated in the process which resulted in our company entering into the merger agreement. There can be no assurance as to whether or not any such transactions will be agreed upon or effected, or on what terms they might be agreed upon or effected. No such transaction would be consummated prior to the merger.

Conduct of the Company in the Event the Merger is Not Consummated

If the merger is not consummated, our company will continue to operate as an independent entity substantially in accordance with our present policies and procedures and will seek to implement our longer-term strategic plan discussed under the heading “Background of the Merger” on page 24.

Fees and Expenses

We estimate that our company will incur, and will be responsible for paying, transaction-related fees and expenses, consisting primarily of filing fees, fees and expenses of investment bankers, attorneys and accountants and other related charges, totaling approximately $18,000,000, assuming the merger and the related transactions are completed. This amount consists of the following estimated fees:

Investment banker’s fees	$11,500,000
Legal, tax and accounting fees	5,500,000
Other, including filing, investor services and printing fees	1,000,000

$18,000,000

Certain Transactions with Hometown

On June 26, 2003, our company, CP Limited Partnership and ROC Communities, Inc. entered into a loan agreement with Hometown and Holdings. Pursuant to this loan agreement, Hometown provided CP Limited Partnership, directly or through an affiliate, with a loan of $85 million. CP Limited Partnership used the funds from this loan primarily to refinance all of the indebtedness represented by its outstanding $50,000,000 8.30% Series B Senior Notes, due October 1, 2021, held by the Pacific Life Insurance Company, including the required prepayment premium and any associated fees and expenses. CP Limited Partnership used the balance of this loan to repay a portion of the amount borrowed under its line of credit with BankOne, N.A., which was used on July 7, 2003 to repay the indebtedness represented by its outstanding $20,000,000 7.52% Series A Senior Notes, due November 4, 2003, which are also held by Pacific Life Insurance Company, including the required prepayment premium and any associated fees and expenses.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of the material federal income tax considerations that you should take into account in determining whether to vote for or against the proposal. This summary is based upon interpretations of the Internal Revenue Code, Treasury Regulations promulgated under the Internal Revenue Code, judicial decisions and administrative rulings as of the date of this proxy statement, all of which are subject to change or differing interpretations, including changes and interpretations with retroactive effect. The discussion below does not address all federal income tax considerations, or any state, local or foreign tax consequences of the merger. Your tax treatment may vary depending upon your particular situation. Also, this discussion does not address various tax rules that may apply if you are a stockholder subject to special treatment under the Internal Revenue Code, such as a dealer, financial institution, insurance company, tax-exempt entity, U.S. expatriates, non-U.S. stockholder (except as discussed below), a person who holds common shares as part of a “straddle,” a “hedge,” a “constructive sale” transaction or a “conversion” transaction, a person that has a functional currency other than the U.S. dollar, a person who is subject to the alternative minimum tax, an investor in a pass-through entity, or if you do not hold our common shares as a capital asset.

A U.S. stockholder is a U.S. citizen or resident alien individual as defined in the Internal Revenue Code, a domestic corporation or entity that has elected to be treated as a domestic corporation for federal income tax purposes, an estate the income from which is includable in its gross income for federal income tax purposes without regard to its source, or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all of the substantial decisions of the trust. A non-U.S. stockholder is any stockholder that is not a U.S. stockholder.

THIS FEDERAL INCOME TAX DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY AND MAY NOT ADDRESS ALL TAX CONSIDERATIONS THAT MAY BE SIGNIFICANT TO YOU. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN LAWS.

Consequences to Us of the Merger.    We will treat the merger as if we had sold all of our assets to Hometown in exchange for the merger consideration and then made a liquidating distribution of the merger consideration to our stockholders in exchange for shares of our common stock. Since we anticipate that our deemed liquidating distribution will exceed our taxable income recognized as a result of the merger, we anticipate that we will not be subject to federal income tax on any gain recognized in connection with the merger.

Consequences to You of the Merger—U.S. Stockholders.    The merger will be treated as a taxable sale by you of your shares of our common stock in exchange for the merger consideration. As a result, if you are a U.S. stockholder, you will recognize capital gain or loss with respect to your shares, measured by the difference between your adjusted tax basis in the shares exchanged and the amount of cash received for those shares. Your gain or loss will constitute long-term capital gain or loss if you held your shares for more than one year as of the effective time of the merger. However a stockholder who has held our shares for six months or less at the effective time of the merger, taking into account the holding period rules of Sections 246(c)(3) and (4) of the Internal Revenue Code, and who recognizes a loss with respect to that stock will be treated as recognizing long-term capital loss to the extent of any capital gain dividends received from us, or such stockholder’s share of any designated retained capital gains, with respect to those shares. If you hold blocks of shares which were acquired separately at different times and/or prices, you must calculate separately your gain or loss and its character for each block of shares.

Consequences to You of the Merger—Non-U.S. Stockholders.    If you are a non-U.S. stockholder, generally you will recognize capital gain or loss with respect to your shares of our common stock calculated in the same manner as for U.S. stockholders above. The manner in which you will be subject to tax on your capital gain or loss is complex and will depend on various factors, including the treatment of the merger for purposes of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. In particular, the consequences to non-U.S. stockholders will depend on whether their receipt of the merger consideration is taxed under the provisions of FIRPTA governing sales of REIT shares, consistent with the treatment of the merger as a sale of shares for purposes of determining the tax consequences to U.S. stockholders, or whether their receipt of the merger consideration is taxed under the provisions of FIRPTA governing distributions from REITs. The provisions governing distributions from REITs could apply because, for federal income tax purposes, the merger will be treated as a sale of our assets followed by a liquidating distribution from us to our stockholders of the proceeds from the asset sale. Current law is unclear as to which provisions should apply, and both sets of provisions are discussed below. In general, the provisions governing the taxation of distributions by REITs are less favorable to non-U.S. stockholders, and non-U.S. stockholders should consult with their tax advisors regarding the possible application of those provisions.

Taxable Sale of Shares.    Subject to the discussion of backup withholding and of distribution of gain from the disposition of U.S. real property interests below, if the merger is treated as a taxable sale of shares, then you should not be subject to federal income taxation on any gain or loss from the merger unless, (a) the gain is effectively connected with a trade or business that you conduct in the United States, (b) you are an individual who has been present in the United States for 183 days or more during the taxable year of the merger and certain other conditions are satisfied, or (c) your shares constitute a “U.S. real property interest” under FIRPTA.

If your gain is effectively connected with a U.S. trade or business, then you will be subject to federal income tax on your gain on a net basis in the same manner as U.S. stockholders. In addition, if you are a non-U.S. corporation, you will be subject to the 30% branch profits tax.

If you are a non-U.S. stockholder who is an individual and has been present in the United States for 183 days or more during the taxable year of the merger and certain other conditions are satisfied, you will be subject to a 30% tax on the gross amount of your capital gains. In addition, non-U.S. stockholders may be subject to applicable alternative minimum taxes.

If your shares constitute a “U.S. real property interest” under FIRPTA, you will be subject to federal income tax on your gain on a net basis in the same manner as U.S. stockholders. In addition, if you are a non-U.S. corporation, you may be subject to the 30% branch profits tax. Your shares generally will constitute a “U.S. real property interest” if (a) we are not a “domestically-controlled REIT” at the effective time of the merger, and (b) you hold more than 5% of the total fair market value of our shares at any time during the shorter of (x) the five-year period ending with the effective date of the merger or (y) your holding period for your shares. We will be a “domestically-controlled REIT” at the effective time of the merger if non-U.S. stockholders held less than 50% of the value of our common stock at all times during the five-year period ending with the effective time of the merger. Based on the record ownership of shares of our common stock, we believe we are a domestically-controlled REIT, as of the date hereof, but no assurances can be given that the actual ownership of shares of our common stock has been or will be sufficient for us to qualify as a domestically-controlled REIT at the effective time of the merger.

Distribution of Gain from the Disposition of U.S. Real Property Interests.    The tax treatment described above assumes that the receipt of the merger consideration in the deemed liquidating distribution will be treated as a sale or exchange of shares of our common stock for purposes of FIRPTA, which is consistent with the general treatment of the merger for other federal income tax purposes. It is possible, however, that the Internal Revenue Service (or IRS) may assert that the merger consideration you receive is subject to tax as a distribution from us, and not as a sale of shares of our common stock. If the IRS were successful in making this assertion, you generally would be subject to federal income tax on your gain on a net basis in the same manner as U.S. stockholders, to the extent your merger consideration is attributable to gain from the deemed sale by us to Hometown of “U.S. real property interests.” In addition, if you are a non-U.S. corporation, you may be subject to the 30% branch profits tax.

Income Tax Treaties.    If you are eligible for treaty benefits under an income tax treaty with the United States, you may be able to reduce or eliminate certain of the federal income tax consequences discussed above, such as the branch profits tax. You should consult your tax advisor regarding possible relief under an applicable income tax treaty.

U.S. Withholding Tax Under FIRPTA.    You will be subject to withholding tax if the merger consideration you receive is considered attributable to the sale of “U.S. real property interests.” As discussed above, because of the uncertainty regarding the treatment of your shares under FIRPTA, we may be required to withhold either (1) at a rate of 10% of the merger consideration received by you or (2) at a rate of 35% of our deemed liquidating distribution to you that is attributable to gains from the deemed sale of our U.S. real property interests. Accordingly, non-U.S. stockholders should expect withholding at the higher of the amounts set forth in (1) and (2) of the preceding sentence. You may be entitled to a refund or credit against your U.S. tax liability, if any, with respect to the amount withheld, provided that the required information is furnished to the IRS on a timely basis. You should consult your tax advisor regarding withholding tax considerations.

Information Reporting and Backup Withholding.    Under certain circumstances you may be subject to information reporting and backup withholding with respect to your merger consideration. Backup withholding generally will not apply if you are a corporation or other exempt entity, or you furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on IRS Form W-9 if you are a U.S. stockholder, or on the applicable Form(s) W-8 if you are a non-U.S. stockholder, or an appropriate substitute form. If you are subject to backup withholding, the amount withheld is not an additional tax, but rather is credited against your federal income tax liability. You should consult your tax advisor to ensure compliance with the procedures for exemption from backup withholding.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The total number of shares of our common stock outstanding as of the record date was 30,158,911. The following table sets forth certain information as of the record date (unless otherwise indicated) regarding the beneficial ownership of our common stock with respect to (i) each person known to us to be the beneficial owner of 5% or more of our outstanding shares of common stock; (ii) the named executive officers; (iii) our directors; and (iv) all of our directors and executive officers as a group.

Name and Address(1)	Shares of Stock Beneficially Owned as of the record date*	Percent of Class
Directors and Executive Officers
Edward R. Allen(2)**	152,248	***
D. Keith Cobb(3)**	16,500	***
Rees F. Davis, Jr.(4)**	291,656	1.0%
Tamara D. Fischer(5)	250,327	***
James M. Hankins(6)**	80,224	***
Rhonda G. Hogan (7)**	55,992	***
Robert K. Jordan(8) **	10,534	***
C.G. Kellogg(9)**	499,038	1.6%
James T. Mestdagh(10)**	18,882	***
Steven J. Sherwood(11)**	907,337	2.9%
James A. Williams(12)**	349,476	1.1%
All directors, nominated directors and executive officers as a group (11 persons)	2,632,214	8.3%

Stockholders Owning 5% or More
John A. Boll(13)	3,501,933	11.4%
Morgan Stanley(14)	3,088,971	10.3%
Morgan Stanley Investment Management, Inc.(15)	2,890,794	9.6%
Hometown America, L.L.C.(16)	5,058,138	16.8%

*	For purposes of this table, a person is deemed to be the beneficial owner of shares of our common stock if that person has the right to acquire such shares within 60 days by the exercise of any stock option or any other right to convert or exchange outstanding securities. Certain persons named in the table also hold common limited partnership units in CP Limited Partnership. Such common limited partnership units are exchangeable on a one-for-one basis for shares of our common stock, subject to certain limitations relating to our ownership limit. All common limited partnership units held by a person and such person’s stock options (to the extent exchangeable or exercisable within such 60-day period) are deemed to have been exchanged or exercised for the purpose of computing the percentage of outstanding shares of our common stock beneficially owned by such person, but shall not be deemed to have been exchanged or exercised for the purpose of computing the percentage of outstanding shares of common stock beneficially owned by any other person. Additionally, for the purposes of this table, a person or entity shall be deemed to be a beneficial owner of shares of our common stock if such person or entity has or shares either investment or voting power with respect to such shares.

**	Designates a director or a nominated director.

***	Shares owned in each case constitute less than 1% of our outstanding shares of common stock.

(1)	Unless otherwise noted, the address for all persons listed is c/o Chateau Communities, Inc., 6160 South Syracuse Way, Greenwood Village, Colorado 80111.
(2)	Reflects 80,888 shares of our common stock and options to purchase 71,360 shares of our common stock.
(3)	Reflects 6,500 shares of our common stock and options to purchase 10,000 shares of our common stock.
(4)	Reflects 205,456 shares of our common stock and options to purchase 86,200 shares of our common stock.
(5)	Reflects 163,351 shares of our common stock, 776 common limited partnership units exchangeable for an equal number of shares of our common stock and options to purchase 86,200 shares of our common stock. Our shares of common stock beneficially owned by Ms. Fischer do not include shares owned by Ms. Fischer’s spouse, C.G. Kellogg, of which Ms. Fischer disclaims beneficial ownership.

(6)	Reflects 20,325 shares of our common stock and options to purchase 59,899 shares of our common stock. Our shares of common stock beneficially owned by Mr. Hankins includes 1,303 shares of our common stock owned by Mr. Hankins’ spouse and 2,605 shares of our common stock held by Mr. Hankins’ individual retirement account.
(7)	Reflects 5,992 shares of our common stock and options to purchase 50,000 shares of our common stock.
(8)	Reflects 534 shares of our common stock beneficially owned by Mr. Jordan’s wife and options to purchase 10,000 shares of our common stock.
(9)	Reflects 208,438 shares of our common stock and options to purchase 290,600 shares of our common stock. Our shares of common stock beneficially owned by Mr. Kellogg do not include shares owned by Mr. Kellogg’s spouse, Tamara Fischer, of which Mr. Kellogg disclaims beneficial ownership.
(10)	Reflects 8,882 shares of our common stock and options to purchase 10,000 shares of our common stock.
(11)	Reflects 187,548 shares of our common stock, 659,789 common limited partnership units exchangeable for an equal number of shares of our common stock and options to purchase 60,000 shares of our common stock.
(12)	Reflects 1,667 shares of our common stock, 337,809 common limited partnership units exchangeable for an equal number of shares of our common stock and options to purchase 10,000 shares of our common stock. Our shares of common stock beneficially owned by Mr. Williams includes 667 shares of our common stock owned by Mr. Williams’ spouse.
(13)	Reflects 2,755,091 shares of our common stock, 685,482 common limited partnership units exchangeable for an equal number of shares of our common stock and options to purchase 61,360 shares of our common stock. Mr. Boll’s address is 63 Pumpkin Cay Road Unit B., Ocean Reef, Key Largo, Florida 33037.
(14)	As of March 31, 2003. Morgan Stanley’s address is 1585 Broadway, New York, NY 10036.
(15)	As of March 31, 2003. Morgan Stanley Investment Management, Inc.’s address is 1221 Avenue of the Americas, New York, NY 10020.
(16)	Reflects 3,644,138 shares of our common stock covered by the voting agreements between Hometown and certain of our directors and officers, including Steven J. Sherwood, John A. Boll, C.G. Kellogg, James A. Williams, Rees F. Davis, Jr., Tamara D. Fischer, Edward R. Allen, James M. Hankins, Robert K. Jordan, Rhonda Hogan, James T. Mestdagh and Keith Cobb, pursuant to which such directors and officers agreed to vote all shares of common stock which he or she owns as of the record date in favor of the merger agreement, including the merger and the other transactions contemplated by the merger agreement, and granted Hometown a proxy to vote all such shares. In the Schedule 13D filed by Hometown on June 9, 2003 and in Amendments No. 1 and 2 to the Schedule 13D filed by Hometown on June 27, 2003 and August 25, 2003, respectively, Hometown disclaimed, pursuant to Rule 13d-4 of the Securities Exchange Act of 1934, beneficial ownership of any of the 3,644,138 shares of our common stock subject to the voting agreements, although Hometown beneficially owns 1,414,000 shares of our common stock. Hometown’s address is 150 North Wacker Drive, Chicago, Illinois 60606.

OTHER MATTERS

We are not aware of any business or matter other than as indicated above, which may be properly presented at the special meeting. If, however, any other matter properly comes before the special meeting, proxy holders will, in their discretion, vote thereon in accordance with their best judgment.

STOCKHOLDER PROPOSALS

If we complete the merger, we will cease to exist. If we do not complete the merger when currently anticipated, we intend to hold our next annual meeting in May of 2004 or shortly thereafter. Stockholder proposals intended to be presented at our 2004 annual meeting of stockholders must be received by us at our address stated in this proxy by January 16, 2004 to be considered for inclusion in our proxy statement and form of proxy relating to such meeting. Any stockholder who intends to submit a proposal at our 2004 annual meeting of stockholders without including the proposal in the proxy statement for such annual meeting must, under our Bylaws, notify us of such proposal by March 16, 2004, subject to certain exceptions.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may obtain copies of this information in person or by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330.

The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers like our company, which file electronically with the SEC. The address of that site is http://www.sec.gov. You may also retrieve financial information from our website at www.chateaucomm.com.

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that important information may be disclosed to you by referring you to another document filed separately with the SEC. Our information incorporated by reference is deemed to be part of this proxy statement, except for information superseded by information in, or incorporated by reference in, this proxy statement. This proxy statement incorporates by reference the documents set forth below that have been previously filed with the SEC. The following documents contain important information about us and our financial condition and operating results, and are hereby incorporated by reference:

•	Annual Report on Form 10-K for the year ended December 31, 2002;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2003;

•	Current Report on Form 8-K, dated May 29, 2003; and

•	Current Report on Form 8-K, dated May 30, 2003.

We are also incorporating by reference additional documents that we may file with the SEC under the Securities Exchange Act of 1934, as amended, between the date of this proxy statement and the date of our special meeting of stockholders.

You may have been sent some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. A copy of any and all of the information that has been incorporated by reference is available from us, excluding any exhibits which are not specifically incorporated by reference as exhibits to this proxy statement, without charge to each person to whom a proxy statement is delivered, upon written or oral request of such person, and by first class mail or other equally prompt means within one business day of receipt of such request, at the following address:

Chateau Communities, Inc.

6160 South Syracuse Way

Greenwood Village, Colorado 80111

(303) 741-3707

Attention: Tamara D. Fischer, Secretary

If you would like to request documents from us, please do so immediately to receive them before the special meeting.

You should rely only on the information in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

By order of the Board of Directors,

/s/ Steven J. Sherwood

Steven J. Sherwood

Chairman of the Board

August 26, 2003

Greenwood Village, CO

APPENDIX

CHATEAU COMMUNITIES

c/o EquiServe Trust Company, N.A.

P.O. Box 8643

Edison, NJ 08818-9229

Voter Control Number

Your vote is important. Please vote immediately.

Vote-by-Internet		Vote-by-Telephone

1. Log on to the Internet and go to http://www.eproxyvote.com/cpj	OR	1. Call toll-free 1-877-PRX-VOTE (1-877-779-8683).
2. Enter your Voter Control Number listed above and follow the easy steps outlined on the secured website.		2. Enter your Voter Control Number listed above and follow the easy recorded instructions.

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example

CHATEAU COMMUNITIES

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE FOR THE PROPOSAL OF MERGER SET FORTH IN ITEM 1 BELOW.

1. PROPOSAL TO APPROVE THE AGREEMENT AND PLAN OF MERGER, DATED AS OF MAY 29, 2003, ATTACHED TO THE PROXY STATEMENT AS EXHIBIT A, THE MERGER OF CHATEAU COMMUNITIES, INC. WITH AND INTO CHOPPER MERGER SUB, L.L.C., A SUBSIDIARY OF HOMETOWN AMERICA, L.L.C., SUBSTANTIALLY ON THE TERMS SET FORTH IN THE AGREEMENT AND PLAN OF MERGER, AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE AGREEMENT AND PLAN OF MERGER, ALL AS MORE FULLY DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.	FOR ☐	AGAINST ☐	ABSTAIN ☐

2.    IN THEIR BEST DISCRETION, THE PROXIES ARE AUTHORIZED TO ACT AND VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENTS THEREOF.

The undersigned stockholder acknowledges receipt of the Notice of Special Meeting and Proxy Statement relating to the September 30, 2003 Special Meeting of Stockholders and hereby revokes any proxy or proxies heretofore given.

Please sign this proxy in the space provided below. When shares are held by joint tenants, both should sign. Execution by stockholders who are not individuals must be made by an authorized signatory. Executors, administrators, trustees and other fiduciaries, and persons signing on behalf of corporations or partnerships, should so indicate when signing.

Signature                                                                                  Date

Signature                                                                                  Date

CHATEAU

COMMUNITIES

PROXY VOTING INSTRUCTION CARD

Your vote is important. Casting your vote in one of the three ways described on this instruction card votes all common shares of Chateau Communities, Inc. that you are entitled to vote.

Please consider the proxy statement and cast your vote by:

•	Accessing the World Wide Web site http://www.eproxyvote.com/cpj to vote via the Internet.

•	Using a touch-tone telephone to vote by phone toll free from the U.S. or Canada. Simply dial 1-877-779-8683 and follow the instructions. When you are finished voting, your vote will be confirmed and the call will end.

•	Completing, dating, signing and mailing the proxy card in the postage-paid envelope included with the proxy statement and sending it to Chateau Communities, Inc., c/o EquiServe Trust Company N.A., P.O. Box 8643, Edison, New Jersey 08818-9229.

You can vote by phone or via the Internet anytime prior to September 29, 2003. You will need the control number printed at the top of this instruction card to vote by telephone or via the Internet. If you do so, you do not need to mail in your proxy card.

DETACH HERE

CHATEAU COMMUNITIES, INC.

6160 South Syracuse Way

Greenwood Village, Colorado 80111

This Proxy is Solicited on behalf of the Board of Directors

for the Special Meeting of Stockholders to be held September 30, 2003.

The undersigned hereby appoints each of Steven J. Sherwood and Rees F. Davis, Jr., or any of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated below, all shares of common stock of Chateau Communities, Inc. (“Chateau”) held of record by the undersigned on August 22, 2003 at the Special Meeting of Stockholders of Chateau to be held at The University Club, located at 1 West 54th Street, New York, New York, on September 30, 2003, at 9:30 a.m. Eastern Daylight Time, or any adjournment or postponements thereof. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder with respect to all shares of Chateau held of record by the undersigned stockholder and will have the powers which the undersigned stockholder would have if acting in person. If no direction is made, this proxy will be voted FOR the merger proposal in item 1 of the proxy. The proxies are authorized to vote, in their best discretion, upon such other business as may properly come before the Special Meeting or any adjournment or postponements thereof. Stockholders who plan to attend the Special Meeting may revoke their proxy by casting their vote at the Special Meeting in person.

YOUR SHARES WILL BE VOTED AS DIRECTED ON THIS CARD. IF SIGNED AND NO

DIRECTION IS GIVEN FOR VOTING, IT WILL BE VOTED IN FAVOR THE MERGER PROPOSAL

IN ITEM 1 ON THE PROXY.

To vote by telephone or internet, please see the reverse of this card. To vote by mail, please sign and date this card on the reverse, tear off at the perforation, and mail promptly in the enclosed postage-paid envelope.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

EXHIBIT A

AGREEMENT AND PLAN OF MERGER

DATED AS OF MAY 29, 2003

BY AND AMONG

HOMETOWN AMERICA, L.L.C.,

HOMETOWN AMERICA HOLDINGS, L.L.C.,

CP LIMITED PARTNERSHIP,

CHATEAU COMMUNITIES, INC.

AND

ROC COMMUNITIES, INC.

i

v

EXHIBITS

A	Articles of Merger	A-1

B	Partnership Articles of Merger	B-1

C	Term Sheet for Partnership Security	C-1

D	Financial Description	D-1

E	Form of Tax Protection Agreement	E-1

INDEX OF DEFINED TERMS

Affiliate	52
Agreement	1
Allocable Consideration	38
Articles of Merger	1
CERCLA	20
Certificate	4
Chateau	1
Chateau Break-Up Expenses	49
Chateau By-laws	9
Chateau Charter	9
Chateau Common Stock	1
Chateau Disclosure Letter	7
Chateau Employee Benefit Plans	52
Chateau ERISA Affiliate	18
Chateau Expense Base Amount	49
Chateau Intangible Property	20
Chateau Material Adverse Effect	9
Chateau Materiality Qualifier	44
Chateau OP	1
Chateau OP Agreement	4
Chateau Option	4
Chateau Option Plans	4
Chateau Options	4
Chateau Other Interests	10
Chateau Partner Approval	24
Chateau Pension Plans	18
Chateau Permits	15
Chateau Properties	22
Chateau Property	22
Chateau Property Restrictions	22
Chateau SEC Documents	13
Chateau Severance Agreements	19
Chateau Stockholder Approval	24
Chateau Stockholder Meeting	12
Chateau Subsidiary	52
Claim	41
Closing	2
Closing Date	2
Code	52
Commitment	31
Common Stock Merger Consideration	1
Competing Transaction	39
Confidentiality Agreement	37
Continuing OP Unit Holder	1
Debt Offer	37
Debt Offer Documents	37
Department	2
Determination	7
Dissenting OP Unit Holder	8
Dissenting OP Units	8
Effective Time	3
Effective Times	3
Election	35
Eligible OP Unit Holder	36
Environmental Claims	21
Environmental Law	20
Environmental Permit	21
ERISA	18
Exchange Act	13
Exchange Fund	5
FIRPTA Certificate	52
Form of Election	35
GAAP	14
Goldman, Sachs	24
Governmental Entity	6
GP Units	11
Hazardous Material	20
Hometown Operating Agreements	26
Indebtedness	53
Indemnified Parties	41
Knowledge	53
Law	53
Letter	53
Lien	9
Liens	9
Limited Partner Tax Agreements	53
Material Contracts	25, 28
Merger	1
Merger Consideration	7
Merger Sub	1
Mergers	1
MGCL	2
MLLCA	2
MRULPA	2
OP Unit	1
OP Unit Holders	1
OP Units	1
Outside Date	47
Parent	1
Participating OP Holder Vehicle	36
Partner Solicitation Materials	35
Partnership Articles of Merger	1
Partnership Merger	1
Partnership Merger Consideration	7

Partnership Merger Sub	1
Partnership Security	7
Partnership Security Terms	36
Paying Agent	5
PCBs	20
Person	53
Proxy Statement	13
Purchaser	1
Purchaser Break-Up Expenses	48
Purchaser Break-Up Fee	48
Purchaser Disclosure Letter	26
Purchaser Material Adverse Effect	26
Purchaser Materiality Qualifier	45
Purchaser Subsidiary	53
Qualifying Income	49
REIT	16
REIT Requirements	49
Release	21
Rent Roll	23
Representative	39
ROC	1
SEC	13
Second Closing Date	3
Securities Act	13
Selling OP Unit Holder	1
Series A Preferred Stock	10
Series A Units	3
Specified Holders	2
Subsidiary	53
Superior Competing Transaction	47
Surviving Company	2
Surviving Partnership	2
Surviving Partnership Agreement	4
Takeover Statute	25
Tax	53
Tax Protection Agreements	36
Tax Return	54
Taxes	53
Termination Event	40
Transaction Document	12
Transaction Documents	12
Transfer and Gains Taxes	40
Voting Agreements	2
Voting Debt	54

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 29, 2003, by and among HOMETOWN AMERICA, L.L.C., a Delaware limited liability company (“Purchaser”), HOMETOWN AMERICA HOLDINGS, L.L.C., a Delaware limited liability company and a member of Purchaser (“Parent”), CP LIMITED PARTNERSHIP, a Maryland limited partnership (“Chateau OP”), CHATEAU COMMUNITIES, INC., a Maryland corporation and a general partner of Chateau OP (“Chateau”), and ROC COMMUNITIES, INC., a Maryland corporation and the other general partner of Chateau OP (“ROC”).

RECITALS

A. Parent and Purchaser have formed two Maryland limited liability companies, the first of which newly formed limited liability company (the “Merger Sub”) shall have only one member, which one member shall be Purchaser, and the second of which newly formed limited liability company (the “Partnership Merger Sub”) shall have only one member, which one member shall be Merger Sub.

B. The Board of Directors of Chateau has determined that it is advisable and in the best interest of Chateau and its stockholders, and the Advisory Board of Purchaser has determined that it is advisable and in the best interest of Purchaser and its members, that, upon the terms and subject to the conditions set forth in this Agreement, Chateau will be merged with and into the Merger Sub, with the Merger Sub continuing as the surviving entity in the merger (the “Merger”), in which (except for any shares of Chateau Common Stock that are owned by Chateau or by Chateau OP immediately prior to the Effective Time, which shall automatically be canceled pursuant to Section 1.7(b)) each issued and outstanding share of common stock, par value $.01 per share, of Chateau (the “Chateau Common Stock”) will be converted into the right to receive $29.25 in cash without interest (the “Common Stock Merger Consideration”).

C. Parent and Purchaser shall cause Merger Sub, as the sole managing member of Partnership Merger Sub, to deem it advisable and in the best interests of Partnership Merger Sub and its members, and Chateau and ROC, as the sole general partners of Chateau OP, deem it advisable and in the best interests of Chateau OP and its limited partners, that, upon the terms and subject to the conditions set forth in this Agreement, immediately prior to the Merger, Partnership Merger Sub shall merge with and into Chateau OP (the “Partnership Merger” and together with the Merger the “Mergers”), with the holders (the “OP Unit Holders”) of each common unit of limited partner interest in Chateau OP (each, an “OP Unit” and collectively, the “OP Units”) at the time of the Partnership Merger either (x) receiving (except for OP Units as to which appraisal rights are exercised and perfected pursuant to applicable Law and OP Units held by Chateau and ROC) cash in the amount of the Common Stock Merger Consideration, without interest, per OP Unit (each such OP Unit Holder a “Selling OP Unit Holder”) or, (y) if, in accordance with the terms and subject to the conditions specified herein, the holder of such OP Units so elects, Partnership Securities (as defined herein) (each such OP Unit Holder a “Continuing OP Unit Holder”).

D. Upon the terms and subject to the conditions set forth herein, Merger Sub and Chateau shall execute Articles of Merger (the “Articles of Merger”) in substantially the form attached hereto as Exhibit A and shall file such Articles of Merger in accordance with Maryland law to effectuate the Merger.

E. Upon the terms and subject to the conditions set forth herein, Partnership Merger Sub and Chateau OP shall execute Articles of Merger (the “Partnership Articles of Merger”) in substantially the form attached hereto as Exhibit B and shall file such Partnership Articles of Merger in accordance with Maryland law to effectuate the Partnership Merger.

F. As a condition and inducement to Purchaser’s willingness to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser has required each of Rees F. Davis, Jr., C.G. Kellogg, Tamara D. Fischer, Edward R. Allen, James M. Hankins, Steven J. Sherwood, John A. Boll, Rhonda G. Hogan, James A. Williams, D. Keith Cobb, James T. Mestdagh, and Robert Jordan (the “Specified Holders”) to enter into a voting agreement, of even date herewith (the “Voting Agreements”), pursuant to which, among other things, each Specified Holder agrees to vote all shares of Chateau Common Stock beneficially owned by such Specified Holder (including shares of Chateau Common Stock issued upon conversion of options of Chateau beneficially owned by the Specified Holder) in favor of the Merger and to vote all OP Units beneficially owned by such Specified Holder in favor of the Partnership Merger;

G. Parent, Purchaser, Chateau OP, Chateau and ROC desire to make certain representations, warranties and agreements in connection with the Mergers.

AGREEMENT

In consideration of the premises and the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Sections 3-101 et seq. of the Maryland General Corporation Law (the “MGCL”), and Sections 4A-701 et seq. of the Maryland Limited Liability Company Act (the “MLLCA”), Chateau shall be merged with and into Merger Sub, with Merger Sub being the surviving entity (the “Surviving Company”).

Section 1.2 The Partnership Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Sections 10-208 et seq. of the Maryland Revised Uniform Limited Partnership Act (the “MRULPA”), and Sections 4A-701 et seq. of the MLLCA, immediately prior to the consummation of the Merger, Partnership Merger Sub shall be merged with and into Chateau OP, with Chateau OP being the surviving entity (the “Surviving Partnership”). The sole general partner of the Surviving Partnership shall be Merger Sub.

Section 1.3 Closing. The closing of the Mergers (the “Closing”) will take place commencing at 10:00 a.m., local time, on the date to be specified by the parties, which shall be no later than the third business day after satisfaction or waiver of the conditions set forth in Article V (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions), but in any event shall not be earlier than 90 days after the date hereof unless an earlier date is consented to by Purchaser (the “Closing Date”), at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, NY 10019, unless another date or place is agreed to in writing by the parties hereto.

Section 1.4 Effective Time. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article V, (a) Merger Sub and Chateau shall execute and file the Articles of Merger, in accordance with the MGCL and the MLLCA, with the State Department of Assessments and Taxation of the State of Maryland (the “Department”), and shall make all other filings and recordings

2

required under such statutes with respect to the Merger, and (b) Partnership Merger Sub and Chateau OP shall execute and file the Partnership Articles of Merger, in accordance with the MRULPA and the MLLCA, and shall make all other filings and recordings required under such statutes with respect to the Partnership Merger. The Mergers shall become effective (each an “Effective Time” and collectively, the “Effective Times”) at such time, as permitted by the MGCL, the MLLCA or the MRULPA, as the case may be, as (i) Merger Sub and Chateau shall agree should be specified in the Articles of Merger and (ii) Partnership Merger Sub and Chateau OP shall agree should be specified in the Partnership Articles of Merger. Unless otherwise agreed or contemplated by the terms hereof, the parties shall cause the Effective Times to occur on the Closing Date with the Effective Time of the Partnership Merger occurring immediately before the Effective Time of the Merger. Notwithstanding anything to the contrary herein, in the event that every condition to the Closing has been satisfied or waived pursuant to the terms hereof other than approval of the Partnership Merger and related transactions by the holders of the 8.125% Series A Cumulative Redeemable Preferred Units of Chateau OP (the “Series A Units”), then, in such event, Purchaser and Chateau shall reasonably cooperate (1) to effect the Merger and the transactions related thereto (but not the Partnership Merger and the transactions related thereto) at the Effective Time on the Closing Date pursuant to the terms hereof, (2) at the Effective Time of the Merger, (a) to issue to the holders of Series A Units a notice of redemption, which redemption shall be effective 31 days after the Closing (the “Second Closing Date”) in accordance with the terms of the Chateau OP Agreement, and (b) to commit to effect the Partnership Merger, including making available the Partnership Merger Consideration, in each case upon the terms (including Section 1.9) hereof, (3) on the Second Closing Date, (x) to redeem such Series A Units and (y) to effect the Partnership Merger pursuant to the terms hereof, with the redemption of the Series A Units occurring immediately before the Partnership Merger, and (4) to amend the Chateau OP Agreement as of the Effective Time of the Merger so as to eliminate the right of holders of OP Units to have OP Units converted or redeemed during the period from the Closing Date through the Second Closing Date. In the event the provisions of the prior sentence become applicable because every condition to the Closing has been satisfied or waived pursuant to the terms hereof other than approval of the Partnership Merger and related transactions by the holders of the Series A Units and there shall accordingly be a Second Closing Date on which the Effective Time for the Partnership Merger shall occur, then (x) provision shall be made by Purchaser and Chateau so that holders of OP Units shall have the right and ability to exchange their OP Units for the Partnership Merger Consideration following the Effective Time of the Merger and prior to the Effective Time of the Partnership Merger, subject to the otherwise applicable terms hereof with respect to the receipt of the Partnership Merger Consideration, and (y) references herein to the Closing Date and the Effective Time shall be deemed, as appropriate, to be references to either the Closing Date or the Second Closing Date, and to either the Effective Time of the Merger or the Effective Time of the Partnership Merger, in each case as appropriate in the context in which such terms are used.

Section 1.5 Operating Agreement; Directors; Officers. The Operating Agreement of Merger Sub, as in effect immediately prior to the Effective Time of the Merger, shall continue in full force and effect after the Merger as the Operating Agreement of the Surviving Company, until further amended in accordance with the terms of such Operating Agreement and applicable Maryland law. The directors or managers of Merger Sub at the Effective Time of the Merger shall, from and after the Effective Time of the Merger, be and become the directors or managers of the Surviving Company until their successors shall have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the governing instruments of the Surviving Company and applicable Law. The officers of Merger Sub at the Effective Time of the Merger shall, from and after the Effective Time of the Merger, be and become the officers of the Surviving Company until their successors shall have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the governing instruments of the Surviving Company.

3

Section 1.6 Agreement of Limited Partnership and Certificate of Limited Partnership. The Amended and Restated Agreement of Limited Partnership of Chateau OP, dated as of January 22, 1997, as amended (the “Chateau OP Agreement”), and the Certificate of Limited Partnership of Chateau OP as in effect as of the Effective Time of the Partnership Merger, shall continue in full force and effect until the Partnership Merger, upon the consummation of which, the Limited Liability Company Agreement of Partnership Merger Sub shall become the Partnership Agreement of the Surviving Partnership (the “Surviving Partnership Agreement”), with such changes necessary to reflect the issuance, rights and other terms of the Partnership Securities, until further amended in accordance therewith and applicable Maryland law.

Section 1.7 Conversion of Equity Securities in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of Chateau or membership interests of Merger Sub:

(a) Membership Interests of Merger Sub. The issued and outstanding membership interests of Merger Sub immediately prior to the Effective Time of the Merger shall remain outstanding as the issued and outstanding membership interests of the Surviving Company.

(b) Cancellation of Chateau-Owned Stock. Each share of Chateau Common Stock beneficially owned by Chateau shall be treated in the Merger in the same manner as any other authorized but unissued share of Chateau Common Stock. All authorized but unissued shares of Chateau Common Stock shall be cancelled for no consideration in the Merger and shall not have any right to the Merger Consideration.

(c) Common Stock Merger Consideration. Each share of Chateau Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (other than shares to be canceled in accordance with Section 1.7(b)) shall be converted into the right to receive the Common Stock Merger Consideration. At the Effective Time of the Merger all shares of Chateau Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time of the Merger represented any such shares (each a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Common Stock Merger Consideration described above and to receive any dividends declared, in accordance with the terms hereof, payable to holders of record of shares of Chateau Common Stock as of a record date preceding the Effective Time of the Merger, and unpaid as of the Effective Time of the Merger. Following the Effective Time of the Merger, upon surrender of Certificates representing shares of Chateau Common Stock in accordance with Section 1.8, the Surviving Company shall pay to the holders of such Certificates as of the Effective Time of the Merger any such dividends which remain unpaid at the Effective Time.

(d) Stock Options and Restricted Stock.

(i) In connection with the Merger, (A) each option (each, a “Chateau Option” and collectively, the “Chateau Options”) to purchase Chateau Common Stock granted under Chateau’s 2002, 2001, 1999, 1997 and 1993 Equity Compensation Plans or under the CWS Communities Trust 1998 Long Term Incentive Plan or under any other stock option plan pursuant to which options to purchase Chateau Common Stock have been granted to Chateau employees and service providers (collectively, the “Chateau Option Plans”) which is outstanding immediately prior to the Effective Time of the Merger, whether or not then vested or exercisable, shall become fully vested and exercisable, and (B) any restrictions or limitations with respect to Chateau Common Stock awarded under the Chateau Option Plans shall terminate or lapse so that such shares shall be freely transferable (and whereby the provisions of Section 1.7(c) shall apply to such shares in accordance with their terms). At the Effective Time of the

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Merger, Purchaser shall pay Chateau sufficient cash to enable Chateau to pay, and Chateau shall pay, to each holder of a Chateau Option, subject to applicable withholding, cash in an amount equal to the product of (i) the number of shares of Chateau Common Stock subject to such Chateau Option and (ii) the excess, if any, of the Common Stock Merger Consideration over the exercise price per share provided for in such Chateau Option. Notwithstanding the foregoing, if the exercise price per share provided for in any Chateau Option exceeds the Common Stock Merger Consideration, no cash shall be paid with regard to such Chateau Option to the holder of such Chateau Option. Immediately following the Effective Time of the Merger, all outstanding Chateau Options shall automatically be canceled.

(e) Adjustments to Merger Consideration. The Common Stock Merger Consideration payable upon the cancellation of Chateau Common Stock shall be adjusted to reflect fully the effect of any reclassification, combination, subdivision, stock split, reverse split, stock dividend (including any stock dividend or distribution of securities convertible into Chateau Common Stock), reorganization, recapitalization or other like change with respect to Chateau Common Stock (or for which a record date is established) after the date hereof and prior to the Effective Time of the Merger.

Section 1.8 Surrender of Certificates.

(a) Paying Agent. Prior to the Effective Time of the Merger, Purchaser shall designate a bank or trust company reasonably acceptable to Chateau to act as agent for the payment of the Merger Consideration upon surrender of Certificates representing Chateau Common Stock (the “Paying Agent”). Purchaser shall take all steps necessary to enable, and shall cause, the Surviving Company to provide to the Paying Agent immediately following the Effective Time of the Merger the Common Stock Merger Consideration payable in exchange for the shares of Chateau Common Stock pursuant to Section 1.7(c), plus any amounts payable in respect of unpaid dividends as contemplated by Section 1.7(c) (such consideration being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedure. As soon as practicable after the Effective Time of the Merger, the Paying Agent shall mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person (as defined herein) shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in customary form and have such other provisions as Purchaser may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Common Stock Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Purchaser, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Common Stock Merger Consideration in respect of the shares formerly represented by such Certificate pursuant to Section 1.7(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Chateau Common Stock that is not registered in the stock transfer books of Chateau, payment may be paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer, and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Purchaser that such Tax has been paid or is not applicable. No interest shall be paid or shall accrue on the Merger Consideration or on any unpaid dividends payable upon surrender of any Certificate.

(c) No Further Ownership Rights. All cash paid upon the surrender of a Certificate in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Chateau Common Stock formerly represented by such Certificate. At

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the close of business on the day on which the Effective Time of the Merger occurs the stock transfer books of Chateau shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of the shares of Chateau Common Stock that were outstanding, immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to the Surviving Company or the Paying Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this Article I.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Chateau Common Stock for one year after the Effective Time of the Merger shall be delivered to the Surviving Company, upon demand, and any holder of Chateau Common Stock who has not theretofore complied with this Article I shall thereafter look only to the Surviving Company for payment of its claim for Merger Consideration.

(e) No Liability. Neither Purchaser, the Chateau OP nor the Surviving Company shall be liable to any Person for any part of the Merger Consideration or for unpaid dividends or for any distributions with respect thereto delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law (as defined herein). Any amounts remaining unclaimed by holders of any such shares five years after the Effective Time of the Merger or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any federal, state, local government, or agency or any court, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”), shall, to the extent permitted by applicable Law, become the property of the Surviving Company free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

(f) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Purchaser, on a daily basis; provided, however, that such investments shall be in (i) obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America, (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (iii) certificates of deposit maturing not more than 180 days after the date of purchase issued by a bank organized under the laws of the United States or any state thereof having a combined capital and surplus of at least $500,000,000, or (iv) a money market fund having assets of at least $3,000,000,000. Any interest and other income resulting from such investments shall be paid to Chateau OP.

(g) Lost Certificates. If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the Surviving Company, the posting by such Person of a bond in such reasonable amount as the Surviving Company may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen, defaced or destroyed Certificate the Merger Consideration.

(h) Withholding Rights. Purchaser, Chateau OP, the Surviving Partnership, the Surviving Company or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Chateau Common Stock, such amounts as it is required to withhold with respect to such payments under the Code (as defined herein) or any other provision of state, local or foreign tax law.

(i) Tax Treatment. Chateau hereby confirms, covenants and agrees that this Agreement shall constitute its plan of liquidation within the meaning of Section 562(b)(1) of the Code and that its Board of Directors has (or prior to that date on which the Effective Time of the Merger occurs, will) adopt this

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Agreement as such a plan of liquidation and all distributions of the Common Stock Merger Consideration shall be treated as liquidating distributions, except as may be required by a Determination as defined under Section 1313(a) of the Code (a “Determination”).

Section 1.9 Conversion of Equity Securities in the Partnership Merger. At the Effective Time of the Partnership Merger, by virtue of the Partnership Merger and without any action on the part of any OP Unit Holder or holder of membership interests of Partnership Merger Sub:

(a) Ownership Interests of Partnership Merger Sub. The issued and outstanding membership interests in Partnership Merger Sub immediately prior to the Effective Time of the Partnership Merger shall be converted into the number of OP Units held by OP Unit Holders (other than the number of OP Units converted into Partnership Securities) as of such time.

(b) Partnership Merger Consideration. The consideration to be paid to the OP Unit Holders and Series A Unit Holders in the Partnership Merger is as follows (the “Partnership Merger Consideration” and, together with the Common Stock Merger Consideration, the “Merger Consideration”):

(i) Each OP Unit outstanding immediately prior to the Effective Time of the Partnership Merger (other than OP Units held by Chateau and ROC and other than any Dissenting OP Units) shall be exchanged for cash in the amount of the Common Stock Merger Consideration per OP Unit, without interest, provided that if any OP Unit Holder submits to Purchaser a duly and validly completed Form of Election (as defined herein) in accordance with the procedures and time periods specified in Section 4.2(c), and otherwise satisfies the requirements set forth herein and therein, such OP Unit Holder shall instead receive for each OP Unit then held by it a Preferred Security Unit in the Surviving Partnership (the “Partnership Security”), the terms of which Partnership Security shall be set forth in the Surviving Partnership Agreement and which shall reflect the terms set forth in the term sheet attached hereto as Exhibit C.

(ii) Any OP Units outstanding and held by Chateau or ROC immediately prior to the Effective Time of the Partnership Merger shall remain outstanding.

(iii) At the Effective Time of the Partnership Merger, each holder of a Chateau OP Unit outstanding immediately prior to the Effective Time of the Partnership Merger shall cease to have any rights with respect thereto except the right to receive the applicable Partnership Merger Consideration and to receive any distributions declared, in accordance with the terms hereof, payable to holders of record of Chateau OP Units as of a record date preceding the Effective Time of the Partnership Merger, and unpaid as of the Effective Time of the Partnership Merger. Following the Effective Time of the Partnership Merger, upon delivery to the Paying Agent of such duly executed documents, including a Form of Election, as may be required by the Paying Agent or Purchaser, in accordance with the terms hereof, the Surviving Partnership shall pay to such former holders of OP Units as of the Effective Time of the Partnership Merger any such distributions which remain unpaid at the Effective Time of the Partnership Merger.

(iv) Effective as of the Effective Time of the Partnership Merger, without any further act or action on behalf of Chateau or any Chateau Subsidiary or any holder of OP Units, all DRO (Deficit Restoration Agreements) elections and agreements set forth on Section 2.1(k)(vii) of the disclosure letter dated as of the date of this Agreement and delivered to Purchaser in connection with the execution hereof (the “Chateau Disclosure Letter”) shall be terminated and shall no longer require Chateau to incur or maintain any recourse or nonrecourse indebtedness of any amount thereafter, nor shall Chateau nor any Chateau Subsidiary have any continuing rights or liabilities thereunder.

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(c) Objectors’ Rights to an Appraisal. Anything in this Agreement to the contrary notwithstanding, each OP Unit outstanding immediately prior to the Effective Time of the Partnership Merger and held by a holder who has not voted in favor of the Partnership Merger or consented thereto in writing and who has demanded appraisal (“Dissenting OP Unit Holder”) for such OP Unit in accordance with Section 10-208(f) of the MRULPA, to the extent such Section 10-208(f) of the MRULPA provides for appraisal rights for such OP Units in the Partnership Merger (“Dissenting OP Units”), shall not be converted into or be exchangeable for the right to receive the Partnership Merger Consideration, unless and until such Dissenting OP Unit Holder fails to perfect or withdraws or otherwise loses his right to appraisal and payment under the MRULPA. If, after the Effective Time of the Partnership Merger, any such Dissenting OP Unit Holder fails to perfect or withdraws or loses his right to appraisal, such Dissenting OP Units shall thereupon be treated as if such OP Units had been converted as of the Effective Time of the Partnership Merger into the right to receive the Partnership Merger Consideration, if any, to which such Dissenting OP Unit Holder is entitled, without interest or dividends thereon. Chateau OP shall give Purchaser (i) prompt notice of any demands received by Chateau OP for appraisal of OP Units, attempted written withdrawals of such demands, and any other instruments served pursuant to the MRULPA and received by Chateau OP relating to OP Unit Holders’ rights to appraisal with respect to the Partnership Merger, and (ii) the opportunity to direct all negotiations and proceedings with respect to any exercise of such appraisal rights under the MRULPA. Neither Chateau OP nor Chateau or any Chateau Subsidiary shall, except with the prior written consent of Purchaser, voluntarily make any payment with respect to any demands for payment of fair value for partnership interests of Chateau OP, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(d) Series A Units. Each Series A Unit that is outstanding immediately prior to the Effective Time of the Partnership Merger and that has not been previously redeemed shall cease to have any rights with respect thereto except the right to receive such amount in cash as would have been payable had the Series A Units been redeemed as of the Effective Date of the Partnership Merger.

(e) Adjustments to Partnership Merger Consideration. The Partnership Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, combination, subdivision, split, reverse split, distribution of securities convertible into OP Units, reorganization, recapitalization or other like change with respect to OP Units occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

(f) Withholding Rights. Purchaser, Chateau OP, the Surviving Partnership, the Surviving Company or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of OP Units, such amounts as it is required to withhold with respect to such payments under the Code (as defined herein) or any other provision of state, local or foreign tax law.

(g) Tax Treatment of the Partnership Merger. The parties hereby confirm, covenant and agree to treat the Partnership Merger, for all income tax purposes as (i) a sale by the Selling OP Unit Holders of their OP Units in Chateau OP to Purchaser in exchange for cash, and (ii) for Continuing OP Unit Holders, tax-deferred exchange of their former partnership interest in Chateau OP for Partnership Securities, including filing Chateau OP Tax Returns consistent with such treatment, and no party shall take any position inconsistent with such treatment.

Section 1.10 Procedures for Exchange of OP Units in the Partnership Merger. Except for the provisions relating to the Certificates, all other provisions of Section 1.8 shall apply to Chateau OP and the OP Units with respect to the Partnership Merger, except as otherwise provided in Section 1.9.

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ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of Chateau. Chateau, Chateau OP and ROC represent and warrant to Purchaser, the Merger Sub and Partnership Merger Sub as follows:

(a) Organization, Standing and Corporate Power of Chateau. Chateau is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Maryland and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Chateau is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business it is conducting, or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have or would not reasonably be expected to have a Chateau Material Adverse Effect. For the purposes of this Agreement, a “Chateau Material Adverse Effect” is any event, change, circumstance or effect which would have or would reasonably be expected to have a material adverse effect on (i) the business, assets, liabilities, properties (including their mortgageability or the terms on which they are mortgageable), condition (financial or otherwise) or results of operations of Chateau, Chateau OP and the Chateau Subsidiaries (as defined herein) taken as a whole, or (ii) the ability of Chateau or any of the Chateau Subsidiaries to perform any of its or their obligations hereunder or consummate any of the transactions contemplated hereby, provided that a Chateau Material Adverse Effect shall not include any change with respect to Chateau or any Chateau Subsidiary resulting from or attributable to (i) general national, international or regional economic or financial conditions, (ii) the announcement, pendency or consummation of this Agreement or the other Transaction Documents or the transactions contemplated hereby and thereby, or (iii) conditions generally affecting the industries in which Chateau and the Chateau Subsidiaries operate. Chateau has heretofore made available to Purchaser complete and correct copies of Chateau’s charter, as amended (the “Chateau Charter”), and by-laws, as amended (the “Chateau By-laws”). Each jurisdiction in which Chateau is qualified or licensed to do business and each assumed name under which it conducts business in any jurisdiction are identified in Section 2.1(a) of the Chateau Disclosure Letter.

(b) Chateau Subsidiaries; Interests in Other Persons. (i) Each Chateau Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Chateau Subsidiary, including Chateau OP, that is a partnership, limited liability company or trust is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Chateau Subsidiary, including Chateau OP, is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have a Chateau Material Adverse Effect. All outstanding shares of capital stock and other equity securities of each Chateau Subsidiary that is a corporation have been duly authorized, are validly issued, fully paid and nonassessable, and are not subject to any preemptive rights and are owned by Chateau or another Chateau Subsidiary, except as disclosed in Section 2.1(b)(i) of the Chateau Disclosure Letter, and are so owned free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (each, a “Lien” and collectively, “Liens”). All equity interests and other equity securities in each Chateau Subsidiary, including Chateau OP, that is a partnership, limited liability company, trust or other entity that

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have been duly authorized and are validly issued and are owned by Chateau or another Chateau Subsidiary, except as disclosed in Section 2.1(b)(i) of the Chateau Disclosure Letter, and are so owned free and clear of all Liens. Chateau has heretofore made available to Purchaser complete and correct copies of the charter, by-laws or other organizational documents of each of the Chateau Subsidiaries, each as amended to date. Section 2.1(b)(i) of the Chateau Disclosure Letter sets forth (A) all Chateau Subsidiaries and their respective jurisdictions of incorporation or organization, (B) each owner and the respective amount of such owner’s equity interest in each Chateau Subsidiary, and (C) a list of each jurisdiction in which each Chateau Subsidiary is qualified or licensed to do business and each assumed name under which each such Chateau Subsidiary conducts business in any jurisdiction.

(ii) Except for the capital stock of, or other equity interests in, the Chateau Subsidiaries and the other interests disclosed in Section 2.1(b)(ii) of the Chateau Disclosure Letter (the “Chateau Other Interests”), neither Chateau nor any of the Chateau Subsidiaries owns any capital stock or other ownership interest in any Person. Notwithstanding anything to the contrary herein, neither Chateau OP nor any other Chateau Subsidiary owns any capital stock or other equity securities of Chateau.

(c) Capital Structure.

(i) Capital Stock.

(A) As of the date of this Agreement, the authorized capital stock of Chateau consists of (1) 90,000,000 shares of Chateau Common Stock and (2) 2,000,000 shares of preferred stock, par value $0.01 per share, of which 1,500,000 shares have been designated as 8.125% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”). All of the capital stock and other securities of ROC are owned by Chateau except as set forth on Section 2.1(c)(i) of the Chateau Disclosure Letter.

(B) As of the date of this Agreement, (1) 29,411,826 shares of Chateau Common Stock are issued and outstanding, and (2) no shares of Series A Preferred Stock are issued and outstanding.

(C) As of the date of this Agreement, (1) 2,951,753 shares of Chateau Common Stock were reserved for issuance upon exercise of outstanding Chateau Options, (2) 5,557,026 shares of Chateau Common Stock were reserved for issuance upon exchange of OP Units for shares of Chateau Common Stock pursuant to the Chateau OP Agreement, and (3) 1,500,000 shares of Series A Preferred Stock were reserved for issuance upon redemption and exchange of the outstanding Series A Units pursuant to the Chateau OP Agreement.

(D) As of the date of this Agreement, except as set forth above in this Section 2.1(c), no shares of capital stock or other voting securities of Chateau or options relating to capital stock of Chateau or any of its Affiliates are issued, reserved for issuance or outstanding, and there are no outstanding restricted shares of Chateau Common Stock, performance share awards, stock appreciation rights or dividend equivalent rights relating to the capital stock of Chateau. All outstanding shares of capital stock of Chateau are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(E) There is no Voting Debt (as defined herein) of Chateau or any Chateau Subsidiary outstanding.

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(F) Except as set forth in Section 2.1(c)(i)(F) of the Chateau Disclosure Letter, all dividends or distributions on securities of Chateau or any Chateau Subsidiary that have been declared or authorized prior to the date of this Agreement have been paid in full.

(ii) Partnership Units.

(A) As of the date of this Agreement, 5,557,026 OP Units; 29,411,828 units of common general partner interest in Chateau OP (the “GP Units”), and 1,500,000 Series A Units are validly issued and outstanding, fully paid and nonassessable and not subject to preemptive rights.

(B) Each OP Unit may, under certain circumstances set forth in the Chateau OP Agreement, be redeemed for shares of Chateau Common Stock on a one-for-one basis. The holders of Series A Units have the right, under certain circumstances, to exchange such units for shares of Series A Preferred Stock on a one-for-one basis pursuant to the terms of the Series A Units.

(C) Chateau is a general partner of Chateau OP and holds 16,301,887 GP Units representing a 55.43% general partner interest in Chateau OP and a 46.60% partnership interest in Chateau OP. ROC is the other general partner of Chateau OP and holds 13,109,941 GP Units representing a 44.57% general partner interest in Chateau OP and a 37.50% partnership interest in Chateau OP. Section 2.1(c)(ii)(C) of the Chateau Disclosure Letter sets forth the name, number and class of GP Units, OP Units and Series A Units held by each partner in Chateau OP.

(iii) Miscellaneous.

(A) Except as set forth in this Section 2.1(c) or in Section 2.1(c)(iii)(A) of the Chateau Disclosure Letter, there are issued and outstanding or reserved for issuance: (1) no shares of capital stock, Voting Debt or other voting securities of Chateau; (2) no securities of Chateau or any Chateau Subsidiary or securities or assets of any other entity convertible into or exchangeable for shares of capital stock, Voting Debt or other voting securities of Chateau or any Chateau Subsidiary; and (3) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which Chateau or any Chateau Subsidiary is a party or by which it is bound in any case obligating Chateau or any Chateau Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock, Voting Debt or other voting securities of Chateau or of any Chateau Subsidiary, or obligating Chateau or any Chateau Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

(B) Except for the Transaction Documents (as defined herein), there are not any stockholder agreements, voting trusts or other agreements or understandings to which Chateau or any Chateau Subsidiary is a party or by which it is bound relating to the voting of any shares of capital stock of Chateau or partnership interests in Chateau OP. Except as set forth in the applicable organizational documents of any Chateau Subsidiary or as imposed and required by lenders in connection with bankruptcy remote or special purpose entities that are Subsidiaries, there are no restrictions on Chateau’s ability to vote the equity interests of any of the Chateau Subsidiaries.

(C) Except as set forth in Section 2.1(c)(iii)(C) of the Chateau Disclosure Letter, no holder of securities in Chateau or any Chateau Subsidiary has any right to have such securities registered by Chateau or any Chateau Subsidiary, as the case may be.

(D) Except as set forth in Section 2.1(c)(iii)(D) of the Chateau Disclosure Letter, there are not any Chateau Subsidiaries in which any officer or director of Chateau or any Chateau Subsidiary owns any capital stock or other securities. Section 2.1(c)(iii)(D) of the Chateau Disclosure

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Letter sets forth a true, accurate and complete list of: (1) the name of any such officer or director owning capital stock or other securities in any Chateau Subsidiary, (2) the name of the entity or entities in which such officer or director owns an interest, and (3) the type and amount of capital stock or other securities owned by such officer or director in such entities. There are no agreements or understandings between Chateau or any Chateau Subsidiary and any Person listed in Section 2.1(c)(iii)(D) of the Chateau Disclosure Letter that could cause such Person to be treated as holding any capital stock or security in Chateau or any Chateau Subsidiary as an agent for, or nominee of, Chateau or any Chateau Subsidiary.

(d) Authority; No Violations; Consents and Approval; OP Units.

(i) The Board of Directors of Chateau has unanimously approved and declared advisable the Mergers and the other transactions contemplated by the Transaction Documents and has directed that the Mergers be submitted for consideration at a special meeting of the Chateau stockholders (the “Chateau Stockholder Meeting”) and resolved to recommend that the stockholders of Chateau vote in favor of this Agreement and the approval of the Mergers and the other transactions contemplated hereby and by the other Transaction Documents and include such recommendation in the Proxy Statement. Chateau and ROC, in their capacity as general partners of Chateau OP, have approved and declared advisable this Agreement, the Mergers and the other transactions contemplated hereby and by the Transaction Documents and have been authorized to seek the written consents and approvals of the OP Unit Holders to this Agreement, the Partnership Merger and the other transactions and matters contemplated hereby, and recommend to the OP Unit Holders approval of such matters, and to include such recommendation in the Partner Solicitation Materials. Chateau has all requisite power and authority to enter into this Agreement and all other documents to be executed by Chateau in connection with the transactions contemplated hereby and thereby (each, a “Transaction Document” and collectively, the “Transaction Documents”) and, subject, with respect to the consummation of the Merger, to receipt of the Chateau Stockholder Approval (as defined herein), to consummate the transactions contemplated hereby and thereby. Chateau OP has the requisite limited partnership power and authority to enter into this Agreement and, subject to, with respect to the Partnership Merger, the matters specified in Section 2.1(d) of the Chateau Disclosure Letter and the Chateau Partner Approval (as defined herein), to consummate the transactions contemplated by this Agreement. Each Chateau Subsidiary that is a party to any Transaction Document has all requisite power and authority to enter into such Transaction Document and to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby or thereby have been duly authorized by all necessary action on the part of Chateau and each applicable Chateau Subsidiary, subject, with respect to the consummation of the Merger, to the matters specified in Section 2.1(d) of the Chateau Disclosure Letter and receipt of the Chateau Stockholder Approval, and, with respect to the consummation of the Partnership Merger, to receipt of the Chateau Partner Approval. The Transaction Documents have been duly executed and delivered by Chateau and each applicable Chateau Subsidiary and, subject, with respect to the consummation of the Merger, to receipt of the Chateau Stockholder Approval and with respect to the consummation of the Partnership Merger, to the matters specified in Section 2.1(d) of the Chateau Disclosure Letter and receipt of the Chateau Partner Approval, and assuming the Transaction Documents to which Purchaser, the Merger Sub and the Partnership Merger Sub are parties constitute the valid and binding obligation of Purchaser, the Merger Sub and the Partnership Merger Sub, enforceable in accordance with their terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(ii) Except as set forth in Section 2.1(d)(ii) of the Chateau Disclosure Letter, the execution and delivery of the Transaction Documents by Chateau or each applicable Chateau Subsidiary does not, and the consummation of the transactions contemplated hereby or thereby, and compliance with

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the provisions hereof or thereof, will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation, or give rise to a right of purchase under, result in the creation of any Lien upon any of the properties or assets of Chateau or any of the Chateau Subsidiaries under, require the consent or approval of any third party or otherwise result in a material detriment or default to Chateau or any of the Chateau Subsidiaries under, any provision of (A) the Chateau Charter or the Chateau By-laws or any provision of the comparable charter or organizational documents of any of the Chateau Subsidiaries, (B) any Material Contract (as defined herein) (it being understood that no representation is being given as to whether the Surviving Company and the Chateau Subsidiaries will be in compliance with any financial covenants contained therein following the Merger), or (C) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 2.1(d)(iii) are duly and timely obtained or made and the Chateau Stockholder Approval has been obtained, any judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to Chateau or any of the Chateau Subsidiaries, or any of their respective properties or assets, other than, in the case of clauses (B) or (C), any such conflicts, violations, defaults, rights, Liens or detriments that, individually or in the aggregate, would not reasonably be expected to have a Chateau Material Adverse Effect.

(iii) Except as set forth in Section 2.1(d)(iii) of the Chateau Disclosure Letter, no consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity, is required by or with respect to Chateau or any of the Chateau Subsidiaries in connection with the execution and delivery of the Transaction Documents by Chateau or each of the applicable Chateau Subsidiaries or the consummation by Chateau or the applicable Chateau Subsidiaries of the transactions contemplated hereby or thereby, except for: (A) the filing with the Securities and Exchange Commission (the “SEC”) of (1) (a) a proxy statement in preliminary and definitive form relating to the Chateau Stockholder Meeting held in connection with the Merger (the “Proxy Statement”) or (b) other documents otherwise required in connection with the transactions contemplated hereby and (2) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with the Transaction Documents and the transactions contemplated hereby or thereby; (B) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the Department; (C) such filings and approvals as may be required by any applicable state takeover Laws or Environmental Laws (as defined herein) as more specifically described in Section 2.1(d)(iii) of the Chateau Disclosure Letter; and (D) any such consent, approval, order, authorization, registration, declaration, filing or permit that the failure to obtain or make (1) individually or in the aggregate, would not reasonably be expected to have a Chateau Material Adverse Effect or (2) individually or in the aggregate, would not reasonably be expected to, materially impair the ability of Chateau to perform its obligations hereunder or prevent or delay in any material respect the consummation of any of the transactions contemplated hereby.

(e) SEC Documents. Chateau and Chateau OP have made available to Purchaser (by public filing with the SEC or otherwise) a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by either Chateau or Chateau OP with the SEC since January 1, 2000 (the “Chateau SEC Documents”). As of their respective dates, the Chateau SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Chateau SEC Documents and none of the Chateau SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Chateau SEC Documents filed and publicly available prior to the date of this Agreement. The consolidated financial statements of Chateau and Chateau OP included in the Chateau SEC Documents complied in all material

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respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly presented, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of Chateau and the Chateau Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of Chateau and the Chateau Subsidiaries for the periods presented therein. Other than Chateau and Chateau OP, no other Chateau Subsidiary is required to make any filing with the SEC.

(f) Absence of Certain Changes or Events. Except as disclosed or reflected in the Chateau SEC Documents filed with the SEC prior to the date of this Agreement or as disclosed in Section 2.1(f) of the Chateau Disclosure Letter, since March 31, 2003, there has not been: (i) (A) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Chateau’s capital stock; (B) any amendment of any term of any outstanding equity security of Chateau or any Chateau Subsidiary; (C) any repurchase, redemption or other acquisition by Chateau or any Chateau Subsidiary of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, Chateau or any Chateau Subsidiary; or (D) any change in any method of accounting or accounting practice or any tax method, practice or election by Chateau or any Chateau Subsidiary; or (ii) any split, combination or reclassification of any of Chateau’s capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of its capital stock or any issuance of an ownership interest in, any Chateau Subsidiary. Except as disclosed in the Chateau SEC Documents filed prior to the date hereof, or as disclosed in Section 2.1(f) of the Chateau Disclosure Letter, from March 31, 2003, (i) Chateau and the Chateau Subsidiaries have conducted their businesses in the ordinary course consistent with past practice, (ii) there has not been any Chateau Material Adverse Effect, and (iii) except as disclosed in the Chateau Disclosure Letter, neither Chateau nor any Chateau Subsidiary has taken any of the actions set forth in Section 3.1(b).

(g) No Undisclosed Material Liabilities. Except as disclosed in the Chateau SEC Documents, or as set forth in Section 2.1(g) of the Chateau Disclosure Letter, there are no liabilities or obligations of Chateau or any of the Chateau Subsidiaries, whether (x) accrued, contingent, absolute or determined or (y) otherwise required by GAAP to be set forth on a balance sheet of Chateau or Chateau OP, other than: (i) liabilities adequately provided for on the balance sheet of Chateau and Chateau OP dated as of March 31, 2003 (including the notes thereto), or (ii) liabilities incurred in the ordinary course of business subsequent to March 31, 2003 that would not be or would not reasonably be expected to be a Chateau Material Adverse Effect.

(h) No Default. Except as set forth in Section 2.1(h) of the Chateau Disclosure Letter, neither Chateau nor any of the Chateau Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of, and no notice of any default or acceleration of Indebtedness has been received from any lender in connection with, any term, condition or provision of (i) the Chateau Charter or the Chateau By-laws or the comparable charter or organizational documents of any of the Chateau Subsidiaries, (ii) any Material Contract (as defined herein), or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to Chateau or any of the Chateau Subsidiaries, except in the case of (iii) for defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Chateau Material Adverse Effect. Section 2.1(h) of the Chateau Disclosure Letter includes an explanation of the nature of any such default disclosed

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therein, penalties associated therewith and actions taken by Chateau or any Chateau Subsidiary, if any, to cure or renegotiate said contracts.

(i) Compliance with Applicable Laws. Chateau and the Chateau Subsidiaries hold all certificates, permits, licenses, variances (including building permits and certificates of occupancy), exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses and the occupancy and operation of the Chateau Properties (the “Chateau Permits”), except where the failure so to hold such Chateau Permits, individually or in the aggregate, would not reasonably be expected to have a Chateau Material Adverse Effect. Chateau and the Chateau Subsidiaries are in compliance with the terms of the Chateau Permits, except where the failure to so comply, individually or in the aggregate, would not reasonably be expected to have a Chateau Material Adverse Effect. Except as disclosed in the Chateau SEC Documents, the businesses of Chateau and the Chateau Subsidiaries are not being conducted in violation of any Law, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Chateau Material Adverse Effect.

(j) Litigation. Except as disclosed in the Chateau SEC Documents or as set forth in Section 2.1(j) of the Chateau Disclosure Letter and except for routine litigation arising from the ordinary course of business of Chateau and the Chateau Subsidiaries which are adequately covered by insurance and which, individually or in the aggregate, would not reasonably be expected to have a Chateau Material Adverse Effect, there is no suit, claim, investigation, action or other proceeding (including any mortgage foreclosure proceeding) pending or, to the Knowledge (as defined herein) of Chateau, threatened against or affecting or involving Chateau or any Chateau Subsidiary or any of the Chateau Properties that, individually or in the aggregate, would reasonably be expected to have a Chateau Material Adverse Effect. Except as disclosed in the Chateau SEC Documents or in Section 2.1(j) of the Chateau Disclosure Letter, neither Chateau nor any of the Chateau Subsidiaries, nor any of their respective properties or assets, is subject to any order, writ, judgment, injunction, decree, determination or award which has or is reasonably likely to have a Chateau Material Adverse Effect.

(k) Taxes.

(i) Each of Chateau and the Chateau Subsidiaries has timely filed all Tax Returns (as defined herein) required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so), except where the failure to file would not individually or in the aggregate be material to Chateau. Each such Tax Return is accurate and complete in all material respects. Chateau and each Chateau Subsidiary has paid (or Chateau has paid on its behalf), all Taxes that are shown as due and payable on such Tax Returns. All material Taxes which Chateau or the Chateau Subsidiaries are required by Law to withhold or collect, including Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and sales, gross receipts and use taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Entities. The most recent financial statements contained in the Chateau SEC Documents filed with the SEC prior to the date of this Agreement reflect an adequate reserve for all material Taxes payable by Chateau and the Chateau Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Chateau and each Chateau Subsidiary has established (and until the Closing Date shall continue to establish and maintain) on its books and records reserves that are adequate for the payment of all Taxes not yet due and payable. Since December 31, 1997, Chateau has incurred no liability for any material Taxes under Sections 857(b), 860(c) or 4981 of the Code, IRS Notice 88-19, Treasury Regulation Section 1.337(d)-5, or Treasury Regulation Section 1.337(d)-6 including any material Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and neither Chateau nor any of the Chateau Subsidiaries has incurred any material liability for Taxes other than in the ordinary course of

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business other than transfer or similar Taxes arising in connection with the sales of property. No event has occurred, and no condition or circumstance exists, which presents a risk that any material Tax described in the preceding sentence will be imposed on Chateau or any Chateau Subsidiary. No deficiencies for any Taxes have been asserted or assessed in writing (or to the Knowledge of Chateau or any Chateau Subsidiary, proposed) against Chateau or any of the Chateau Subsidiaries, including claims by any taxing authority in a jurisdiction where Chateau or any Chateau Subsidiary does not file Tax Returns but in which any of them is or may be subject to taxation, which individually or in the aggregate would be material, and no requests for waivers of the time to assess any such Taxes have been granted and remain in effect or are pending. There are no Liens for Taxes upon the assets of Chateau or the Chateau Subsidiaries except for statutory Liens for Taxes not yet due.

(ii) Chateau (A) for all taxable periods since its inception and ending at the Effective Time, Chateau has been subject to taxation as a real estate investment trust (a “REIT”) within the meaning of the Code and has satisfied the requirements to qualify as a REIT for all such years, (B) has operated, and intends to continue to operate, consistent with the requirements for qualification and taxation as a REIT through the Effective Time, and (C) has not taken or omitted to take any action which could reasonably be expected to result in a loss of its status as a REIT, and no challenge to Chateau’s status as REIT is pending, or to Chateau’s Knowledge, is or has been threatened. Each Chateau Subsidiary which is a partnership, joint venture or limited liability company has since its acquisition by Chateau been classified for federal income tax purposes as a partnership or disregarded entity and not as a corporation or an association taxable as a corporation, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code. Neither Chateau nor any Chateau Subsidiary holds any asset (x) the disposition of which would be subject to rules similar to Section 1374 of the Code as announced in IRS Notice 88-19 or Treasury Regulation Section 1.337(d)-5 or Treasury Regulation Section 1.337(d)-6, (y) that is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder. Each Subsidiary of Chateau that is or is taxed as a corporation or is treated as an association taxed as a corporation for federal income tax purposes and that is owned directly or indirectly by Chateau or ROC is listed in Section 2.1(k)(ii) of the Chateau Disclosure Letter and, except as set forth in Section 2.1(k)(ii) of the Chateau Disclosure Letter, is either a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code or a “taxable REIT subsidiary” within the meaning of Section 856(l)(1) of the Code. Each subsidiary of Chateau that is a “taxable REIT subsidiary” within the meaning of Section 856(l)(1) of the Code is set forth in Section 2.1(k)(ii) of the Chateau Disclosure Letter. Each subsidiary of Chateau that is a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code is set forth in Section 2.1(k)(ii) of the Chateau Disclosure Letter. As of the Effective Time, each subsidiary of Chateau that is a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code shall have been merged or otherwise converted into a limited liability company that is treated as a disregarded entity for federal income tax purposes. Chateau is not a foreign person within the meaning of Section 1445(b)(2) of the Code.

(iii) Neither Chateau nor ROC has any earnings and profits attributable to Chateau or any other corporation in any non-REIT year within the meaning of Section 857 of the Code. Neither Chateau nor any of its Subsidiaries has made any election, and is not required, to treat any of its assets or the assets of any Subsidiary as owned by another person for tax purposes (other than by reason of a Subsidiary being a “qualified REIT subsidiary” or a “disregarded entity” for federal income tax purposes and any comparable provision of state, local or foreign law).

(iv) Except as set forth in Section 2.1(k)(iv) of the Chateau Disclosure Letter, neither Chateau nor the Chateau Subsidiaries have made any payments, are obligated to make any payments, or are parties to an agreement that could obligate them to make any payments that will not be deductible under Section 280G of the Code. Chateau and the Chateau Subsidiaries have disclosed to the IRS all

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positions taken on their federal income Tax Returns which could give rise to a substantial understatement of Tax under Section 6662 of the Code.

(v) Except as set forth in Section 2.1(k)(v) of the Chateau Disclosure Letter, neither Chateau nor any of its Subsidiaries has received or is subject to any written ruling of a taxing authority related to Taxes or has entered into any written and legally binding agreement with a taxing authority relating to Taxes.

(vi) Other than the Limited Partner Tax Agreements listed on Section 2.1(k)(vi) of the Chateau Disclosure Letter, neither Chateau nor any of its Subsidiaries (a) is a party to or is otherwise subject to any Tax allocation or sharing agreement, or (b) has any liability for Taxes of another person under law, by contract or otherwise except for withholding Taxes incurred in the ordinary course of business that have been properly withheld but are not yet required to be deposited with a Tax authority.

(vii) Neither Chateau nor any of the Chateau Subsidiaries has entered into or is subject, directly or indirectly, to any Limited Partner Tax Agreements (as defined herein) other than those that are disclosed in Section 2.1(k)(vii) of the Chateau Disclosure Letter, true and correct copies of which have been provided to Purchaser and Parent. Chateau and each of its Subsidiaries have complied with all material terms of the Limited Partner Tax Agreements. Other than the restrictions on the Chateau Properties listed in Section 2.1(k)(vii) of the Chateau Disclosure Letter which are imposed by those Limited Partner Tax Agreements listed as items I, I(A), II, III and IV in said Section 2.1(k)(vii) of the Chateau Disclosure Letter, there are no restrictions on the sale, exchange, or other disposition, financing or other transactions applicable to any Chateau Properties or with respect to any of their respective assets and no obligations to maintain any particular amounts of debt.

(viii) None of Chateau or any of its Subsidiaries has distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355.

(ix) This Agreement shall constitute Chateau’s plan of liquidation within the meaning of Section 562(b)(1) of the Code and Chateau’s Board of Directors prior to that date on which the Effective Time of the Merger occurs, will adopt this Agreement as such a plan of liquidation.

(x) Except as set forth in Section 2.1(k)(x) of the Chateau Disclosure Letter, Chateau has the right to make or to require, and, after the Effective Time will continue to have the right to make or to require, each Chateau Subsidiary that is subject to federal income tax as a partnership to make, in the manner provided in Section 1.754-1(b) of the Treasury Regulations, an election under Section 754 of the Code (and any corresponding elections under state or local tax law) to adjust the basis of its property as provided in Sections 734(b) and 743(b) of the Code.

(xi) To the Knowledge of Chateau as of the Closing Date, neither Chateau nor any Chateau Subsidiary is a party to any understanding or arrangement described in Section 6111(c), Section 6111(d) or Section 6662(d)(2)(C)(iii) of the Code, or has “participated” in a “potentially abusive tax shelter” within the meaning of Treasury Regulations Section 1.6011-4 (without regard to Section (b)(3) thereof).

(xii) All interests in Chateau OP and in each Chateau Subsidiary which is a partnership, joint venture or limited liability company were issued in a transaction or transactions that were not required to be registered under the Securities Act (as defined herein).

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(xiii) The representations specified in this Section 2.1(k) are subject, as of the date hereof (but not as of the Closing Date), to the matters set forth in Section 2.1(k)(xiii) of the Chateau Disclosure Letter.

(l) ERISA; Pension and Benefit Plans.

(i) All “employee pension benefit plans,” as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), maintained or contributed to by Chateau or any of the Chateau Subsidiaries or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with Chateau under Section 414(b), (c), (m) or (o) of the Code (a “Chateau ERISA Affiliate”) (the “Chateau Pension Plans”) intended to qualify under Section 401(a) of the Code have been determined by the IRS to be so qualified and such determination has not been modified, revoked or limited, and, to the Knowledge of Chateau as of the Closing Date, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Chateau Pension Plan or its related trust.

(ii) Neither Chateau nor any Chateau ERISA Affiliate or Chateau Subsidiary currently sponsors, contributes to, maintains or has liability (whether contingent or otherwise) under (A) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or (B) an employee benefit plan subject to Part 3 of Subtitle B of Title I of ERISA, to Section 412 or 4971 of the Code, or to Title IV of ERISA.

(iii) Each Chateau Employee Benefit Plan (as defined herein), related trust (or other funding or financing arrangement, if applicable) and all amendments thereto are listed in Section 2.1(l)(iii) of the Chateau Disclosure Letter, true and complete copies of which have been made available to Purchaser, as have the most recent summary plan descriptions and material modifications thereto, Form 5500s and, with respect to any Chateau Employee Benefit Plan intended to be qualified pursuant to Section 401(a) of the Code, a current determination letter. Except as specifically provided in the foregoing documents made available to Purchaser, there are no amendments to any Chateau Employee Benefit Plan that have been adopted or approved nor has Chateau or any Chateau Subsidiary undertaken to make any such amendments or to adopt or approve any new Chateau Employee Benefit Plan.

(iv) Neither Chateau nor any of the Chateau Subsidiaries has received any claim or notice that any Chateau Employee Benefit Plan is not in compliance with, and each Chateau Employee Benefit Plan is in fact in material compliance with, its terms and all applicable Laws, regulations, rulings and other authority issued thereunder and all other applicable governmental Laws, regulations and orders, and prohibited transaction exemptions, including the requirements of ERISA and all Tax rules for which favorable Tax treatment is intended.

(v) There are no actions, disputes, suits, claims, arbitration or legal, administrative or other proceeding or governmental investigation (other than routine claims for benefits) pending (or, to the Knowledge of Chateau, threatened) alleging any breach of the terms of any Chateau Employee Benefit Plan or of any fiduciary duties thereunder or violation of any applicable Law with respect to any such plan.

(vi) All contributions, premiums and other payments required by Law or any Chateau Employee Benefit Plan or applicable collective bargaining agreement or other contractual undertaking, to have been made under any such plan to any fund, trust or account established thereunder or in connection therewith have been made by the due date thereof.

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(vii) Each Employee Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA is either funded through an insurance company contract and is not a “welfare benefit fund” with the meaning of Section 419 of the Code or is unfunded. Chateau and the Chateau Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

(viii) Each individual who renders services to Chateau or any Chateau Subsidiary who is classified by Chateau or by such Chateau Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Chateau Employee Benefit Plans) is properly so characterized.

(ix) All individual employment, termination, severance, change in control, retention bonus, post-employment and other compensation agreements, arrangements and plans existing prior to the execution of this Agreement or which will exist prior to the Closing, which are between Chateau or a Chateau Subsidiary and any current or former director, officer or employee thereof, including the name and title of such current or former director, officer or employee, and the type of agreement are listed in Section 2.1(l)(ix) of the Chateau Disclosure Letter (collectively, the “Chateau Severance Agreements”).

(m) Labor and Employment Matters.

(i) Neither Chateau nor any of the Chateau Subsidiaries is a party to any collective bargaining agreement or other current labor agreement with any labor union or organization, and there is no question involving current union representation of employees of Chateau or any of the Chateau Subsidiaries, nor does Chateau or any of the Chateau Subsidiaries know of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.

(ii) Except as would not be reasonably expected to have a Chateau Material Adverse Effect, (A) there is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure pending, or, to the Knowledge of Chateau or any of the Chateau Subsidiaries, threatened against Chateau or any of the Chateau Subsidiaries, and (B) each of Chateau and the Chateau Subsidiaries is in compliance with all applicable Laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

(iii) Except as set forth in Section 2.1(m)(iii) of the Chateau Disclosure Letter or as would not be reasonably expected to have a Chateau Material Adverse Effect, there is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing, alleging breach of any express or implied contract of employment, any Law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortuous conduct in connection with the employment relationship pending, or, to the Knowledge of Chateau or any of the Chateau Subsidiaries, threatened against Chateau or any of the Chateau Subsidiaries.

(iv) There is no strike, slowdown, work stoppage or lockout pending, or, to the Knowledge of Chateau or any of the Chateau Subsidiaries, threatened, against or involving Chateau or any of the Chateau Subsidiaries.

(v) Except as set forth in Section 2.1(m)(v) of the Chateau Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated

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hereby will (either alone or in conjunction with any other event) result in, or cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of Chateau or any Chateau Subsidiary, or result in any limitation on the right of Chateau or any Chateau Subsidiary to amend, merge, terminate or receive a reversion of assets from any Chateau Employee Benefit Plan. The maximum aggregate payments and benefits (excluding amounts payable pursuant to Section 1.7(d) and excluding amounts payable pursuant to the Chateau Communities, Inc Corporate Transition Guidelines, a true, correct and complete copy of which has previously been provided to Purchaser) that could become due under the Chateau Severance Agreements are $9 million. Section 2.1(m)(v) of the Chateau Disclosure Letter sets forth (A) the maximum cash amount that could be payable (excluding amounts payable pursuant to Section 1.7(d) and any gross-up amounts payable with respect to any “excess parachute payments” (as defined under Section 280G of the Code) under the Chateau Severance Agreements) as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to each individual who is party to an individual Chateau Severance Agreement or who is a participant in the Chateau Communities Inc. Change in Control Plan for Certain Executive Employees and (B) the maximum amount of assets deferred under the CP Limited Top Hat Plan that could become distributable as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(n) Intangible Property. Chateau and the Chateau Subsidiaries own, possess or have adequate rights to use all trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs and copyrights necessary for the operation of the businesses of each of Chateau and the Chateau Subsidiaries (collectively, the “Chateau Intangible Property”), except where the failure to possess or have adequate rights to use such properties, individually or in the aggregate, would not reasonably be expected to have a Chateau Material Adverse Effect. All of the Chateau Intangible Property is owned or licensed by Chateau or the Chateau Subsidiaries free and clear of any and all Liens, except those that, individually or in the aggregate, would not reasonably be expected to have a Chateau Material Adverse Effect, and neither Chateau nor any such Chateau Subsidiary has forfeited or otherwise relinquished any Chateau Intangible Property which forfeiture has resulted in, individually or in the aggregate, or would reasonably be expected to result in a Chateau Material Adverse Effect. To the Knowledge of Chateau, the use of Chateau Intangible Property by Chateau or the Chateau Subsidiaries does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor, of any other Person, and there have been no claims made, and neither Chateau nor any of the Chateau Subsidiaries has received any notice of any claim or otherwise knows that any of the Chateau Intangible Property is invalid or conflicts with the asserted rights of any other Person or has not been used or enforced or has failed to have been used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Chateau Intangible Property, except for any such conflict, infringement, violation, interference, claim, invalidity, abandonment, cancellation or unenforceability that, individually or in the aggregate, would not reasonably be expected to have a Chateau Material Adverse Effect.

(o) Environmental Matters. For purposes of this Agreement, (x) “Environmental Law” means any Law of any Governmental Entity relating to pollution, human health, safety or protection of the environment or natural resources, including the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”) and the Resource Conservation and Recovery Act of 1976, (y) “Hazardous Material” means (A) any petroleum or petroleum products, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, and transformers and other equipment that contain dielectric fluid containing greater than 50 parts per million polychlorinated biphenyls (“PCBs”); and (B) any chemicals, materials, substances or wastes which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous

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wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import, under any applicable Environmental Law, and (z) “Environmental Claims” means all actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, notices of liability or potential liability, investigations, proceedings, consent orders or consent agreements relating to any Environmental Law, any Environmental Permit or the Release of any Hazardous Materials. To the Knowledge of Chateau and Chateau OP, except as disclosed in Section 2.1(o) of the Chateau Disclosure Letter and except as would not have a Chateau Material Adverse Effect:

(i) Neither Chateau nor any of the Chateau Subsidiaries has received written notice that any administrative or compliance order has been issued that is still in effect, any complaint has been filed that remains unresolved, any penalty has been assessed that has not been paid or any investigation or review is pending or, threatened by any Governmental Entity with respect to any alleged failure by Chateau or any Chateau Subsidiary to have any permit, approval, identification number, license or other authorization required under any applicable Environmental Law (an “Environmental Permit”) or with respect to any treatment, storage, recycling, transportation, disposal or “release” (as defined in 42 U.S.C. § 9601(22) (“Release”)) by Chateau or any Chateau Subsidiary of any Hazardous Material in violation of any Environmental Law.

(ii) (A) Except in compliance with applicable Environmental Laws there are no asbestos-containing materials present on any property owned or operated by Chateau or any Chateau Subsidiary, (B) there are no regulated levels of PCBs present on any property owned or operated by Chateau or any Chateau Subsidiary, and (C) there are no underground storage tanks, active or abandoned, used for the storage of Hazardous Materials currently present on any property owned or operated by Chateau or any Chateau Subsidiary.

(iii) Neither Chateau nor any Chateau Subsidiary has received written or, to the knowledge of Chateau or any of the Chateau Subsidiaries, oral notice of a claim, that has not been resolved, (A) to the effect that it is liable to a third party, including a Governmental Entity, as a result of a Release of a Hazardous Material into the environment in violation of any Environmental Law at any property currently or formerly owned or operated by Chateau or a Chateau Subsidiary, (B) asserting a violation of applicable Environmental Laws relating to any of the Chateau Properties, or (C) asserting that Chateau or any of the Chateau Subsidiaries or the operation or condition of any of the Chateau Properties is in violation of any Environmental Law.

(iv) No property now owned or operated by Chateau or any Chateau Subsidiary is listed on the National Priorities List promulgated pursuant to CERCLA or on any similar state list of sites where such listing requires active investigation or clean-up.

(v) Chateau and the Chateau Subsidiaries are in compliance with all applicable Environmental Laws and all Environmental Permits.

(vi) Neither Chateau nor any of the Chateau Subsidiaries have Released Hazardous Materials on any of the Chateau Properties, except in compliance with applicable Environmental Laws; and there is no condition (x) at any Chateau Property or (y) to the Knowledge of Chateau and the Chateau Subsidiaries, caused by Chateau or any of the Chateau Subsidiaries at any real property formerly owned, leased, subleased, licensed, managed, occupied or operated by Chateau or any of the Chateau Subsidiaries, that in the case of either (x) or (y) is in violation of Environmental Laws or would reasonably be expected to give rise to an Environmental Claim.

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(vii) There are no Environmental Claims pending, or to the Knowledge of Chateau or the Chateau Subsidiaries threatened, against Chateau or any of the Chateau Subsidiaries or any of the Chateau Properties.

(viii) Neither Chateau nor any Chateau Subsidiary currently has a duty under any applicable Environmental Law to place any restriction relating to the presence of Hazardous Material at any Chateau Property.

(p) Properties.

(i) (A) Colony Cove, located in Sarasota, Florida, and The Colony, located in Palm Springs, California, are the only real properties in which Chateau or a Chateau Subsidiary holds a leasehold interest, and except as listed in Section 2.1(p)(i)(A) of the Chateau Disclosure Letter, Chateau or a Chateau Subsidiary owns good and marketable fee simple or leasehold title to each of the real properties (including any and all improvements located on such properties) reflected on the most recent balance sheet of Chateau or Chateau OP included in the Chateau SEC Documents and as identified in Section 2.1(p)(i)(A) of the Chateau Disclosure Letter (each, a “Chateau Property” and collectively, the “Chateau Properties”), which are all of the real estate properties owned or leased by Chateau and the Chateau Subsidiaries, free and clear of Liens, easements, rights of way, rights of first refusal, covenants, conditions, restrictions, title defects, written agreements, Laws, ordinances and regulations affecting building use or occupancy (including zoning regulations and building codes), or reservations of an interest in title (collectively, “Chateau Property Restrictions”) except for (1) debt and other matters identified on Section 2.1(p)(i)(A)(1) of the Chateau Disclosure Letter, (2) inchoate Liens imposed for construction work in progress or otherwise incurred in the ordinary course of business for amounts not yet delinquent or which are being contested in good faith by appropriate proceedings and, in each case, with respect to which adequate reserves or other appropriate provisions are being maintained by Chateau or a Chateau Subsidiary, (3) mechanics’, workmen’s and repairmen’s Liens (other than inchoate Liens for work in progress) which have heretofore been bonded or insured, (4) Chateau Property Restrictions imposed or promulgated by Law or by any Governmental Entity which are customary and typical for similar properties and all matters disclosed on the existing title policies identified in Section 2.1(p)(i)(B) of the Chateau Disclosure Letter, and (5) real estate Taxes and special assessments that are not yet delinquent or that are being contested in good faith by appropriate proceedings and, in each case, with respect to which adequate reserves or other appropriate provisions are being maintained by Chateau or a Chateau Subsidiary. To the Knowledge of Chateau and the Chateau Subsidiaries, none of the matters described in clauses (2) through (5) in the immediately preceding sentence (including, without limitation, matters disclosed on any existing title policies identified in Section 2.1(p)(i)(A) of the Chateau Disclosure Letter) has or would reasonably be expected to have, individually or in the aggregate, a Chateau Material Adverse Effect; (B) except as listed in Section 2.1(p)(i)(B) of the Chateau Disclosure Letter or as would not reasonably be expected to have a Chateau Material Adverse Effect, neither Chateau nor any Chateau Subsidiary has received written notice to the effect that there are any (1) condemnation or rezoning or proceedings or any utility service moratoriums or other moratoriums that are pending or, to the Knowledge of Chateau and the Chateau Subsidiaries, threatened with respect to any material portion of any of the Chateau Properties or (2) zoning, building or similar Laws or orders that are presently being violated or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Chateau Properties or by the continued maintenance, operation or use of the parking areas; and (C) except as listed in Section 2.1(p)(i)(C) of the Chateau Disclosure Letter or as would not reasonably be expected to have a Chateau Material Adverse Effect, neither Chateau nor any Chateau Subsidiary has received written notice that it is currently in default or violation of any Chateau Property Restrictions.

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(ii) Except as listed in Section 2.1(p)(ii) of the Chateau Disclosure Letter or, individually or in the aggregate, as would not reasonably be expected to have a Chateau Material Adverse Effect, all properties currently under development or construction by Chateau or the Chateau Subsidiaries and all properties currently proposed for acquisition, development or commencement of construction prior to the Effective Time by Chateau and the Chateau Subsidiaries are listed as such in Section 2.1(p)(ii) of the Chateau Disclosure Letter. Except as listed in Section 2.1(p)(ii) of the Chateau Disclosure Letter or as, individually or in the aggregate, would not reasonably be expected to have a Chateau Material Adverse Effect, all executory agreements entered into by Chateau or any of the Chateau Subsidiaries relating to the development or construction of real estate properties (other than agreements for architectural, engineering, planning, accounting, legal or other professional services or agreements for material or labor) are listed in Section 2.1(p)(ii) of the Chateau Disclosure Letter.

(iii) Section 2.1(p)(iii) of the Chateau Disclosure Letter sets forth the rent roll for each of the Chateau Properties (the “Rent Roll”) as of May 27, 2003. Except as disclosed in Section 2.1(p)(iii) of the Chateau Disclosure Letter, the information set forth in the Rent Roll is true, correct and complete in all material respects as of the date thereof.

(iv) Except as would not, individually or in the aggregate, reasonably be expected to have a Chateau Material Adverse Effect, no tenants or other third parties have been granted options to purchase or rights of first refusal which would require consent to, or be triggered by, the Merger.

(v) Section 2.1(p)(v) of the Chateau Disclosure Letter contains a list of any unfunded capital improvements being conducted by Chateau or any Chateau Subsidiary in excess of $100,000 at any one Property.

(vi) Except as set forth in Section 2.1(p)(vi) of the Chateau Disclosure Letter or as would not reasonably be expected to have a Chateau Material Adverse Effect, the water serving each Chateau Property is potable water furnished by the local municipality in which each such Chateau Property is located; provided, however, that if the water system is privately owned or operated, neither Chateau nor any Chateau Subsidiary has received any uncured written notice that there is a requirement that it be connected to the municipal, county or other public system serving such Chateau Property.

(vii) Except as set forth in Section 2.1(p)(vii) of the Chateau Disclosure Letter or as would not reasonably be expected to have a Chateau Material Adverse Effect, the sanitary sewer (waste removal) system for each Chateau Property is operated by the municipality in which each such Property is located, and neither Chateau nor any Chateau Subsidiary has received an uncured written notice that the sanitary sewer (waste removal) system is not in compliance with applicable laws and regulations; provided, however, that if any such system is privately owned or operated, neither Chateau nor any Chateau Subsidiary has received any uncured notice that there is a requirement that it be connected to the municipal, county or other public system serving such Chateau Property.

(viii) A reputable title insurance company has issued policies of title insurance insuring the fee simple or leasehold, as applicable, title of Chateau and the Chateau Subsidiaries with respect to all of the Chateau Properties in amounts at least equal to the original cost thereof, and, to Chateau’s Knowledge, such policies are valid and in full force and effect and no claim has been made under any such policy.

(ix) Except as disclosed in Section 2.1(p)(ix) of the Chateau Disclosure Letter, or except as would not reasonably be expected to have a Chateau Material Adverse Effect, to the Knowledge of Chateau and the Chateau Subsidiaries, no portion of any Chateau Property lies in any flood plain or includes any wetlands or vegetation or species protected by any applicable laws.

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(x) Except as would not reasonably be expected to have a Chateau Material Adverse Effect, Section 2.1(p)(x) of the Chateau Disclosure Letter contains a complete and accurate list of all binding commitments, letters of intent or similar written agreements made or entered into by Chateau or any of the Chateau Subsidiaries as of the date hereof (x) to sell, mortgage, pledge or hypothecate all or any portion of any Chateau Property, or to otherwise enter into a material transaction in respect of the ownership or financing of all or any portion of any Chateau Property, or (y) to purchase or acquire an option, right of first refusal or similar right in respect of any real property or properties.

(q) Insurance. Section 2.1(q) of the Chateau Disclosure Letter sets forth an insurance schedule of Chateau. Chateau and each of the Chateau Subsidiaries maintains insurance with financially responsible insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged the ownership and operation of manufactured housing communities (taking into account the cost and availability of such insurance). Except as set forth in Section 2.1(q) of the Chateau Disclosure Letter, neither Chateau nor any of the Chateau Subsidiaries has received any written notice of cancellation or termination with respect to any existing material insurance policy of Chateau or any of the Chateau Subsidiaries.

(r) Opinion of Financial Advisor. The Board of Directors of Chateau has received the opinion of Goldman, Sachs & Co. (“Goldman, Sachs”), dated as of the date of this Agreement, to the effect that, as of such date, the Common Stock Merger Consideration is fair from a financial point of view to the holders of Chateau Common Stock, a copy of which opinion will promptly be made available to Purchaser after receipt by the Board of Directors of Chateau.

(s) Vote Required; No Chateau Common Stock Appraisal Rights. The affirmative vote of the holders of two-thirds of the outstanding shares of Chateau Common Stock (the “Chateau Stockholder Approval”) and, except as provided in Section 2.1(d) to the Chateau Disclosure Letter, the approval by a majority in interest of the OP Unit Holders (the “Chateau Partner Approval”), and, unless the Series A Units are redeemed in the circumstance in which there shall be a Second Closing Date, the approval of two-thirds of the outstanding Series A Units, are the only vote and approval required to approve the Mergers and the other transactions contemplated by the Transaction Documents. The holders of Chateau Common Stock are not entitled under applicable Law to appraisal, dissenters’ or similar rights as a result of the Merger.

(t) Beneficial Ownership of Chateau Common Stock. Neither Chateau nor the Chateau Subsidiaries “beneficially own” (as defined in Rule 13d-3 promulgated under the Exchange Act) any of the outstanding Chateau Common Stock.

(u) Brokers. Except for the fees and expenses payable to Goldman, Sachs (which fees have been disclosed in writing to Purchaser), no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of Chateau.

(v) Investment Company Act of 1940. Neither Chateau nor any of the Chateau Subsidiaries is, or at the Effective Time will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

(w) Contracts.

(i) Section 2.1(w)(i) of the Chateau Disclosure Letter lists all Material Contracts of Chateau and each Chateau Subsidiary. Except as set forth on Section 2.1(w)(i) of the Chateau Disclosure Letter or in the Chateau SEC Documents, each Material Contract is valid, binding and enforceable and in

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full force and effect. For purposes of this Agreement, with respect to Chateau, Chateau OP and each other Chateau Subsidiary, “Material Contracts” shall mean (i) any loan or credit agreement, indenture, note, bond, debenture or any other document or agreement evidencing a capitalized lease obligation or other Indebtedness to any Person, including any such Indebtedness that may be incurred pursuant to an agreement already executed, other than Indebtedness in a principal amount less than $250,000 in the aggregate, (ii) each ground lease (under which Chateau or a Chateau Subsidiary is lessee), (iii) each material commitment, contractual obligation, borrowing, capital expenditure, agreement to acquire real property, or transaction entered into by Chateau or any Chateau Subsidiary which may result in total payments by or liability of Chateau or any Chateau Subsidiary in excess of $250,000, (iv) any other agreements filed or required to be filed as exhibits to the Chateau SEC Documents pursuant to Item 601(b)(10) of Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations, (v) all contracts or arrangements between Chateau or any Chateau Subsidiary, on the one hand, and any director, officer, employee, equityholder or affiliate of Chateau (or any of their respective affiliates), on the other hand; (vi) all change in control or similar agreements or (vii) all other contracts and agreements that are material to Chateau and the Chateau Subsidiaries, taken as a whole, or the conduct of the business of Chateau and the Chateau Subsidiaries, taken as a whole, or the absence of which would, in the aggregate, have a Chateau Material Adverse Effect.

(ii) All mortgages (and deeds of trust) on any of the assets of Chateau or any of the Chateau Subsidiaries (including Chateau OP) are listed in Section 2.1(w)(ii) of the Chateau Disclosure Letter hereto. The Mergers and the other transactions contemplated by the Transaction Documents will not trigger any due-on-sale provision (or similar provision) in, or constitute an event of default under, any of such mortgages (and deeds of trust), except as set forth in Section 2.1(w)(ii) of the Chateau Disclosure Letter and will not require the consent of any mortgage lender, except as set forth in Section 2.1(w)(ii) of the Chateau Disclosure Letter.

(iii) Except as set forth in Section 2.1(w)(iii) of the Chateau Disclosure Letter, there is no confidentiality agreement, non-competition agreement or other contract or agreement that contains covenants that restrict Chateau’s ability to conduct its business in any location in a manner that is material to the business of Chateau or the Chateau Subsidiaries.

(iv) Except as set forth in Section 2.1(w)(iv) of the Chateau Disclosure Letter, there are no indemnification agreements entered into by and between Chateau and any director or officer of Chateau or any of the Chateau Subsidiaries.

(x) Dissenters’ Rights. Except as provided under Section 10-208 of the MRULPA with respect to the Partnership Merger, no dissenters’ or appraisal rights shall be available to holders of any securities of Chateau or any Affiliates of Chateau with respect to the Merger or the other transactions contemplated by the Transaction Documents.

(y) State Takeover Statutes; Partners Solicitation Materials. Each of Chateau and Chateau OP has approved, or caused to be approved, this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby and has taken all actions and done all things necessary to exempt this Agreement, the Transaction Documents, the Mergers and the transactions contemplated by this Agreement and the Transaction Documents from operation of any “fair price,” “business combination,” “moratorium,” “control share acquisition,” or any other takeover or anti-takeover statute or similar statute enacted under federal or state Laws of the United States or similar statute or regulation or any “rights plan” or “excess share” provisions (a “Takeover Statute”), including all such action necessary such that each such Takeover Statute does not apply to this Agreement, the Transaction Documents, the Mergers, or any of the transactions contemplated hereby or thereby. No Takeover Statute of the State of Maryland, including the control share acquisition provisions of Sections 3-701 et seq. of the MGCL or the

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business combination provisions of Sections 3-601 et seq. of the MGCL applies or purports to apply to this Agreement, the Transaction Documents, the Mergers or any of the other transactions contemplated hereby or thereby.

(z) Affiliate Transactions. Except as disclosed in this Section 2.1(z) or Section 2.1(w)(i) of the Chateau Disclosure Letter, (A) no affiliate of Chateau or any Chateau Subsidiary provides or causes to be provided and no affiliate of Chateau or any Chateau Subsidiary has provided or caused to be provided, to Chateau or any Chateau Subsidiary, any assets, loans, advances, services or facilities and (B) neither Chateau nor any Chateau Subsidiary provides or causes to be provided, and no affiliate of Chateau or any Chateau Subsidiary has provided or caused to be provided, to any such affiliate, any assets, loans, advances, services or facilities. Except as disclosed in Section 2.1(z) of the Chateau Disclosure Letter, neither Chateau nor any Chateau Subsidiary has had any other significant business relationships with any affiliate of Chateau or any Chateau Subsidiary.

Section 2.2 Representations and Warranties of Purchaser. Each of Parent and Purchaser represents and warrants to Chateau and Chateau OP as follows:

(a) Organization, Standing and Corporate Power of Purchaser, Merger Sub and Partnership Merger Sub. Each of Parent and Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Merger Sub and Partnership Merger Sub shall, after their formation, be limited liability companies duly formed, validly existing and in good standing under the State of Maryland. Purchaser has made available to Chateau complete and correct copies of its articles of organization and operating agreement and shall make available complete and correct copies of Merger Sub’s and Partnership Merger Sub’s certificate of formation and operating agreement. Each of Parent and Purchaser is, and shall cause Merger Sub and Partnership Merger Sub to be, duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of their businesses or the ownership, operation or leasing of their properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate, would not have a material adverse effect on the ability of Parent, Purchaser, Merger Sub or Partnership Merger Sub to perform any of its or their obligations hereunder or consummate any of the transactions contemplated hereby (a “Purchaser Material Adverse Effect”). All membership interests in the Merger Sub have been duly authorized, validly issued and are owned by Purchaser free and clean of all Liens. All membership interests in the Partnership Merger Sub have been duly authorized and validly issued and are owned by Merger Sub, or otherwise wholly owned indirectly by Parent, free and clear of all Liens. Purchaser has heretofore made available to Chateau complete and correct copies of the Limited Liability Company Agreements of each of Purchaser and Parent (including all amendments thereto through the date hereof), all of which are listed on Section 2.2(e) of the of the disclosure letter dated as of the date of this Agreement and delivered to Chateau in connection with the execution hereof (the “Purchaser Disclosure Letter”) (collectively, the “Hometown Operating Agreements”), which are the organizational documents for Parent and Purchaser, respectively, as of the date hereof.

(b) Capital Structure.

(i) Capital Structure.

(A) As of the date of this Agreement, the outstanding equity interests (1) of Parent consist of membership interests held by Washington State Investment Board and Hometown Residential Manager, LLC and (2) of Purchaser consist of membership interests held by Parent and by Hometown Residential Manager, LLC, and Series A Convertible Operating Company Preference Units

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held by Sunshine Valley, Ltd., a California limited partnership, and successors and transferees of Sunshine Valley, Ltd.

(B) As of the date of this Agreement, except as set forth above in this Section 2.2(b), no membership interests or other voting securities of Parent or Purchaser were issued, reserved for issuance or outstanding. All outstanding membership interests of Parent and Purchaser are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(C) There is no Voting Debt of Parent, Purchaser or any Purchaser Subsidiary outstanding.

(D) The liquidation preference of each Partnership Security immediately following its issuance shall be $29.25.

(ii) Miscellaneous.

(A) Except as set forth in this Section 2.2 or in Section 2.2(b)(ii)(A) of the Purchaser Disclosure Letter), there are issued and outstanding or reserved for issuance: (1) no membership interests, Voting Debt or other voting securities of Parent, Purchaser or any Purchaser Subsidiary; (2) no securities of Parent, Purchaser or any Purchaser Subsidiary, or securities or assets of any other entity convertible into or exchangeable for membership interests, Voting Debt or other voting securities of Parent, Purchaser, or any Purchaser Subsidiary, and (3) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which Parent, Purchaser or any Purchaser Subsidiary is a party or by which it is bound in any case obligating Parent, Purchaser or any Purchaser Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional membership interests, Voting Debt or other voting securities of Parent, Purchaser or any Purchaser Subsidiary, or obligating Parent, Purchaser or any Purchaser Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

(B) Except for the Transaction Documents, there are not any agreements, voting trusts or other agreements or understandings to which Parent, Purchaser or any Purchaser Subsidiary is a party or by which it is bound relating to the voting of any membership interests or other securities of Parent, Purchaser or any Purchaser Subsidiary. Except as set forth in the applicable organizational documents of any Parent, Purchaser or any Purchaser Subsidiary or as imposed and required by lenders in connection with bankruptcy remote or special purpose entities that are Subsidiaries, there are no restrictions on Parent’s or Purchaser’s ability to vote the equity interests of Purchaser or any Purchaser Subsidiary.

(c) Authority; No Violations; Consents and Approvals.

(i) Each of Parent and Purchaser has, and Merger Sub and Partnership Merger Sub will have, all requisite power and authority to enter into the Transaction Documents to which they are parties and to consummate the transactions contemplated hereby or thereby. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby or thereby have been (or will be in the case of Merger Sub and Partnership Merger Sub) duly authorized by all necessary action on the part of Parent, Purchaser, Merger Sub and Partnership Merger Sub. Parent has received unanimous approval from its Advisory Board to approve the Agreement, the Mergers, the Transaction Documents and the transactions contemplated hereby and thereby and no consent or approval of its members is required for any of such transactions.

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(ii) The Transaction Documents to which Parent, Purchaser, Merger Sub and Partnership Merger Sub are or will be parties have been or will be duly executed and delivered by each of Parent, Purchaser, Merger Sub and Partnership Merger Sub, as the case may be, and assuming the Transaction Documents to which Parent, Purchaser or any of the Purchaser Subsidiaries is a party constitute the valid and binding obligation of Parent, Purchaser or Purchaser Subsidiary, as the case may be, constitute or will constitute a valid and binding obligation of each of Parent, Purchaser, Merger Sub and Partnership Merger Sub, as the case may be, enforceable in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(iii) The execution and delivery of the Transaction Documents to which it is a party do not, and the consummation of the transactions contemplated hereby or thereby, and compliance with the provisions hereof or thereof, will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation, or give rise to a right of purchase under, result in the creation of any Lien upon any of the properties or assets of Parent or Purchaser or any of the Purchaser Subsidiaries under, require the consent or approval of any third-party lender or otherwise result in a material detriment to Parent or Purchaser or any of the Purchaser Subsidiaries under, any provision of (A) the certificate of formation and operating agreement of Parent or Purchaser or any provision of the comparable charter or organizational documents of any of the Purchaser Subsidiaries, (B) any Material Contract applicable to Parent or Purchaser or any of the Purchaser Subsidiaries, the respective properties or assets of Parent or Purchaser, or any guarantee by Parent or Purchaser or any of the Purchaser Subsidiaries, (C) any joint venture or other ownership arrangement or (D) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 2.2(c)(iv) are duly and timely obtained or made, any judgment, order, decree or Law applicable to Parent or Purchaser or any of the Purchaser Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (B), (C) and (D), any such conflicts, violations, defaults, rights, Liens or detriments that, individually or in the aggregate, would not reasonably be expected to materially impair the ability of Parent or Purchaser, Merger Sub or Partnership Merger Sub to perform its obligations hereunder or thereunder or prevent the consummation of any of the transactions contemplated hereby or thereby or result in a Purchaser Material Adverse Effect. For purposes of this Agreement, with respect to Parent, Purchaser and each Purchaser Subsidiary, “Material Contracts” shall mean (i) any loan or credit agreement, indenture, note, bond, debenture or any other document or agreement evidencing a capitalized lease obligation or other Indebtedness to any Person, including any such Indebtedness that may be incurred pursuant to an agreement already executed, other than Indebtedness in a principal amount less than $250,000 in the aggregate, (ii) each ground lease (under which Parent, Purchaser or a Purchaser Subsidiary is lessee), (iii) each material commitment, contractual obligation, borrowing, capital expenditure, agreement to acquire real property, or transaction entered into by Parent, Purchaser or a Purchaser Subsidiary which may result in total payments by or liability of Chateau or any Chateau Subsidiary in excess of $250,000, (iv) contracts or arrangements between Parent, Purchaser or a Purchaser Subsidiary, on the one hand, and any director, officer, employee, equityholder or affiliate of Parent (or any of their respective affiliates), on the other hand; (v) all change in control or similar agreements or (vi) all other contracts and agreements that are material to Parent, Purchaser and the Purchaser Subsidiaries, taken as a whole, or the conduct of the business of Parent, Purchaser and the Purchaser Subsidiaries, taken as a whole, or the absence of which would, in the aggregate, have a Purchaser Material Adverse Effect.

(iv) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity is required by or with respect to Parent or Purchaser or any of the Purchaser Subsidiaries in connection with the execution and delivery by Parent or Purchaser, Merger Sub or the Partnership Merger Sub of the Transaction Documents to which Purchaser, Merger

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Sub or Partnership Merger Sub is a party or the consummation by Purchaser, Merger Sub or Partnership Merger Sub of the transactions contemplated hereby or thereby, except for: (A) the filing with the SEC of such reports under Section 13(a) of the Exchange Act and such other compliance with the Securities Act and the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby; (B) the filing of the Articles of Merger and the Articles of Partnership Merger with, and acceptance for recording of the Articles of Merger by, the Department; and (C) any such consent, approval, order, authorization, registration, declaration, filing or permit that the failure to obtain or make would not reasonably be expected to materially impair the ability of Parent or Purchaser, Merger Sub or Partnership Merger Sub to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby or thereby or result in a Purchaser Material Adverse Effect.

(d) Litigation. There is no suit, action or proceeding pending, or, to the Knowledge of Parent, Purchaser, Merger Sub or Partnership Merger Sub, threatened against or affecting Purchaser or any other Purchaser Subsidiary that would be likely to prevent the consummation of the transactions contemplated by this Agreement.

(e) Financial Condition of Purchaser; Operating Agreements. Parent has provided to Chateau true, complete and correct copies of the audited consolidated financial statements of Parent and Purchaser and the Purchaser Subsidiaries for the fiscal years ended December 31, 2001 and 2002 and unaudited consolidated financial statements of Purchaser and the Purchaser Subsidiaries for the fiscal period ended March 31, 2003, and of the Hometown Operating Agreements. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with applicable requirements of GAAP (subject, in the case of the unaudited financial statements, to normal recurring adjustments, none of which are material), the consolidated financial position of Parent, Purchaser and the Purchaser Subsidiaries as of their respective dates and the consolidated statements of income and the consolidated statements of cash flows of Parent, Purchaser and the Purchaser Subsidiaries for the periods presented therein. Since March 31, 2003, there has not been a material adverse effect on the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of Parent, Purchaser and the Purchaser Subsidiaries taken as a whole.

(f) Transaction Financing. The unfunded portion of the capital commitment to Parent of and approved by the Washington State Investment Board, together with cash and cash equivalents available to Parent and Purchaser, exceeds $800 million. All of such capital commitment is subject to call by the Advisory Board of Parent without the consent or any other action of the Washington State Investment Board or any other third party. Attached hereto as Exhibit D is a description of the Financing contemplated as of the date hereof to be used by Purchaser to complete the Mergers and the other transactions contemplated hereby. Parent, Purchaser, Merger Sub and Partnership Merger Sub will have at Closing all funds necessary to fund their obligations under this Agreement and the other Transaction Documents and shall include a minimum of $500,000,000 of Washington State Investment Board’s capital commitment to Parent.

(g) No Undisclosed Material Liabilities. Except as disclosed in the financial statements referred to in Section 2.2(e), as set forth in Section 2.2(g) of the Purchaser Disclosure Letter or as otherwise would not reasonably be expected to have a Purchaser Material Adverse Effect, there are no liabilities of Parent, Purchaser or any of the Purchaser Subsidiaries, whether accrued, contingent, absolute or determined, other than: (i) liabilities adequately provided for on the balance sheet of Purchaser dated as of December 31, 2002 (including the notes thereto); or (ii) liabilities incurred in the ordinary course of business subsequent to December 31, 2002.

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(h) No Default. Except as set forth in Section 2.2(h) of the Purchaser Disclosure Letter, neither Purchaser nor any of the Purchaser Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the certificate of formation or operating agreement of Purchaser or any of the organizational documents of any of the Purchaser Subsidiaries, (ii) any loan or credit agreement, note, or any bond, mortgage or indenture, to which Purchaser or any of the Purchaser Subsidiaries is now a party or by which Purchaser or any of the Purchaser Subsidiaries or any of their respective properties or assets is bound, or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser or any of the Purchaser Subsidiaries, except in the case of (ii) and (iii) for defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect.

(i) Interim Operations of the Merger Sub and Partnership Merger Sub. The Merger Sub and Partnership Merger Sub, as of the date of their formations and as of the Effective Time, except for obligations or liabilities incurred in connection with their organization and the transactions, agreements and arrangements contemplated by this Agreement, will have incurred no other material obligations or liabilities and have no assets.

ARTICLE III

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER

Section 3.1 Conduct of Business by Chateau and Chateau OP and ROC.

(a) During the period from the date of this Agreement to the Effective Time, Chateau shall, and shall cause each of the Chateau Subsidiaries (including Chateau OP) to use all commercially reasonable efforts to, carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and consistent with past practice and use commercially reasonable efforts to preserve intact (i) its current business organization, goodwill, assets, ongoing businesses, and (ii) Chateau’s status as a REIT within the meaning of the Code. During the period from the date of this Agreement to the Effective Time, Chateau shall, and shall cause each of the Chateau Subsidiaries (including Chateau OP) which has been classified for federal income tax purposes as a partnership to preserve its status as a partnership for federal income tax purposes and not enter into or amend a Limited Partner Tax Agreement. Chateau will promptly deliver to Purchaser true and correct copies of any report, statement, schedule or other document filed with the SEC by Chateau subsequent to the date of this Agreement; and Chateau will promptly notify Purchaser of any litigation pending or threatened having, to the knowledge of Chateau, potential liability to Chateau or any of the Chateau Subsidiaries in excess of $200,000 or any complaint, investigation or hearing, of which Chateau has Knowledge, by a Governmental Entity involving Chateau or any of the Chateau Subsidiaries.

(b) Without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time, except as set forth in Section 3.1(b) of the Chateau Disclosure Letter, as otherwise contemplated by this Agreement or to the extent consented to in writing in advance by Purchaser, Chateau and Chateau OP and each other Chateau Subsidiary shall not engage in, authorize or agree to any of the following:

(i) take any action that would prevent or delay the consummation of the transactions contemplated by this Agreement or the other Transaction Documents;

(ii) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of Chateau’s capital stock or the partnership interests, stock or other equity interests in any

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Chateau Subsidiary that is not directly or indirectly wholly owned by Chateau, except (1) the authorization and payment of quarterly dividends with respect to the Chateau Common Stock on any quarterly anniversaries of prior dividend record and payment dates in accordance with past practice, and at the same rate per share as the most recent quarterly dividend, (2) at the Closing, in an amount equal to (x) the fraction equal (A) the number of days following the most recent such dividend payment date up to but not including the Closing Date divided by (B) 91.25, multiplied by (y) the same quarterly dividend rate, provided that, with respect to clauses (1) and (2), Chateau shall notify Purchaser in writing of the proposed record date for any such distribution at least 10 days prior to such date, (3) a distribution per OP Unit in the same amount as a dividend per share of Chateau Common Stock permitted pursuant to clauses (1), and (2) above, with the same record and payment dates as such dividends on Chateau Common Stock, (4) quarterly distributions with respect to the Chateau Series A OP Units which are required by the terms of the Chateau OP Agreement, and (5) any distribution (or an increase in a distribution) by Chateau that is the minimum amount necessary for Chateau to maintain REIT status, or avoid the incurrence of any Taxes under Section 857 of the Code, avoid the imposition of any excise Taxes under Section 4981 of the Code; provided, however, that any such distribution or increase referred to in this clause (5) shall reduce the Merger Consideration dollar for dollar, and shall be determined by taking into account that the Common Stock Merger Consideration is a distribution qualifying for the dividends paid deduction under Sections 561 and 562 of the Code, (B) split, combine or reclassify any capital stock, partnership interests or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of such capital stock, partnership interests or other equity interests, or take any similar action described in Section 1.7(d) or Section 1.9(d) or (C) purchase, redeem (except for the redemption of OP Units in accordance with their terms) or otherwise acquire any shares of Chateau’s capital stock or the partnership interests, stock or other equity interests in any Chateau Subsidiary or any options, warrants or rights to acquire, or security convertible into, shares of Chateau’s capital stock or the partnership interests, stock or other equity interests in any Chateau Subsidiary, except to repurchase shares of Chateau Common Stock issued under any Chateau Option Plan or in connection with the use of Chateau Common Stock to pay the exercise price or Tax withholding obligation upon the exercise of a Chateau Option as presently permitted under the Chateau Option Plans;

(iii) issue, deliver, sell or grant any option or other material right in respect of any shares of capital stock, any other voting or redeemable securities (including OP Units or other partnership interests) of Chateau or any Chateau Subsidiary or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or redeemable securities, except (A) to Chateau or a Chateau Subsidiary, (B) as permitted or required under the Chateau OP Agreement in effect of the date hereof, (C) in connection with the exercise of outstanding Chateau Stock Options under the Chateau Option Plan or the exchange of OP Units for shares of Chateau Common Stock, and (D) in connection with conversion of any of Chateau or Chateau OP convertible securities outstanding as of the date hereof;

(iv) amend the Chateau Charter or the Chateau By-laws, the Chateau OP Agreement or any other comparable charter or organizational documents of any Chateau Subsidiary, except as otherwise contemplated by this Agreement;

(v) except as set forth in Section 3.1(b)(v) of the Chateau Disclosure Letter, merge, consolidate or enter into any other business combination transaction with any Person;

(vi) except as set forth in Section 3.1(b)(vi) of the Chateau Disclosure Letter, (A) acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any other commitment or contractual obligation (each, a “Commitment”) for the acquisition of any real property or other transaction (other than any Commitment referred to in Section 3.1(b)(vi) of the Chateau Disclosure Letter) involving nonrefundable deposits; (B) make any capital expenditures, commence

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construction of, or enter into any Commitment to develop or construct other real estate projects other than any Commitment referred to in or contemplated by Section 3.1(b)(vi) of the Chateau Disclosure Letter, or (C) incur additional Indebtedness or guarantee the Indebtedness of another Person, except under its revolving line(s) of credit and Commitments for Indebtedness incurred in accordance with Section 3.1(b)(vi) of the Chateau Disclosure Letter;

(vii) sell, mortgage, lease, subject to Lien or otherwise encumber or dispose of any of the Chateau Properties, or other assets, or assign or encumber the right to receive income, dividends, distributions and the like or agree to do any of the foregoing, except as referred to in or contemplated by Section 3.1(b)(vii) of the Chateau Disclosure Letter;

(viii) issue or sell any debt securities or warrants or other rights to acquire debt securities of Chateau or any Chateau Subsidiary, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

(ix) except for matters disclosed in Section 3.1(b)(ix) of the Chateau Disclosure Letter, prepay, refinance or amend any existing Indebtedness or make any investments in any other Person in excess of $250,000 in the aggregate;

(x) make or rescind any material election relating to Taxes (unless Chateau reasonably determines that such action is required by Law or necessary to preserve Chateau’s status as a REIT or the partnership status of Chateau OP or any other Chateau Subsidiary which files Tax Returns as a partnership for federal tax purposes); provided, however, that nothing in this Agreement shall preclude Chateau from designating dividends paid by it as “capital gain dividends” within the meaning of Section 857 of the Code;

(xi) (A) change in any material respect (except as may be required by Law) any of its methods, principles or practices of accounting in effect or (B) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except in the case of settlements or compromises relating to Taxes on real property or sales Taxes in an amount not to exceed, individually or in the aggregate, $250,000, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income Tax Return for the taxable year ended December 31, 2001, except as may be required by the SEC, changes in applicable Law or GAAP;

(xii) adopt any new employee benefit plan, incentive plan, severance plan, bonus plan, stock option or similar plan, grant new stock appreciation rights or amend any existing Chateau Employee Benefit Plan, or enter into or amend any employment agreement or similar agreement or arrangement or grant or become obligated to grant any increase in the compensation of officers or employees, except such changes as are required by Law;

(xiii) enter into or amend or otherwise modify any material agreement or arrangement with Persons that are Affiliates or, as of the date of this Agreement, are employees or directors of Chateau or any Chateau Subsidiary without prior written notice to Purchaser and the approval of a majority of the “independent” members of the Board of Directors of Chateau;

(xiv) except as otherwise permitted or contemplated by this Agreement, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Chateau or any of the Chateau Subsidiaries;

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(xv) fail to use commercially reasonable best efforts to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are a customary for companies engaged in their respective businesses;

(xvi) fail to use commercially reasonable best efforts to comply or remain in compliance with all terms and provisions of any agreement relating to any outstanding Indebtedness of Chateau or any Chateau Subsidiary;

(xvii) enter into any agreement that contains a change of control or similar provision that would be violated by the consummation of the transactions contemplated hereunder (and Chateau shall use its reasonable best efforts to bring about the deletion of any such provision, including any such provision in its existing loan commitments with Archon Financial); or

(xviii) take, permit or cause any action or omission inconsistent with any of the foregoing.

(c) During the period from the date of this Agreement to the Effective Time, Chateau shall, and shall cause each of the Chateau Subsidiaries (including Chateau OP) to, consult and cooperate with Purchaser with respect to all real estate tax reassessments and tax certiorari matters.

Section 3.2 Conduct of Business by Parent and Purchaser.

(a) During the period from the date of this Agreement to the Effective Time, Parent and Purchaser shall, and shall cause each of the Purchaser Subsidiaries to use all commercially reasonable efforts to, carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistently therewith, use commercially reasonable efforts to preserve intact in all material respects its current business organization, goodwill and ongoing businesses. Parent will promptly notify Chateau of any litigation having, to the knowledge of Parent, potential liability to Parent, Purchaser or any of the Purchaser Subsidiaries in excess of $500,000 or any complaint, investigation or hearing, of which Parent has Knowledge, by a Governmental Entity involving Parent, Purchaser or any of the Purchaser Subsidiaries.

(b) Without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time, except as set forth in Section 3.2(b) of the Purchaser Disclosure Letter, as otherwise contemplated by this Agreement or to the extent consented to by Chateau, which consent shall not be unreasonably withheld, neither Parent nor Purchaser shall engage in or authorize or agree to any of the following:

(i) take any action that would prevent or materially delay the consummation of the transactions contemplated by this Agreement or the other Transaction Documents;

(ii) take any action the result of which would require the consent of the Washington State Investment Board to the capital call required in connection with the Financing;

(iii) merge, consolidate or enter into any other business combination transaction with any Person, other than any such transactions in the aggregate less than or equal to $100,000,000;

(iv) except as otherwise permitted or contemplated by this Agreement, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Parent, Purchaser or any of the Purchaser Subsidiaries;

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(v) agree in writing or otherwise to take any action inconsistent with any of the foregoing;

(vi) take any action that would be prohibited under the terms of the Partnership Securities were they outstanding from and after the date hereof; and

(vii) take any action that reduces the consolidated net worth of Purchaser to less than $150,000,000.

ARTICLE IV

ADDITIONAL COVENANTS

Section 4.1 Preparation of the Proxy Statement; Stockholders’ Meeting.

(a) As soon as practicable following the date of this Agreement, Chateau shall prepare and file with the SEC a preliminary Proxy Statement (and Chateau shall use its commercially reasonable efforts to so file such preliminary Proxy Statement as promptly as practicable), in form and substance reasonably satisfactory to Parent, with indication of such satisfaction not to be unreasonably withheld or delayed. Each of Chateau and Parent shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC for mailing to the Chateau stockholders as promptly as practicable after such filing. Chateau will notify Parent promptly following the receipt by Chateau of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between Chateau or any of its representatives and the SEC with respect to the Proxy Statement. The Proxy Statement shall comply in all material respects with all applicable requirements of the Law. Chateau shall date the Proxy Statement as of the approximate date of mailing to its stockholders and shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to its stockholders at the earliest practicable date. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, (i) Parent or Chateau, as the case may be, shall promptly inform the other of such occurrences, (ii) Chateau shall prepare and file with the SEC any such amendment or supplement to the Proxy Statement, in a form reasonably satisfactory to Parent, with indication of such satisfaction not to be unreasonably withheld or delayed, (iii) each of Chateau and Parent shall use its commercially reasonable efforts to have any such amendment or supplement cleared for mailing, to the extent necessary, to Chateau stockholders as promptly as practicable after such filing, and (iv) Chateau shall use its commercially reasonable efforts to have any such amendment or supplement mailed to its stockholders at the earliest practicable date. All filings with the SEC, including the Proxy Statement, and all mailings to the Chateau stockholders in connection with the Merger, including the Proxy Statement, shall be subject to the prior review, comment and consent of Parent (not to be unreasonably withheld or delayed). Parent will furnish to Chateau the information relating to it and/or Purchaser required by the Exchange Act to be set forth in the Proxy Statement. Chateau agrees to use its commercially reasonable efforts, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof filed by it and cause such Proxy Statement to be mailed to Chateau’s stockholders at the earliest practicable time. Subject to Sections 4.6 and 6.1, Chateau shall include in the Proxy Statement the recommendations of the Chateau Board of Directors that the Chateau’s stockholders vote in favor of the approval and adoption of this Agreement and the Mergers and other transactions contemplated hereby.

(b) Chateau will, as soon as practicable following the date on which the Proxy Statement is cleared by the SEC, duly call, give notice of, convene and hold the Chateau Stockholder Meeting (but in no event shall such meeting be held sooner than ten days following the date the Proxy Statement is mailed

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to its stockholders, for the purpose of obtaining the Chateau Stockholder Approval. Subject to Section 6.1, Chateau will, through the unanimous action of its Board of Directors, advise and recommend to its stockholders approval of the Merger and the other transactions contemplated by the Transaction Documents and further covenants that the Proxy Statement will include such recommendation; provided, however, that should a quorum not be obtained at the Chateau Stockholder Meeting, or if fewer shares of Chateau Common Stock than the number required therefor are voted in favor of approval and adoption of the transactions contemplated hereby, the Chateau Stockholder Meeting shall be postponed or adjourned from time to time in order to permit additional time for soliciting and obtaining additional proxies or votes.

Section 4.2 Partner Solicitation Materials; Debt Tender and Consent Solicitation.

(a) As promptly as reasonably practicable following the date of this Agreement, Parent, Purchaser, Chateau and Chateau OP shall prepare certain solicitation materials (the “Partner Solicitation Materials”), which will be used by Purchaser as a private placement memorandum to offer the Partnership Security to the OP Unit Holders and by Chateau and Chateau OP to solicit the Chateau Partner Approval. Such Partner Solicitation Materials shall be prepared by Purchaser, Chateau and Chateau OP in compliance with applicable law and shall include information about Parent and/or Purchaser, a description of the transaction, description of available appraisal rights for OP Unit Holders, the federal income tax consequences of the transaction and other matters that the parties reasonably determine are to be specified therein. The parties shall reasonably cooperate with each other in the preparation of the Partner Solicitation Materials. All Partner Solicitation Materials, and all mailings to the Chateau OP Unit Holders in connection with the Partnership Merger, including the Partner Solicitation Materials, shall be subject to the prior review, comment and consent of Purchaser (not to be unreasonably withheld or delayed). Purchaser will furnish to Chateau the information relating to it and/or Parent required by applicable Law to be set forth in the Partner Solicitation Materials. Chateau shall use its commercially reasonable efforts, after consultation with the other parties hereto, to respond promptly to any comments made by any Governmental Entity, if any, with respect to the Partner Solicitation Materials and any preliminary version thereof filed by it and cause such Partner Solicitation Materials to be mailed to OP Unit Holders at the earliest practicable time. Subject to Sections 4.6 and 6.1, Chateau shall include in the Partner Solicitation Materials the unanimous recommendations of the Chateau and ROC Board of Directors that OP Unit Holders vote in favor of the approval and adoption of this Agreement and the Partnership Merger, and other transactions contemplated hereby.

(b) Subject to Sections 4.6 and 6.1, Chateau and ROC shall seek the written consents and approvals of the OP Unit Holders and Series A Unit Holders to the Chateau Partner Approval and recommend to the OP Unit Holders approval of such matters, and include such recommendation in the Partner Solicitation Materials.

(c) As promptly as reasonably practicable following the date of this Agreement, Parent shall prepare a form of election in form and substance reasonably acceptable to Chateau and Chateau OP (the “Form of Election”), pursuant to which each Eligible OP Unit Holder (as defined below) will specify (an “Election”) (A) the number of OP Units (which must equal or exceed 5,500 OP Units, or 3,500 OP Units, as applicable) which it desires to have converted into the right to receive the Partnership Security and (B) the number of OP Units which it desires to have converted into the right to receive cash in the Partnership Merger. In order to be eligible to elect to receive the Partnership Security in the Partnership Merger, an OP Unit Holder must, in Parent’s reasonable judgment: qualify as an “accredited investor” under the Securities Act; provided, however, that if in Purchaser’s reasonable judgment (after being advised by outside counsel), based on Purchaser’s (and such counsel’s) review of such OP Unit Holder’s responses to the Form of Election and such other customary matters as are reasonably taken into account by Parent and its counsel, such OP Unit Holder would not be eligible as a result of any action or inaction taken by

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such OP Unit Holder or any of its affiliates or Representatives, or as a result of the status or attributes of such OP Unit Holder or any of its affiliates or Representatives, to continue as a limited partner of the Surviving Partnership in accordance with this Agreement without registration of such holder’s OP Units or the offer or sale of Partnership Securities to such holder under applicable securities Laws or state securities or blue sky laws, such OP Unit Holder shall have no right to make an Election hereunder, and provided further that in no event shall any such holder of OP Units have a right to make an Election hereunder if the effect of issuing Partnership Securities to such holder would be to result in the issuance of Partnership Securities to more than 98 partners for purposes of Treasury Regulation 1.7704-1(h) (it being understood and agreed that for purposes of this limitation, holders of OP Units seeking to make an Election shall be evaluated and disallowed from making such an Election based upon the number of OP Units held by such holders, with the holder of the smallest number of OP Units being excluded first, and then the holder of the second smallest number of OP Units, and so forth until the condition in this proviso has been satisfied). Any determinations made by Parent pursuant to the provisions of this Section 4.2(c) shall be made by Parent only after being advised by outside counsel and taking into account any opinion of counsel from Clifford Chance US LLP or any counsel to any of the OP Unit Holder(s) who have submitted a Form of Election, and only after allowing the relevant OP Unit Holder(s) an opportunity to amend, correct or cure any matter arising in connection the Election or the Form of Election. For purposes hereof “Eligible OP Unit Holder” means (x) an OP Unit Holder beneficially owning and electing to convert at least 5,500 OP Units, or (y) any group of affiliated OP Unit Holders beneficially owning and electing to convert at least 5,500 OP Units in the aggregate, and who arrange that that all of such OP Units and the Partnership Securities to be received in respect thereof in accordance herewith will be owned and held within one newly formed entity which will become a single limited partner of the Surviving Partnership (any such entity, a “Participating OP Holder Vehicle” ), or (z) any group of unaffiliated OP Unit Holders beneficially owning and electing to convert at least 3,500 OP Units individually, and who arrange that that all of such OP Units and the Partnership Securities to be received in respect thereof in accordance herewith will be owned and held within a Participating OP Holder Vehicle, and provided that there shall be only one such Participating OP Holder Vehicle permitted to participate pursuant to this clause (z).

(d) The Partnership Security shall have the terms set forth on Exhibit C hereto (the “Partnership Security Terms”), reasonably acceptable to Parent and Chateau. Any OP Unit Holder electing option (A) as provided in Section 4.2(c) must also agree to become a party to the Limited Partnership Agreement of the Surviving Partnership and, at its election, may become a party to the Tax Protection Agreement in substantially the form attached hereto as Exhibit E (the “Tax Protection Agreement”). Chateau shall have the right to complete Schedule 1 to the Tax Protection Agreement and to allocate up to $200,000,000 of Protected Amounts (as defined in the Tax Protection Agreement) to the Contributing OP Unit Holders, and to complete Schedules 2(a) and 2(b) to the Tax Protection Agreement to allocate the “Aggregate 704(c) Amount” (which may not exceed $97,000,000) with respect to the properties identified thereon and to the “Partner’s Share of 704(c) Amount” among the Continuing OP Unitholders. Parent shall cause any Subsidiary of Parent identified on the signature page of the Tax Protection Agreement to, and Chateau OP to, become a party to the Tax Protection Agreement.

(e) Concurrently with the mailing of the Proxy Statement to Chateau stockholders, Parent shall mail Forms of Election to OP Unit Holders, together with the Partner Solicitation Materials. An election to subscribe for the Partnership Securities shall be effective only if a properly executed Form of Election is received by Parent prior to 5:00 p.m., Eastern Standard Time, on the second business day preceding the Chateau Stockholder Meeting. If an OP Unit Holder fails to return a duly completed Form of Election within the time period specified above and does not duly perfect its appraisal rights pursuant to the MRULPA, such OP Unit Holder shall be deemed to have elected to receive cash upon the conversion of its OP Units in the Partnership Merger. Parent and Chateau by mutual agreement shall have the right to make rules, not inconsistent with the terms of this Agreement, governing the validity of

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Forms of Election and the issuance and delivery of Partnership Securities in the Partnership Merger. Parent shall, in its reasonable discretion, determine whether a Form of Election has been properly completed, signed and submitted or revoked.

(f) Purchaser covenants and agrees that, concurrently with the Closing, it will cause the Surviving Partnership to enter into, with each OP Unit Holder who validly elects to receive Partnership Securities in the Partnership Merger, the Limited Liability Company Agreement of the Surviving Partnership, and will reasonably cooperate with such OP Unit Holders so that such OP Unit Holders become members of Purchaser and enjoy the full rights and benefits of the Partnership Securities.

(g) In the event Purchaser, directly or indirectly, desires to make one or more tender offers or consent solicitations with respect to any or all of the outstanding Indebtedness of Chateau or any of the Chateau Subsidiaries (collectively, the “Debt Offer”), Chateau and each Chateau Subsidiary shall reasonably cooperate with Purchaser in the preparation of such offer or consent solicitation and forms of the related letter of transmittal and summary advertisement, as well as all other solicitations, information and exhibits (collectively, the “Debt Offer Documents”), and shall otherwise reasonably cooperate with Purchaser in connection with the Debt Offer. Each of Purchaser and Chateau and each Chateau Subsidiary agrees promptly to correct any information provided by it for use in the Debt Offer Documents if and to the extent that it shall have become false or misleading in any material respect.

(h) The parties shall reasonably cooperate with each other with respect to the matters set forth in this Section 4.2, and intend that the offer of the Partnership Security shall be conducted as a private placement, exempt from the registration requirements of the Securities Act.

Section 4.3 Access to Information; Confidentiality. Chateau shall, and shall cause each of the Chateau Subsidiaries to, afford to Parent and its officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access upon reasonable prior notice and during normal business hours during the period prior to the Effective Time to all its properties (including for the purpose of conducting Phase I environmental assessments and such other environmental testing as shall be deemed desirable by Purchaser or its mortgage lender), books, contracts, commitments, personnel and records and, during such period, Chateau shall, and shall cause each of the Chateau Subsidiaries to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. No investigation under this Section 4.3 or otherwise shall affect any of Chateau’s representations or warranties contained in this Agreement or any condition to the obligations of the parties under this Agreement. Each of Chateau and Parent will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information in confidence to the extent required by, and in accordance with, and will comply with the provisions of the letter agreement between Chateau and Purchaser dated as of April 22, 2003 (the “Confidentiality Agreement”).

Section 4.4 Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of Parent and Chateau agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger, the Partnership Merger and the other transactions contemplated by the Transaction Documents, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary or desirable to obtain an approval, waiver or exemption from any

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Governmental Entity, (ii) the obtaining of all necessary consents, approvals, waivers or exemption from non-governmental third parties; and (iii) the execution and delivery of any additional instruments necessary or desirable to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In addition, each of Parent and Chateau agrees to use their reasonable best efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger, this Agreement or the transactions contemplated by the Transaction Documents, including seeking to have any stay, temporary restraining order, injunction, or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by the Transaction Documents entered by any court or other Governmental Entity vacated or reversed. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Chateau and Purchaser shall take all such necessary action. From the date of this Agreement through the Effective Time, Chateau shall timely file, or cause to be filed, with the SEC all Chateau SEC Documents required to be so filed. Chateau shall take all necessary actions to make Affiliates of Purchaser the managing member or managing members, or general partner or general partners, as the case may be, of the Surviving Company and the Surviving Partnership.

Section 4.5 Tax Treatment.

(a) Purchase Price Allocation. On or prior to the Closing Date, Purchaser shall, with the consent of Chateau and Chateau OP (each such consent not to be unreasonably withheld), reach agreement as to the manner in which the consideration to be paid pursuant to this agreement, together with any assumed liabilities (the “Allocable Consideration”) shall be allocated among the assets of Chateau and Chateau OP. Such allocation shall be made in the manner required by Section 1060 of the Code and the regulations promulgated thereunder. In making such allocation the fair market values as reasonably determined by the parties shall apply. Chateau, Chateau OP and Purchaser hereby agree that IRS Form 8594 will be timely filed based on such fair market values, except as may be required by a Determination.

(b) Tax Treatment of the Merger. Except as may be required by a Determination, the parties shall treat the Merger for all income tax purposes as a taxable purchase of assets by Purchaser in exchange for the allocable Merger Consideration for all income tax purposes, and a liquidating distribution of the Common Stock Merger Consideration to the shareholders of Chateau within the meaning of Section 562(b)(1) of the Code, including filing Chateau final Tax Returns consistent with such treatment, and no party shall take any position inconsistent with such treatment.

(c) Tax Treatment of the Partnership Merger. Except as may be required by a Determination, the parties shall treat the Partnership Merger, for all income tax purposes as (i) a sale by the Selling OP Unit Holders of their OP Units in Chateau OP to Purchaser in exchange for cash (and ii) for Continuing OP Unit Holders a tax-deferred exchange of their former partnership interest in Chateau OP for Partnership Securities, including filing Chateau OP Tax Returns consistent with such treatment, and no party shall take any position inconsistent with such treatment. For Continuing OP Unit Holders, the Partnership Merger shall be treated as a tax-deferred contribution of the OP Units in exchange for partnership securities under Section 721 of the Code.

(d) Consistency Required. Neither Purchaser nor Chateau will take (or permit its Affiliates to take) any action following the Closing that is inconsistent with Chateau’s status as a REIT for any period, except as may be required by a Determination.

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Section 4.6 No Solicitation of Transactions.

(a) Subject to Section 6.1, during the term of this Agreement, Chateau shall not, and shall not authorize or permit, directly or indirectly, any officer, director, employee, agent, investment banker, financial advisor, consultant, attorney, accountant, broker, finder or other representative (each, a “Representative”) of Chateau or any of its Affiliates to, directly or indirectly, (i) initiate, solicit, encourage or facilitate (including by way of furnishing or disclosing nonpublic information or furnishing assistance) any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, or with respect to, any Competing Transaction (as defined herein), (ii) explore, enter into, maintain, or continue discussions or otherwise negotiate with any Person (other than Purchaser or Purchaser’s Affiliates or their respective Affiliates’ Representatives) in furtherance of such inquiries, proposal or action, or to obtain or otherwise with respect to a Competing Transaction, or (iii) enter into any agreement, arrangement or understanding requiring or causing Chateau or any of its Affiliates to abandon, terminate or fail to consummate the Mergers or the other transactions contemplated by this Agreement and the other Transaction Documents.

(b) Subject to Section 6.1, Chateau Board of Directors shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Purchaser, its recommendations in favor of the Mergers, or (ii) approve or recommend, or propose publicly to approve or recommend, any Competing Transaction.

(c) For purposes of this Agreement, a “Competing Transaction” shall mean any inquiry, offer or proposal regarding any of the following (other than the transactions expressly provided for in this Agreement) involving Chateau or any Chateau Subsidiary: (i) any merger, consolidation, share exchange, recapitalization, business combination, reclassification, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 50% or more of the assets of Chateau and its subsidiaries, taken as a whole, in a single transaction or series of related transactions; (iii) any tender offer or exchange offer for 50% or more of the outstanding shares of Chateau or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

Section 4.7 Public Announcements. Chateau and Parent shall consult with each other before issuing, or permitting their respective Affiliates to issue, any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated by the Transaction Documents and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by Law or the applicable rules of any stock exchange if it has used its reasonable best efforts to consult with the other party and to obtain such party’s consent but has been unable to do so in a timely manner. In this regard, the parties shall make a joint public announcement (the form and substance of which Chateau and Parent shall mutually agree to in advance) of the transactions contemplated by the Transaction Documents no later than (i) the close of trading on the New York Stock Exchange on the day this Agreement is signed, if such signing occurs during a business day or (ii) the opening of trading on the New York Stock Exchange on the business day following the date on which this Agreement is signed, if such signing does not occur during a business day.

Section 4.8 Transfer and Gains Taxes. Purchaser shall, with Chateau’s good faith, cooperation and assistance, prepare, execute and file, or cause to be prepared, executed and filed, all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in connection with the transactions contemplated

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by this Agreement (together, with any related interests, penalties or additions to Tax, “Transfer and Gains Taxes”). From and after the Effective Time, Purchaser shall pay or cause to be paid all Transfer and Gains Taxes without deductions withheld from any amounts payable to the holders of the shares of Chateau Commons Stock or the OP Units.

Section 4.9 Employee Arrangements.

(a) Chateau Severance Agreements. Following the Closing Date, Purchaser shall honor, and shall cause the Purchaser Subsidiaries to honor, in accordance with their terms all Chateau Severance Agreements. Without limiting the generality of the foregoing, Purchaser expressly agrees that the Merger shall constitute a change of control under the Chateau Severance Agreements listed in Section 4.9(a) of the Chateau Disclosure Letter. In addition, Purchaser expressly agrees that in the event that any Person who is party to a Chateau Severance Agreement listed on Section 4.9(a) of the Chateau Disclosure Letter is offered continued employment with Purchaser and its affiliates after the Closing and such Person accepts such continued employment, Purchaser shall pay to such Person, in equal monthly installments over a four-month period following the Closing Date, the aggregate benefits to which such Person would be entitled to receive under his or her respective Chateau Severance Agreement following a Termination in connection with a change of control (as defined therein a “Termination Event”), in satisfaction of such Person’s rights and benefits under such Chateau Severance Agreement; provided, however, that if, following the Closing Date and prior to the expiration of the four-month period after the Closing Date, the employment of such Person with Purchaser is terminated by Purchaser, Purchaser shall pay to such Person on the date of such termination of employment all of the remaining installment payments due to such Person under such Chateau Severance Agreement.

(b) Benefit Plans. Upon and after the Effective Time, for a period of no less than two years, Purchaser (or its successors or assigns) shall provide benefits to the employees of Chateau that are no less favorable in the aggregate to such employees of Chateau than those provided to other similarly situated employees of Purchaser at any applicable time after the termination of the benefits provided to such employees of Chateau and the Chateau Subsidiaries. With respect to any benefit plan of Purchaser which is an “employee benefit plan” as defined in Section 3(3) of ERISA and any other service based benefits (including vacations) in which the employees of Chateau may participate, (A) solely for purposes of determining eligibility to participate, vesting and entitlement to benefits but not for purposes of accrual of benefits (except in the case of accrued vacation, sick or personal time), service with Chateau or any Chateau Subsidiary shall be treated as service with Purchaser; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits under both a Chateau Employee Benefit Plan and a benefit plan of Purchaser (or is not otherwise recognized for such purposes under the benefit plans of Purchaser) and (B) Purchaser shall credit the amount of any copayments and deductibles incurred by such employee under any such similar plan during the calendar year prior to the Effective Time. Without limiting the generality of the foregoing, Purchaser shall not treat any Chateau employee as a “new” employee for purposes of any exclusions under any health or similar plan of Purchaser for a pre-existing medical condition, and will make appropriate arrangements with its insurance carrier(s) to ensure such result. As of the Effective Time, Purchaser shall make, or cause Chateau to make, all employer matching (whether or not otherwise discretionary) and profit sharing contributions (whether or not otherwise discretionary) accrued as of the Effective Time by Chateau to its 401(k) Profit Sharing Plan with respect to compensation earned by participants prior to and through the Effective Time, and any conditions to the making of such contributions requiring continued service after the Effective Time shall be waived; provided, that the amount required to be so contributed as employer matching contributions shall not exceed (i) $347,000 times (ii) the Fraction (as defined in the next sentence); and provided, further, that the amount required to be so contributed as profit sharing contributions shall not exceed (i) $514,000 times (ii) the Fraction. For these purposes, the Fraction means

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(A) the number of days from January 1, 2003 through the date on which the Effective Time occurs, inclusive, divided by (B) 365.

Section 4.10 Indemnification; Directors’ and Officers’ Insurance.

(a) In the event of any threatened or actual claim, action, suit, demand, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, demand, proceeding or investigation in which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time (each, a “Claim”), a director or officer of Chateau (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to the fact that he is or was a director, officer, employee, fiduciary or agent of Chateau, or is or was serving at the request of Chateau as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise. It is understood and agreed that Chateau shall indemnify and hold harmless, and after the Effective Time the Surviving Company, the Surviving Partnership, Parent and Purchaser shall indemnify and hold harmless, as and to the full extent permitted by applicable law, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement (with Purchaser’s prior written consent, not to be unreasonably withheld or delayed) in connection with any such threatened or actual claim, action, suit, demand, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, demand, proceeding or investigation (whether asserted or arising before or after the Effective Time), (A) Chateau, and the Surviving Company, the Surviving Partnership, Parent and Purchaser after the Effective Time, shall promptly pay expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by law, subject to the provision by such Indemnified Party of such affirmation as may be required under applicable Maryland law and of an undertaking to reimburse the amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such Indemnified Party is not entitled to such amounts, (B) the Indemnified Parties may retain one counsel satisfactory to them and reasonably approved by Purchaser, and Chateau, and the Surviving Company, the Surviving Partnership, Parent and Purchaser after the Effective Time, shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties within 30 days after statements therefor are received (and no other fees and expenses of counsel shall be payable or reimbursable pursuant to this Section), and (C) Chateau, the Surviving Company and Purchaser will use their respective reasonable best efforts to assist in the vigorous defense of any such matter; provided, however, that the Surviving Company and Purchaser shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 4.10, upon learning of any such claim, action, suit, demand, proceeding or investigation, shall notify promptly Chateau and, after the Effective Time, the Surviving Company and Purchaser, thereof; provided that the failure to so promptly notify shall not affect the obligations of Chateau, the Surviving Company and Purchaser except and only to the extent such failure to so promptly notify prejudices such party.

(b) Purchaser and the Merger Sub agree that all rights to indemnification existing in favor of, and all limitations of the personal liability of, the directors, officers, employees and agents of Chateau and the Chateau Subsidiaries provided for in the Chateau Charter or Chateau By-laws as in effect as of the date hereof with respect to matters occurring prior to the Effective Time, including the Merger, shall continue in full force and effect for a period of not less than six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claims asserted or made within such period shall continue until the disposition of such Claim. Prior to the Effective Time, Chateau shall purchase an extended reporting period endorsement under Chateau’s existing directors’ and officers’ liability

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insurance coverage for Chateau’s directors and officers, in a form reasonably acceptable to Chateau which shall provide such directors and officers with coverage for six years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable on the whole to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by Chateau; provided, however, that in no event shall Purchaser or its affiliates be required to expend more than an aggregate amount equal to 500% of the most recent annual premium paid by Chateau (which amount under the current policy is set forth in Section 4.10 of the Chateau Disclosure Letter), whether expended over time or paid in a lump sum or otherwise, to maintain or procure insurance coverage pursuant to this Section 4.10; and, provided, further that if the annual premiums of such insurance coverage exceed such amount, Purchaser shall be obligated to obtain or to cause to be obtained a policy with the greatest coverage available for a cost not exceeding such amount.

(c) This Section 4.10 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Purchaser, Chateau and the Surviving Company. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 4.10.

(d) In the event that Purchaser or the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person or entity and shall not be the continuing or Surviving Company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of Purchaser and the Surviving Company, as the case may be, assume the obligations set forth in this Section 4.10.

Section 4.11 Assistance. From and after the date of this Agreement, if Purchaser requests, Chateau and the Chateau Subsidiaries shall cooperate, and shall use their commercially reasonable efforts to cause Chateau’s attorneys, accountants and other representatives to cooperate, in all reasonable respects in connection with any financing efforts (including the refinancing or assumption of existing Indebtedness) of Purchaser or its Affiliates (including providing reasonable assistance in the preparation of one or more offering circulars, private placement memoranda, registration statements or other offering documents relating to debt or equity financing) and any other filings that may be made by Purchaser or its Affiliates, including, if applicable, with the SEC, all at the sole expense of Purchaser (or its Affiliates). Chateau shall reasonably cooperate with Purchaser and the Merger Sub and the Partnership Merger Sub in obtaining surveys, title commitments or policies, engineering reports, estoppel certificates, environmental reports and appraisals with respect to the Chateau Properties and in otherwise satisfying any of Purchaser’s mortgage lenders’ requirements (it being understood that such activities shall be conducted at Purchaser’s expense) or the requirements of any of Chateau’ or Chateau Subsidiaries’ existing mortgage lenders.

Section 4.12 Proxy Solicitor. Chateau shall engage D.F. King as its proxy solicitor to assist in the solicitation of proxies from stockholders relating to the Chateau Stockholder Approval and the approval of the OP Unit Holders in connection with the Chateau Partner Approval.

Section 4.13 Resignations. Upon the written request of Purchaser, (i) Chateau shall cause any or all of the directors (or persons occupying similar positions in any limited liability company or other entity) and/or officers of Chateau and each Chateau Subsidiary to resign or be removed or, as to officers, to resign or be terminated, effective as of the Closing.

Section 4.14 Information Supplied. None of Chateau, Chateau OP, Parent or Purchaser shall supply information for inclusion or incorporation by reference in the Proxy Statement that will, at the date mailed to Chateau stockholders, at the time of the Chateau Stockholder Meeting or at the Effective Time,

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contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of Chateau, Chateau OP, Parent or Purchaser shall supply information for inclusion or incorporation by reference in the Partner Solicitation Materials that will, at the date mailed to OP Unit Holders or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Chateau or Chateau OP or the other Chateau Subsidiaries, or with respect to other information supplied by Chateau or Chateau OP for inclusion in the Proxy Statement or the Partner Solicitation Materials, as the case may be, shall occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Partner Solicitation Materials, Chateau or Chateau OP, as the case may be, shall so describe such event, and shall promptly file such amendment or supplement (if required to be filed) with the SEC.

Section 4.15 ROC Restructuring. Prior to the Merger and as a condition to its consummation, Chateau shall cause ROC to merge with and into Chateau with Chateau being the surviving company in such merger, and the sole merger consideration in such merger received by the stockholders of ROC shall be Chateau Common Stock. The maximum aggregate amount of Chateau Common Stock to be issued in such merger (other than Chateau Common Stock issued to Chateau, which Chateau Common Stock so issued to Chateau shall be cancelled in such merger for no consideration) shall be no more than 1,000 shares of Chateau Common Stock.

Section 4.16 Required Financing. Purchaser and Parent agree to arrange the Financing (as defined herein) and to satisfy the conditions set forth in the Financing Agreements. Purchaser shall keep Chateau informed of the status of its arrangements with respect to the Financing. Purchaser shall provide written notice to Chateau within 24 hours of any material developments affecting the status of the Financing.

Section 4.17 Tax Sharing Arrangements. Any and all existing Tax sharing or similar arrangements (whether or not written) binding Chateau or any Chateau Subsidiary shall be terminated immediately prior to the Closing. After the Closing, neither Chateau nor any Chateau Subsidiary (including Chateau OP) shall have any rights or liabilities thereunder.

Section 4.18 Further Assurance Regarding Florida Statute. Chateau and the Chateau Subsidiaries shall at any time prior to Closing deliver an affidavit in form and substance reasonably acceptable to Purchaser satisfying the requirements of Florida Statutes Section 723.071 and 723.072 to the effect that neither Chateau nor any of the Chateau Subsidiaries has engaged in an “offer” or solicited an offer for the assets that are the subject of these transaction.

ARTICLE V

CONDITIONS PRECEDENT

Section 5.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of Chateau and Purchaser to effect the Merger and to consummate the other transactions contemplated by the Transaction Documents on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholders Approval. The Chateau Stockholder Approval shall have been obtained.

(b) OP Unit Holder Approval. The Chateau Partner Approval shall have been obtained.

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(c) No Injunctions or Restraints. No temporary restraining order, statute, rule, regulation, decree, ruling, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition enacted, entered, promulgated, issued or enforced by any Governmental Entity preventing the consummation of the Merger or any of the other transactions or agreements contemplated by the Transaction Documents shall be in effect.

(d) Other Approvals. All consents, approvals, permits and authorizations required to be obtained from any Governmental Entity as indicated in Section 2.1(d)(iii) of the Chateau Disclosure Letter in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby or thereby shall have been made or obtained (as the case may be).

Section 5.2 Conditions to Obligations of Parent and Purchaser. The obligations of Parent and Purchaser to effect the Mergers and to consummate the other transactions contemplated by the Transaction Documents on the Closing Date are further subject to the following conditions, any one or more of which may be waived by Parent and Purchaser:

(a) Representations and Warranties. Each of the representations and warranties of Chateau, Chateau OP and ROC set forth in this Agreement shall be true and correct (without giving effect to any materiality, Chateau Material Adverse Effect or any similar qualification or limitation in any representation and warranty (any such qualification or limitation, a “Chateau Materiality Qualifier”)) as of the date of this Agreement and on and as of the Closing Date, as though made on and as of the Closing Date (except to the extent any representation or warranty is expressly limited by its terms to a specified date, the accuracy of which will be determined as of such specified date), except where the failure of such representations and warranties in the aggregate to be true and correct (without giving effect to any Chateau Materiality Qualifier) would not or would not reasonably be likely to have a Chateau Material Adverse Effect.

(b) Performance of Obligations of Chateau. Chateau OP, Chateau and ROC shall have performed or complied with all obligations required to be performed or complied with by them under this Agreement at or prior to the Effective Time that are subject to a Chateau Materiality Qualifier, and shall have performed or complied with in all material respects all obligations required to be performed or complied with by them under this Agreement at or prior to the Effective Time that are not so subject to a Chateau Materiality Qualifier, and Purchaser shall have received a certificate signed on behalf of Chateau by the Chief Executive Officer and the Chief Financial Officer of Chateau to such effect.

(c) Material Adverse Change. Since the date of this Agreement, no Chateau Material Adverse Effect shall have occurred. Purchaser shall have received a certificate signed on behalf of Chateau by the Chief Executive Officer and the Chief Financial Officer of Chateau to such effect.

(d) Opinion Relating to REIT and Partnership Status. Purchaser shall have received an opinion dated as of the Closing Date of Clifford Chance US LLP, in a form and substance reasonably satisfactory to Purchaser, regarding (a) the qualification of Chateau as a REIT under the Code and (b) the classification of Chateau OP as a partnership and not as a publicly traded partnership within the meaning of Section 7704(b) of the Code for federal income tax purposes. For purposes of such opinion, Clifford Chance US LLP may rely on (in addition to customary exceptions, qualifications assumptions and representations for opinions of this type) assumptions to the effect that (A) Chateau will satisfy its REIT distribution requirements for its final taxable year (as a result of the Merger or otherwise), and (B) no action will be taken following the Merger that is inconsistent with Chateau’s status as a REIT for any period prior to the Merger.

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(e) Consents. All consents and waivers from third parties necessary, set forth in Section 5.2(e) of the Chateau Disclosure Letter in connection with the consummation of the Merger and the other transactions contemplated by the Transaction Documents shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not reasonably be expected to have, individually or in the aggregate, a Chateau Material Adverse Effect.

(f) FIRPTA Certificates. Purchaser shall have received a FIRPTA Certificate signed on behalf of Chateau by the Chief Executive Officer and the Chief Financial Officer of Chateau.

Section 5.3 Conditions to Obligations of Chateau. The obligations of Chateau OP, Chateau and ROC to effect the Mergers and to consummate the other transactions contemplated by the Transaction Documents on the Closing Date are further subject to the following conditions, any one or more of which may be waived by Chateau:

(a) Representations and Warranties. Each of the representations and warranties of Parent, Purchaser set forth in this Agreement shall be true and correct (without giving effect to any materiality, Purchaser Material Adverse Effect or any similar qualification or limitation in any representation and warranty (any such qualification or limitation, a “Purchaser Materiality Qualifier”)) as of the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date (except to the extent any representation or warranty is expressly limited by its terms to a specified date, the accuracy of which will be determined as of such specified date), except where the failure of such representations and warranties to be in the aggregate true and correct (without giving effect to any Purchaser Materiality Qualifier) would not or would not reasonably be likely to have a Purchaser Material Adverse Effect, and Chateau shall have received a certificate signed on behalf of Purchaser by a duly authorized representative of Purchaser, in such capacity, to such effect.

(b) Performance of Obligations of Purchaser. Parent, Purchaser, Merger Sub and Partnership Merger Sub shall have performed or complied with all obligations required to be performed or complied with by them under this Agreement at or prior to the Effective Time that are subject to a Purchaser Materiality Qualifier, and shall have performed or complied with in all material respects all obligations required to be performed or complied with by them under this Agreement at or prior to the Effective Time that are not so subject to a Purchaser Materiality Qualifier, and Chateau shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer and the Chief Financial Officer of Purchaser to such effect.

(c) Material Adverse Change. Since the date of this Agreement, there shall have occurred no Purchaser Material Adverse Effect. Chateau shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer and Chief Financial Officer of Purchaser to such effect.

(d) Opinion Relating to Partnership Status. Chateau shall have received a written opinion of Wachtell, Lipton, Rosen & Katz or Pircher, Nichols & Meeks addressed to the OP Unit Holders, dated as of the Closing Date, in a form and substance reasonably satisfactory to Chateau, regarding the classification of Parent and Purchaser either as a disregarded entity or as a partnership and not as an association taxable as a corporation for federal income tax purposes. For purposes of such opinion, Wachtell, Lipton, Rosen & Katz or Pircher, Nichols & Meeks may rely on customary exceptions, qualifications, assumptions and representations for opinions of this type.

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ARTICLE VI

BOARD ACTIONS

Section 6.1 Board Actions. Notwithstanding Section 4.6 or any other provision of this Agreement to the contrary, prior to the Effective Time:

(a) In the event that after the date hereof, Chateau or any Representative of Chateau or any of its Affiliates receives an unsolicited bona fide written inquiry or proposal from a third party with respect to a Competing Transaction, Chateau shall notify Purchaser orally and in writing (as promptly as practicable but in any event within 24 hours) of all of the relevant details relating thereto (including the identity of the parties, price and other terms thereof), including any modification, amendment or change in respect thereto, including relating to a Competing Transaction, and shall promptly furnish to Purchaser in writing a copy of any inquiry or proposal in addition to any information provided to or by any third party relating thereto. Chateau may furnish information to, or enter into discussions or negotiations with, such third party if, and only to the extent that, (A) the Board of Directors of Chateau after consultation with and having considered the advice of independent legal counsel, determines in good faith that (x) such Competing Transaction would, if consummated, constitute a Superior Competing Transaction (as defined herein), and (y) such action is necessary for the directors of Chateau to comply with their legal duties to Chateau’s stockholders and OP Unitholders under applicable Law and (B) prior to taking such action, Chateau (x) provides reasonable notice to Purchaser (but in any event no later than 36 hours before taking such action) to the effect that it is taking such action and (y) receives from such third party an executed confidentiality or standstill agreement in reasonably customary form, the terms of which, as applicable to such third party, in any event are at least as stringent as those applicable to Purchaser in the Confidentiality Agreement. Before providing any information to or entering into discussions or negotiations with any third party in connection with a Competing Transaction by such third party to the extent permitted pursuant to the immediately preceding sentence, Chateau shall notify Purchaser of any Competing Transaction (including the material terms and conditions thereof and the identity of the person making it) as promptly as practicable after its receipt thereof (and in any event, no later than 24 hours from receipt), and shall provide Purchaser with a copy of any written Competing Transaction or amendments or supplements thereto, and shall thereafter promptly inform Purchaser of the status of any discussions or negotiations with such a third party, and any material changes to the terms and conditions of such Competing Transaction, and shall promptly give Purchaser a copy of any information delivered to such third party that has not previously been reviewed by Purchaser. Immediately after the execution and delivery of this Agreement, Chateau will, and will cause its subsidiaries and affiliates, and their respective Representatives to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Competing Transaction. Chateau agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.1(a). Chateau shall keep Purchaser fully apprised of the status (including amendments and proposed amendments) of any proposal relating to a Competing Transaction on a current basis, including promptly providing to Purchaser copies of any written communications between Chateau and any Person relating to a Competing Transaction.

(b) Notwithstanding Section 4.6 or any other provision of this Agreement to the contrary, but subject to this Section 6.1(b), the Board of Directors of Chateau may, provided that it gives Purchaser five full business days’ prior written notice of its intention to do so, withdraw or modify, or propose to withdraw or modify, in a manner adverse to Purchaser, its approval or recommendation of this Agreement or the Mergers, may approve or recommend a Competing Transaction (or amendment or supplement thereto), or cause Chateau or Chateau OP to enter into an agreement with respect thereto, if and only to the extent that, the Board of Directors of Chateau, after consultation with and having considered the advice of independent legal counsel and an investment bank of nationally recognized reputation,

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determines in good faith (after taking into account any proposal that may have been made by Purchaser at such time) that (x) a bona fide written proposal from a third party for a Competing Transaction received after the date hereof that was not, directly or indirectly, initiated, solicited or encouraged or knowingly facilitated by Chateau or any Chateau Subsidiary or their respective Representatives is more favorable to the stockholders of Chateau and the holders of the OP Units than the transactions contemplated by this Agreement, and is reasonably capable of being consummated, and (y) such action is necessary for the directors of Chateau to comply with their legal duties to the Chateau stockholders and OP Unitholders under applicable Law (a “Superior Competing Transaction”). Any such withdrawal or modification of the recommendation shall not change the approval of the Chateau Board of Directors for purposes of causing any Takeover Statute or other state Law to be inapplicable to the transactions contemplated hereby. For purposes of this Section 6.1(b), a Competing Transaction shall exclude any financing or refinancing transaction.

(c) Nothing contained in this Section 6.1 shall prohibit Chateau from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Chateau stockholders which, in the good faith reasonable judgment of the Board of Directors of Chateau, based on the advice of independent legal counsel, is required under applicable Law.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. Subject to Section 7.2, this Agreement may be terminated at any time prior to the filing of the Articles of Merger with the Department, whether before or after the Chateau Stockholder Approval is obtained:

(a) by mutual written consent duly authorized by the Advisory Board of Purchaser and the Board of Directors of Purchaser and Chateau;

(b) by Purchaser, upon a breach of any representation, warranty, covenant or agreement on the part of Chateau, Chateau OP or ROC set forth in this Agreement, or if any representation or warranty of Chateau shall have become untrue, in either case such that the conditions set forth in Section 5.2(a) or (b), as the case may be, would be incapable of being satisfied by December 31, 2003 (as otherwise extended by mutual written agreement by Chateau and Purchaser, the “Outside Date”);

(c) by Chateau, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Purchaser set forth in this Agreement, or if any representation or warranty of Parent or Purchaser, shall have become untrue, in either case such that the conditions set forth in Section 5.3(a) or (b), as the case may be, would be incapable of being satisfied by the Outside Date;

(d) by either Purchaser or Chateau, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and nonappealable;

(e) by either Purchaser or Chateau, if the Mergers shall not have been consummated before the Outside Date; provided, however, that a party that has materially breached a representation, warranty or covenant of such party set forth in this Agreement and not cured such breach by the Outside Date shall not be entitled to exercise its right to terminate under this Section 7.1(e);

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(f) by Purchaser if, upon a vote at a duly held Chateau Stockholder Meeting, the Chateau Stockholder Approval shall not have been obtained, as contemplated by Section 4.1(a), or if the Chateau Partner Approval shall not have been obtained, as contemplated by Section 4.2;

(g) by Chateau, if the Board of Directors of Chateau shall have otherwise fully complied with the terms of this Agreement, including pursuant to Section 6.1, but shall have withdrawn, modified or qualified in any manner adverse to Purchaser its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, a Superior Competing Transaction; or

(h) by Purchaser, if (i) prior to the approval of this Agreement at the Chateau Stockholder Meeting, the Board of Directors of Chateau shall have withdrawn or modified in any manner adverse to Purchaser its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, any Competing Transaction, (ii) Chateau or Chateau OP shall have entered into any agreement with respect to any Competing Transaction, or (iii) the Board of Directors of Chateau shall have resolved to do any of the foregoing.

A terminating party shall provide written notice of termination to the other parties specifying with particularity the reason for such termination. If more than one provision in this Section 7.1 is available to a terminating party in connection with a termination, a terminating party may rely on any and all available provisions in this Section 7.1 for any such termination.

Section 7.2 Expenses.

(a) Except as otherwise specified in this Section 7.2 or agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with this Agreement, the Mergers and the other transactions contemplated hereby shall be paid by the party incurring such cost or expense.

(b) Chateau agrees that if this Agreement shall be terminated pursuant to Section 7.1(b) or 7.1(f) (and in the case of any such termination, Purchaser has not materially breached its representations and warranties or covenants (or has cured any such breach prior to the date of the Chateau Stockholder Meeting)), then Chateau will pay to Purchaser, or as directed by Purchaser, an amount equal to the Purchaser Break-Up Expenses (as defined herein). Chateau also agrees that if this Agreement (i) is terminated pursuant to Section 7.1(f) (and in the case of any such termination, Purchaser has not materially breached its representations and warranties or covenants (or has cured any such breach prior to the date of the Chateau Stockholder Meeting)) and within one year of any such termination Chateau or Chateau OP shall consummate a Competing Transaction or execute a definitive agreement providing for a Competing Transaction (but excluding for this purpose a Competing Transaction that is a financing or refinancing), (ii) is terminated pursuant to Section 7.1(g) or (h), or (iii) is terminated pursuant to Section 7.1(e) and within one year of any such termination Chateau or Chateau OP shall consummate a Competing Transaction or execute a definitive agreement providing for a Competing Transaction (but excluding for this purpose a Competing Transaction that is a financing or refinancing), then, Chateau shall pay to Purchaser, or as directed by Purchaser, an amount equal to the Purchaser Break-Up Fee (as defined herein) and, if not previously paid, the Purchaser Break-Up Expenses. Payment of any of such amounts shall be made, as directed by Purchaser, by wire transfer of immediately available funds promptly, but in no event later than two business days after the amount is due as provided herein. For purposes of this Agreement, the “Purchaser Break-Up Fee” shall be an amount equal to $40,000,000. For purposes of this Agreement, the “Purchaser Break-Up Expenses” shall be an amount equal to Purchaser’s out-of-pocket expenses incurred in connection with this Agreement and the other transactions contemplated hereby (including all fees and expenses of attorneys, accountants, investment bankers, experts, financing sources and other advisors and consultants) but in no event in an amount greater than $15,000,000. Payment of any of such amounts shall be made, as directed by Purchaser, by wire transfer

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of immediately available funds promptly, but in no event later than two business days after the amount is due as provided herein, or, in the event of any termination by Chateau, simultaneously with and as a condition to the effectiveness of such termination.

(c) If this Agreement shall be terminated pursuant to Section 7.1(c), then Purchaser thereupon shall be liable to pay to Chateau an amount equal to the Chateau Break-Up Expenses. For purposes of this Agreement, the “Chateau Break-Up Expenses” shall be an amount equal to the lesser of (i) Chateau’s out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including all fees and expenses of attorneys, accountants, investment bankers, experts, financing sources and other advisors and consultants) but in no event in an amount greater than $5,000,000 (such amount being referred to in this Section 7.2(c) as the “Chateau Expense Base Amount”) and (ii) the sum of (A) the maximum amount that can be paid to Chateau without causing it to fail to meet the REIT Requirements determined as if the payment of such amount did not constitute income described in Section 856(c)(2) and (3) of the Code (“Qualifying Income”), as determined by independent accountants to Chateau and (B) in the event Chateau receives a Chateau Break-Up Tax Opinion indicating that either (x) Chateau’s receipt of the Chateau Expense Base Amount would either constitute Qualifying Income or would be excluded from Chateau’s gross income for purposes of Section 856(c)(2) and (3) of the Code (the “REIT Requirements”) or that receipt by Chateau of the remaining balance of the Chateau Expense Base Amount following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto or (y) in outside counsel’s opinion the receipt by Chateau of the Chateau Expense Base Amount should not cause Chateau to fail to qualify as a REIT, the Chateau Expense Base Amount less the amount payable under clause (A) above. In the event that Chateau is not able to receive the full Chateau Expense Base Amount, Purchaser shall place the unpaid amount (i.e., the difference between the Chateau Expense Base Amount and the Chateau Break-Up Expenses) in escrow and shall not release any portion thereof to Chateau unless and until Purchaser receives any one or combination of the following: (i) a letter(s) from Chateau’s outside counsel or independent accountants indicating the maximum amount that can be paid at that time to Chateau without causing Chateau to fail to meet the REIT Requirements for any relevant taxable year, together with an IRS ruling or opinion of tax counsel to the effect that such payment would not be treated as included in income for any prior taxable year, in which event such maximum amount shall be paid to Chateau, or (ii) a Chateau Break-Up Tax Opinion indicating that either Chateau’s receipt of the Chateau Expense Base Amount would satisfy, in whole or in part, the REIT Requirements or Chateau’s receipt of the Chateau Expense Base Amount should not cause Chateau to fail to qualify as a REIT, in which event Purchaser shall pay to Chateau the unpaid Chateau Expense Base Amount or the maximum amount stated in the letter referred to in (i) above. Purchaser’s obligation to pay any unpaid portion of the Chateau Break-Up Expenses (provided Purchaser has otherwise complied with its obligations under this provision) shall terminate (and any amount still held in such escrow shall be released to Purchaser) on the date that is five years from the date the Chateau Break-Up Expenses first become due under this Agreement.

(d) The foregoing provisions of this Section 7.2 have been agreed to by each of the parties hereto in order to induce the other parties to enter into this Agreement and to consummate the Mergers and the other transactions contemplated by this Agreement, it being agreed and acknowledged by each of them that the execution of this Agreement by them constitutes full and reasonable consideration for such provisions.

(e) In the event that either Purchaser or Chateau is required to file suit to seek all or a portion of the amounts payable under this Section 7.2, and such party prevails in such litigation, such party shall be entitled to all expenses, including attorneys’ fees and expenses, which it has incurred in enforcing its rights under this Section 7.2.

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Section 7.3 Effect of Termination. In the event of termination of this Agreement by either Chateau or Purchaser as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Purchaser or Chateau, other than the last sentence of Section 4.3, Section 7.2, this Section 7.3 and Article VIII and except to the extent that such termination results from a willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement or a failure or refusal by such party to consummate the transactions contemplated hereby when such party was obligated to do so in accordance with the terms hereof.

Section 7.4 Amendment. This Agreement may be amended by the parties in writing by action of their respective Boards of Directors at any time before or after the Chateau Stockholder Approval is obtained and prior to the filing of the Articles of Merger for the Merger with the Department; provided, however, that, after the Chateau Stockholder Approval is obtained, no such amendment, modification or supplement shall alter the amount or change the form of the Merger Consideration to be delivered to Chateau’s stockholders or alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect Chateau’s stockholders.

Section 7.5 Extension; Waiver. At any time prior to the Effective Time, each of Chateau and Purchaser may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the provisions of Section 7.4, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

(a) if to Purchaser or Parent, to

      Hometown America, L.L.C.

      150 North Wacker Drive

      Suite 800

      Chicago, IL 60606

      Attn: Thomas J. Coorsh

      Fax: (312) 499-3601

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      with a copy to:

      Wachtell, Lipton, Rosen & Katz

      51 West 52nd Street

      New York, NY 10019

      Attn: Adam O. Emmerich, Esq.

      Fax: (212) 403-2234

(b) if to Chateau or Chateau OP or ROC to

      Chateau Communities, Inc.

      6160 South Syracuse Way

      Greenwood Village, CO 80111

      Attn: Rees F. Davis

      Fax: (303) 741-3715

      with a copy to:

      Clifford Chance US LLP

      200 Park Avenue

      New York, NY 10166

      Attn: Jay L. Bernstein, Esq.

                Roger D. Singer, Esq.

      Fax: (212) 878-8375

Section 8.3 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Confidentiality Agreement and the other agreements entered into in connection with the transactions (i) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and, (ii) except for the provisions of Article I and Sections 4.9(a) and (b) and 4.10, are not intended to confer upon any Person other than the parties hereto any rights or remedies.

Section 8.6 Governing Law; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND WITHOUT REGARD TO ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAW. EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

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Section 8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.8 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Maryland or in any Maryland State court, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of the parties hereto (i) consents to submit itself exclusively to the personal jurisdiction of the United States District Court in Maryland or any Maryland State court as well as the jurisdiction of any court from which an appeal may be taken from such courts in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, including for the purpose of any litigation, proceeding or other action arising out of such party’s obligations under or with respect to this Agreement and the transactions contemplated hereby and (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and expressly waives any and all objections such party may have to venue in such courts.

Section 8.9 Exhibits; Disclosure Letter. All Exhibits and Schedules attached herein and the Chateau Disclosure Letter are intended to be and hereby are specifically made a part of this Agreement.

ARTICLE IX

CERTAIN DEFINITIONS

Section 9.1 Certain Definitions.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Chateau Employee Benefit Plans” means all “employee benefit plans,” as defined in Section 3(3) of ERISA, Chateau Pension Plans and all other employee compensation and benefit plans, agreements, programs, arrangements, or practices, including severance pay, payroll practices, sick leave, vacation pay, salary continuation for disability, consulting or other compensation agreements, retirement, deferred compensation, bonus (including any retention bonus plan), long-term incentive, stock option, stock purchase, hospitalization, medical insurance, life insurance and scholarship programs, in each case that is sponsored or maintained by Chateau or any of the Chateau Subsidiaries or with respect to which Chateau or any of the Chateau Subsidiaries is a party, is obligated to contribute, or has any liability (contingent or otherwise).

“Chateau Subsidiary” means Chateau OP and each other Subsidiary (as defined herein) of Chateau.

“Code” means the Internal Revenue Code of 1986, as amended.

“FIRPTA Certificate” shall mean a certificate in form and substance reasonably satisfactory to Purchaser duly executed and acknowledged certifying facts that would exempt from any withholding

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requirement under Section 1445 of the Code any consideration distributed in or in connection with the Mergers for any United States real property interests being transferred pursuant to this Agreement.

“Indebtedness” shall mean with respect to any Person, without duplication (a) all indebtedness of such Person for borrowed money, whether secured or unsecured, (b) all obligations of such Person under such conditional sale or other title retention agreements relating to property purchased by such Person, (c) all lease obligations (capital or other) of such Person, (d) all obligations of such Person under interest rate or currency hedging transactions (valued at the termination value thereof), (e) all guarantees of such Person of any such indebtedness of any other Person, and (f) any agreements to provide any of the foregoing.

“Knowledge” where used herein with respect to Chateau and any Chateau Subsidiary shall mean the actual (and not constructive or imputed) knowledge, after reasonable investigation, of the persons named in Section 9.1 of the Chateau Disclosure Letter and where used with respect to Parent and Purchaser shall mean the actual (and not constructive or imputed) knowledge, after reasonable investigation, of Richard G. Cline, Jr., Thomas J. Coorsh, and Patrick C. Zilis.

“Law” means any statute, law, regulation, rule, order, decree, code, judgment, ordinance (including zoning law or building code) or any other applicable requirement of any Governmental Entity applicable to Purchaser or Chateau or any of their respective Subsidiaries or any of the Chateau Properties.

“Letter” has the meaning set forth on Schedule 9.1.

“Limited Partner Tax Agreements” shall mean any agreement pursuant to which (a) any liability to partners in Chateau OP or to any transferors of property to Chateau or any of its Subsidiaries relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (b) Chateau or any of its Subsidiaries have agreed to any or all of the following: (i) maintain a minimum level of debt or continue a particular debt, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections, (iv) operate (or refrain from operating) in a particular manner, (v) only dispose of assets in a particular manner; or (c) limited partners of a partnership have guaranteed debt of the Chateau OP or any other partnership or agreed to indemnify another person for a liability of or that relates to a partnership.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Purchaser Subsidiary” means the Merger Sub and each other Subsidiary of Purchaser.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns 50% or more of the voting stock, value of or other equity interests (voting or non-voting) of such corporation, partnership, limited liability company, joint venture or other legal entity. For purposes of this Agreement, Chateau OP, ROC and each of their Subsidiaries, and any title holding companies controlled by any of them or Chateau shall be deemed a Subsidiary of Chateau.

“Tax” or “Taxes” Tax shall mean any federal, state, local and foreign income, gross receipts, license, withholding, property, recording, stamp, sales, use, franchise, employment, payroll, excise, environmental and other taxes, tariffs or governmental charges of any nature whatsoever, together with penalties, interest or additions thereto, whether disputed or not.

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“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Voting Debt” shall mean bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of equity interests in Chateau, any Chateau Subsidiary, Purchaser or the Merger Sub, as applicable, may vote.

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IN WITNESS WHEREOF, Hometown America, LLC, Hometown America Holdings, L.L.C., Chateau Communities, Inc, ROC Communities, Inc. and CP Limited Partnership have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

HOMETOWN AMERICA, L.L.C.

By:	Hometown Residential Manager, L.L.C.,
a Delaware Limited Liability Company, Manager

By:	/s/ Richard G. Cline, Jr.
Name: Richard G. Cline, Jr. Title: Manager

HOMETOWN AMERICA HOLDINGS, L.L.C.

By:	Hometown Residential Manager, L.L.C.,
a Delaware Limited Liability Company, Manager

By:	/s/ Richard G. Cline, Jr.
Name: Richard G. Cline, Jr. Title: Manager

CHATEAU COMMUNITIES, INC.

By:	/s/ Rees F. Davis, Jr.
Name: Rees F. Davis, Jr. Title: Chief Executive Officer

ROC COMMUNITIES, INC.

By:	/s/ Rees F. Davis, Jr.
Name: Rees F. Davis, Jr. Title: Chief Executive Officer

CP LIMITED PARTNERSHIP

By:	Chateau Communities, Inc., its general partner
and ROC Communities, Inc., its other general partner

By:	/s/ Rees F. Davis, Jr.
Name: Rees F. Davis, Jr. Title: Chief Executive Officer

EXHIBIT B

[Letterhead of Goldman, Sachs & Co.]

PERSONAL AND CONFIDENTIAL

May 29, 2003

Board of Directors

Chateau Communities, Inc.

6160 S. Syracuse Way

Greenwood Village, CO 80111

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.01 per share (the “Shares”), of Chateau Communities, Inc. (the “Company”) of the $29.25 per Share in cash (the “Merger Consideration”) to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of May 29, 2003 (the “Agreement”), among Hometown America, L.L.C. (“Hometown”), Hometown America Holdings, L.L.C., an affiliate of Hometown (“Hometown Holdings”), CP Limited Partnership, an affiliate of the Company (“CP”), the Company, and ROC Communities, Inc., a subsidiary of the Company (“ROC”).

We note that pursuant to the Agreement, the Company will be merged with and into an affiliate of Hometown (hereinafter “Acquisition Sub”) (the “Merger”) and each of the Shares will be converted into the right to receive the Merger Consideration. We further note that pursuant to the Agreement, an affiliate of Acquisition Sub (hereinafter “Partnership Acquisition Sub”) will be merged with and into CP (the “Partnership Merger”) and the issued and outstanding membership interests of Partnership Acquisition Sub will be converted in the aggregate into the number of common units of limited partner interests in CP (each, a “CP Unit”) held by holders of CP Units (each, a “CP Unit Holder”) other than CP Units converted into Partnership Securities (as defined in the Agreement). We further note that pursuant to the Agreement, each CP Unit outstanding immediately prior to the effective time of the Partnership Merger (other than CP Units held by the Company and ROC) will be either (a) exchanged for cash in the amount of the Merger Consideration or (b) converted into a Partnership Security, in the case of a CP Unit Holder electing to convert its CP Units pursuant to the terms of the Agreement. In rendering this opinion, we are not opining on the consideration to be received by CP Unit Holders in the Partnership Merger or the consideration to be received by holders of the 8.125% Series A Cumulative Redeemable Preferred Units of CP.

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements as well as for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking services to the Company from time to time, including having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We also may provide investment banking services to Hometown Holdings or its affiliates in the future. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold positions in securities, including derivative securities, of the Company for its own account and for the accounts of customers.

In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the five years

Board of Directors

Chateau Communities, Inc.

May 29, 2003

ended December 31, 2002; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the real estate industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the internal financial forecasts prepared by the management of the Company have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any derivative or off-balance-sheet assets and liabilities) of the Company or Hometown Holdings or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. Our opinion does not address the relative merits of the transactions contemplated by the Agreement as compared to any alternative business transaction that might be available to the Company. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Merger contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to the Merger.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Merger Consideration to be received for each Share pursuant to the Agreement is fair from a financial point of view to the holders of Shares.

Very truly yours,

/S/ GOLDMAN, SACHS & CO.

(GOLDMAN, SACHS & CO.)

EXHIBIT C

FORM OF VOTING AGREEMENT

This Voting Agreement (this “Agreement”), dated as of                  , 2003, is entered into between              (“Holder”) and Hometown America, LLC, a Delaware limited liability company (“Purchaser”).

WHEREAS, Purchaser and Chateau Communities, Inc., a Maryland corporation (“Chateau”), among others, are parties to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, pursuant to which the parties thereto shall cause, among other things, Chateau to merge with and into Merger Sub and shall cause Partnership Merger Sub to merge with and into Chateau OP, upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, in order to induce Purchaser to enter into the Merger Agreement, Purchaser has requested Holder, and Holder has agreed, to enter into this Agreement; and

WHEREAS, capitalized terms used herein and not otherwise defined, shall have the meanings ascribed to such terms in the Merger Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto hereby agree as follows:

1. During the period (the “Agreement Period”) beginning on the date hereof and ending on the earlier of (i) the Effective Time and (ii) the date of termination of the Merger Agreement in accordance with its terms, Holder agrees to vote or take action by written consent, or act to approve (each, a “Vote”) any and all Chateau Common Stock or Chateau OP Units, including any securities or options exchangeable or convertible into any of the above, or any capital stock or other securities of any of the above, in each case, as set forth opposite Holder’s name on Schedule A hereto (the “Schedule A Securities”) beneficially owned by Holder as of the date hereof, and any such Schedule A Securities acquired by Holder after the date hereof, (x) to approve and adopt the Merger Agreement, the Merger and the Partnership Merger and any actions directly and reasonably related thereto at any meeting or meetings, or actions by written consent or other approvals, of the holders of Chateau Common Stock or Chateau OP Unit Holders, and at any adjournments or postponements thereof, at or by which such Merger Agreement, or such other actions, are submitted for the consideration and vote, consent or approval of the holders of Chateau Common Stock or Chateau OP Unit Holders, so long as such meeting, consent or approval is held or sought and completed prior to the termination of the Agreement Period, and (y) to help cause such meeting, consent or approval to be held or sought.

2. During the Agreement Period, Holder agrees that it will not Vote any of Holder’s Schedule A Securities in favor of the approval of any other merger, consolidation, sale of assets, reorganization, recapitalization, liquidation or winding up of Chateau or Chateau OP or any Affiliate of either of them or any other extraordinary transaction involving Chateau or Chateau OP or any Affiliate of either of them or any matters related to or in connection therewith, or any corporate action that upon consummation would either frustrate the purposes of, or prevent or delay the consummation of, the transactions contemplated by the Merger Agreement.

3. As security for Holder’s agreements provided for herein, Holder grants to Purchaser a proxy to vote the Schedule A Securities solely with respect to the matters specified in, and in accordance with the provisions of, Paragraphs 1 and 2 of this Agreement. Holder agrees that this proxy shall be irrevocable during the Agreement Period and coupled with an interest and will take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by Holder with respect to the Schedule A Securities.

4. During the Agreement Period, Holder shall comply with (and not cause Chateau or Chateau OP to violate) Section 4.6 of the Merger Agreement.

5. Holder agrees not to exercise any rights (including, without limitation, Section 3-210 of the MGCL, Section 10-208 of the MRULPA and Section 4A-705 of the MLLCA, or any other similar Law) to demand appraisal with respect to any of the Schedule A Securities owned by Holder with respect to the Mergers.

6. Holder represents and warrants to Purchaser that as of the date hereof:

(a) Holder (i) (A) owns beneficially and of record all of the Schedule A Securities, free and clear of any Liens and (B) does not own beneficially or of record any other shares of Chateau Common Stock, Chateau OP Units or securities convertible into or exchangeable for shares of Chateau Common Stock, Chateau OP Units or any other securities or options relating thereto other than the Schedule A Securities, (ii) has the full and unrestricted legal capacity, power, authority and right to enter into, execute, deliver and perform its obligations under this Agreement without the consent or approval of any other person, (iii) has (on the date hereof) and will have (as of the date of the stockholders Meeting and Chateau Partner Approval), shared or sole voting power with respect to the Schedule A Securities, and (iv) is not party to any voting agreement, and has not granted any person any proxy (revocable or irrevocable), with respect to such shares (other than pursuant to this Agreement); and

(b) assuming the due authorization, execution and delivery of this Agreement by Purchaser, this Agreement is the valid and binding agreement of Stockholder, enforceable in accordance with its terms.

7. Holder agrees that it will not (a) sell, transfer, pledge, assign, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, assignment, encumbrance or other disposition of, or limitation on the voting rights of, any of the Schedule A Securities (whether to an Affiliate or otherwise) until the expiration of the Agreement Period, (b) grant any proxies or powers of attorney, deposit any Schedule A Securities into a voting trust or enter into a voting agreement with respect to any Schedule A Securities, (c) take any action that would make any representation or warranty of Holder contained herein untrue or incorrect or have the effect of preventing or delaying Holder from performing its obligations under this Agreement, or (d) commit or agree to take any of the foregoing actions, other than (i) pursuant to this Agreement or the Merger Agreement and (ii) transfers to Purchaser. Any transfer of Schedule A Securities not permitted hereby shall be null and void.

8. Notwithstanding anything herein to the contrary, the covenants and agreements set forth herein shall not prevent Holder, if Holder is serving on the Board of Directors of Chateau, from exercising his or her duties and obligations as a director of Chateau or otherwise taking any action, subject to the applicable provisions of the Merger Agreement, while acting in such capacity as a director of Chateau.

9. Holder agrees, while this Agreement is in effect, to promptly notify Purchaser of the number of any new shares of Chateau Common Stock and Chateau OP Units, or securities or options exchangeable or convertible into or relating to any of the above, or any capital stock or other security of any of the above, acquired by Holder, if any, after the date hereof. Any such securities shall be subject to the terms of this Agreement and shall be Schedule A Securities for all purposes hereunder.

10. Holder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, proxies, documents and other instruments deemed by Purchaser to be reasonably necessary or desirable for the purpose of effectively carrying out the transactions contemplated by this Agreement and the covenants contained herein.

11. If any provision of this Agreement shall be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining provisions of this Agreement.

12. This Agreement may be executed in two or more counterparts each of which shall be an original with the same effect as if the signatures hereto and thereto were upon the same instrument. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by all parties hereto. Except for provisions of this Agreement that by their terms survive the termination hereof, the provisions of this Agreement shall terminate upon the expiration of the Agreement Period.

13. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that if for any reason any party hereto shall have failed to perform its obligations under this Agreement, then the party seeking to enforce this Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights or remedies, whether at law or in equity, that any party hereto may have against any other party hereto for any failure to perform its obligations under this Agreement.

14. (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND WITHOUT REGARD TO ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAW. EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

                (b) Each of the parties hereto (i) consents to submit itself exclusively to the personal jurisdiction of the United States District Court in Maryland or any Maryland State court as well as the jurisdiction of any court from which an appeal may be taken from such courts in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, including for the purpose of any litigation, proceeding or other action arising out of such party’s obligations under or with respect to this Agreement and the transactions contemplated hereby and (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and expressly waives any and all objections such party may have to venue in such courts.

15. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

If to Holder:

If to Purchaser:

Hometown America, LLC

150 North Wacker Drive

Suite 800

Chicago, IL 60606

Attention:

Fax: (312) 499-3601

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: Adam O. Emmerich, Esq.

Fax: (212) 403-2234

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of this          day of         , 2003.

PURCHASER

By:
Name:
Title:

HOLDER

By:
Name:
Title: